UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

CAPRIUS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐  No fee required.
☑  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, and Preferred Stock, par value $0.01 per share, of Caprius, Inc.
(2)
Aggregate number of securities to which transaction applies:

5,431,865 shares of Common Stock outstanding and owned by stockholders (other than treasury shares and shares of Common Stock issuable pursuant to warrants granted to Vintage Capital Group, LLC expected to be exercised prior to the record date), plus 8,625,000 shares of Common Stock underlying the conversion rights of the holders of Preferred Stock.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee, calculated in accordance with Section 14(g) of Exchange Act, was determined by multiplying $0.0000713 by the aggregate value of transaction.

(4)
Proposed maximum aggregate value of transaction:

$913,696  The aggregate value of transaction was determined by multiplying (i) 14,056,865 shares of Common Stock by (ii) $0.065, the per share merger consideration.

(5)	Total fee paid: $ 65.14

☑	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CAPRIUS, INC.
10 Forest Avenue
Paramus, New Jersey 07652

  March 14, 2011

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Caprius, Inc. (“Caprius”) to be held on April 21, 2011, at 9:00 a.m., New York time, at the offices of Carter Ledyard & Milburn LLP at 2 Wall Street (18th Floor), New York, N.Y. Holders of record of Caprius Common Stock and Preferred Stock outstanding at the close of business on March 11, 2011 will be entitled to notice of and to vote at the special meeting.  Notice of the special meeting and the related proxy statement is enclosed. We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger (the “Merger”).

At the special meeting, you will be asked to adopt the Agreement and Plan of Merger, dated as of November 10, 2010 (the “Merger Agreement”), among Caprius, Vintage Capital Group, LLC (“Vintage”), and Capac Co., a newly-formed wholly-owned subsidiary of Vintage.  As a result of the Merger contemplated by the Merger Agreement, Caprius will become a wholly-owned subsidiary of Vintage.  This is a going-private transaction.

If the Merger is completed, at the effective time of the Merger, the conversion of our capital stock (other than any shares owned by Vintage or Capac Co., by Caprius as treasury stock, or by any stockholders who have properly exercised their appraisal rights with respect to such shares) would be as follows (and without interest and less any applicable withholding tax):

(i) if you are a holder of our common stock, you will be entitled to receive $0.065 per share in cash for each share of Common Stock you hold;

(ii) if you are a holder of our Series E Convertible Preferred Stock (“Series E Preferred”), you will be entitled to receive $40.625 in cash in exchange for each share of Series E Preferred which you hold, which per share consideration represents the common-equivalent consideration for such Series E Preferred based on its current conversion ratio of 625 shares of our common stock per share and the per common share merger consideration of $0.065; and

(iii) if you are a holder of our Series F Convertible Preferred Stock (“Series F Preferred”), you will be entitled to receive $6.50 in cash in exchange for each share of Series F Preferred which you hold, which per share consideration represents the common-equivalent consideration for such Series F Preferred based on its current conversion ratio of 100 shares of our common stock per share and the per common share merger consideration of $0.065.

The receipt of cash in exchange for shares of our common stock or preferred stock in the Merger will constitute a taxable transaction for U.S. federal income tax purposes.  A copy of the Merger Agreement is included as Annex A to the attached proxy statement.

A special committee of the Caprius board of directors, consisting of two non-employee independent directors, negotiated and reviewed the terms and conditions of the proposed Merger and, after considering the fairness opinion of an investment bank, the analysis of its financial advisor and other factors, unanimously recommended to the Caprius board of directors that it approve and adopt the Merger Agreement and the transactions contemplated thereby.  The Caprius board of directors, after considering various factors including the recommendation of the special committee and the fairness opinion of the special committee’s financial advisor, (i) determined that the Merger is advisable, and in the best interests of, Caprius and the unaffiliated stockholders of Caprius, (ii) authorized, approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) resolved that the Merger Agreement be submitted to Caprius stockholders for their consideration and (iv) recommended that the Caprius stockholders vote to adopt the Merger Agreement.  The Caprius board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary.

The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including adoption of the Merger Agreement by the affirmative vote of holders of a majority in voting power of the outstanding shares of common stock and preferred stock, voting as a single class on an as-converted basis, at the special meeting. The Caprius stockholders will have statutory appraisal rights in accordance with the General Corporation Law of the State of Delaware.  The transaction is not subject to a financing condition.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by stockholders at the special meeting and a proxy card.  Included in the proxy statement is the opinion of the special committee’s financial advisor, Hempstead & Co., Incorporated, relating to the fairness, from a financial point of view, of the consideration provided in the Merger.  The proxy statement contains important information about the Merger Agreement and the Merger.  We encourage you to read the entire proxy statement (including its annexes) carefully.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy by mail in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.  Your vote is very important regardless of the number of shares of common stock or preferred stock that you own. If you fail to submit a proxy or vote in person, or fail to instruct your broker how to vote, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Thank you for your cooperation and continued support.

Very truly yours,

Dwight Morgan
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

The attached proxy statement is dated March 14, 2011 and is first being mailed to stockholders on or about March 17, 2011.

CAPRIUS, INC.
10 Forest Avenue
Paramus, New Jersey 07652

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 21, 2011

To the Stockholders of Caprius, Inc.:

A Special Meeting of Stockholders of Caprius, Inc., a Delaware corporation (“Caprius,” “we” or “us”), will be held on April 21, 2011, at the offices of Carter Ledyard & Milburn LLP at 2 Wall Street (18th Floor), New York, N.Y. at 9:00 a.m., New York time (the “Special Meeting”), for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2010 (“Merger Agreement”), by and among Caprius, Vintage Capital Group, LLC, a Delaware limited liability company (“Vintage”), and Capac Co., a Delaware corporation and a wholly-owned subsidiary of Vintage (“Merger Sub”).

2.
To consider and vote on a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.

3.	To consider and vote on such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Caprius, which we refer to as the “Merger.”  At the effective time of the Merger, with respect to the issued and outstanding Caprius capital stock immediately prior to the effective time of the Merger (other than shares held by Caprius in treasury, shares held by Vintage or Merger Sub and shares owned by stockholders who have properly exercised appraisal rights with respect to such shares),

(i) each share of our common stock par value $0.01 per share (“Common Stock”), will be converted into the right to receive $0.065 in cash;

(ii) each share of our Series E Convertible Preferred Stock, par value $0.01 per share (“Series E Preferred”), will be converted into the right to receive $40.625 in cash, which per share consideration represents the common-equivalent consideration for the Series E Preferred based on its current conversion ratio of 625 shares of Common Stock per share and the per common share merger consideration of $0.065; and

(iii) each share of our Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred” and together with the Series E Preferred, the “Preferred Stock”) will be converted into the right to receive $6.50 in cash, which per share consideration represents the common-equivalent consideration for the Series F Preferred based on its current conversion ratio of 100 shares of Common Stock per share and the per common share merger consideration of $0.065;

all of which will be without interest and subject to applicable withholding tax.

Only holders of record of Common Stock and of Preferred Stock as of the close of business on March 11, 2011 are entitled to notice of and to vote at the Special Meeting and or any adjournment or postponement thereof.  In voting on the proposals, the Common Stock and the Preferred Stock (on an as-converted basis) vote as a single class.  The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock and Preferred Stock entitled to vote on the proposal to adopt the Merger Agreement, voting as a single class.  As of the record date, Vintage held 9,371,243 shares of Common Stock, constituting approximately 40% of the voting power of the shares entitled to vote at the Special Meeting, and also a warrant exercisable into 7,275,930 additional shares of Common Stock.

Under Delaware law, in connection with the Merger, our stockholders are entitled to seek appraisal of their shares and obtain payment in cash for the fair value thereof, but only if they submit a written demand for an appraisal before the vote is taken on the Merger Agreement and comply with applicable provisions of Delaware law.  A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex C to the accompanying proxy statement and a summary of these provisions can be found in the section entitled “Appraisal Rights” in the proxy statement.

Your vote is important. Therefore, your failure to vote in person at the Special Meeting or to submit a signed proxy card or to submit your proxy by telephone or Internet will have the same effect as a vote by you “AGAINST” the adoption of the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority in voting power of the shares present in person or by proxy at the Special Meeting and entitled to vote on the proposal. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.  Even if you plan to attend the Special Meeting in person, we recommend that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or Internet prior to the Special Meeting to ensure that your shares will be represented if you become unable to attend. If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you hold your shares through a bank, broker or other custodian, you should follow the instructions for voting provided by your bank, broker or other custodian and, if you intend to vote your shares in person at the Special Meeting, you must first obtain a legal proxy from such custodian.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and if given or made, such information must not be relied upon as having been authorized by Caprius.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed Merger and other important information related to the Merger.

By Order of the Board of Directors

Dwight Morgan
President and Chief Executive Officer

Paramus, New Jersey
March 14, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR STOCKHOLDER MEETING TO BE HELD ON APRIL 21, 2011.
The Proxy Statement is available at our website at www.caprius.com.

TABLE OF CONTENTS

  Page

SUMMARY	1
Purpose of the Stockholder Vote	1
The Parties to the Merger	1
The Merger Agreement and Merger Consideration	2
Going-Private Transaction	2
Important Considerations	2
Solicitation of Other Offers	4
Conditions to the Completion of the Merger	4
Termination of the Merger Agreement	5
Fees and Expenses	6
Limited Remedies	6
Appraisal Rights	6
Material U.S. Federal Income Tax Consequences	7
Market Price of Caprius Common Stock	7
The Special Meeting	7
Additional Information	9
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	10
SPECIAL FACTORS	15
Background of the Merger	15
Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and our Board of Directors	17
Opinion of Hempstead & Co. Incorporated to the Special Committee	22
Certain Effects of the Merger	28
Purpose and Reasons of the Vintage Reporting Persons for the Merger	29
Position of the Vintage Reporting Persons Regarding the Fairness of the Merger	30
Plans for the Company after the Merger	31
Effect on the Company’s Business if the Merger is Not Completed	31
Financing	32
Treatment of Common Stock and Preferred Stock	32
Treatment of Stock Options and Warrants	32
Deregistration of Caprius Common Stock	33
Interests of Our Directors and Executive Officers in the Merger	33
Fees and Expenses	35
Financial Projections	35
Appraisal Rights	36
Material United States Federal Income Tax Consequences	37
Regulatory Approval	39
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	40
THE PARTIES TO THE MERGER	42
THE SPECIAL MEETING	43
Date, Time, Place and Purpose of the Special Meeting	43
Our Board’s Recommendation	43
Record Date, Notice and Quorum	44
Required Vote	44
Revocability of Proxy	44
Persons Making the Solicitation	45
Adjournments and Postponements	45

i

Transfer or Sale of Shares		45
Securities Ownership of Directors and Executive Officers		46
Other Matters		46
Questions and Additional Information		46
PROPOSAL NO. 1: THE MERGER		47
THE MERGER AGREEMENT		47
General; The Merger		47
Completion and Effectiveness of the Merger		47
Consideration to be Received Pursuant to the Merger; Treatment of Equity Awards		48
Payment for Caprius Common Stock and Preferred Stock in the Merger		49
Representations and Warranties		49
Agreements Relating to Caprius’ Interim Operations		50
Solicitation of Other Offers		51
Special Meeting of Caprius Stockholders; Recommendation of the Board		52
Access to Information		53
Indemnification and Insurance of our Directors and Officers		53
Filings; Other Actions		53
Conditions to Completion of the Merger		54
Termination of the Merger Agreement		54
Effects of Terminating the Merger Agreement		55
Limited Remedies		56
Fees and Expenses		56
Amendment of the Merger Agreement and Extension and Waiver		56
General Provisions		56
APPRAISAL RIGHTS		57
PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING		60
MARKET PRICE OF CAPRIUS COMMON STOCK		61
SUMMARIZED FINANCIAL INFORMATION		62
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		63
CERTAIN RELATIONSHIPS		65
Arrangements with our Executive Officers		65
Compensation of Members of the Special Committee		65
Indemnification Under the Merger Agreement		65
Certain Relationships between Vintage and Caprius		66
Purchases by Vintage		66
SUBMISSION OF STOCKHOLDER PROPOSALS		67
OTHER MATTERS		67
HOUSEHOLDING OF SPECIAL MEETING MATERIALS		67
WHERE YOU CAN FIND MORE INFORMATION		68

Annex A	Agreement and Plan of Merger, dated as of November 10, 2010, by and among Caprius, Inc., Vintage Capital Group, LLC, and Capac Co.	A-1
Annex B	Opinion of Hempstead & Co. Incorporated, dated November 10, 2010.	B-1
Annex C	Section 262 of the Delaware General Corporation Law.	C-1

ii

SUMMARY

The following summary highlights only selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully in its entirety, including the annexes and the other documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” on page 68 of this proxy statement.

Purpose of the Stockholder Vote

You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2010, (the “Merger Agreement”), by and among Caprius, Inc. (“Caprius”, the “Company” or “we,” “us,” “our” and similar terms), Vintage Capital Group, LLC (“Vintage”) and Capac Co. (“Merger Sub”), and the Merger contemplated thereby, at a special meeting to be held on April 21, 2011 (the “Special Meeting”).  Only holders of record of our outstanding voting capital stock on March 11, 2011 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting.   See “The Special Meeting” beginning on page 43 and “The Merger Agreement” beginning on page 47 of this proxy statement.

The Parties to the Merger (See page 42)

Caprius, Inc.

Caprius, Inc. is a Delaware corporation engaged in the infectious medical waste disposal business through our wholly-owned subsidiary MCM Environmental Technologies, Inc. which developed, markets and sells the SteriMed and SteriMed Junior compact on-site systems that simultaneously shred and chemically disinfect regulated medical waste under our proprietary registered bio-degradable chemical known as Ster-Cid.  The SteriMed Systems are sold in both the domestic and international markets.  We conduct our business from our offices in Paramus, New Jersey as well as in Michigan and Israel.

Vintage Capital Group, LLC and Capac Co.

Vintage is a Delaware limited liability company engaged in principal investment activities, including in operating business and early stage investments through equity investments, debt purchases, restructurings and turnarounds, debtor in possession financing and sale-leaseback transactions.  Vintage, with a capital base exceeding $150 million, combines decades of investment, operating and management skills.  It is based in Los Angeles, California.  Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby, and has not carried on any business or activities to date, except activities incidental to its formation and in connection with the Merger Agreement and the transactions contemplated thereby.  Vintage and Merger Sub are private companies.  For information about Vintage and its equity owners the Fred C. Sands Children’s Trust, the Fred C. Sands Family Revocable Trust and Fred C. Sands (collectively, the “Vintage Reporting Persons”), see “The Parties to the Merger” on page 42 of this proxy statement.

In September 2009, Vintage entered into a secured loan arrangement with Caprius.  As of February 28, 2011, Vintage had advanced approximately $5.5 million in cash to Caprius, exclusive of an additional $1.97 million of capitalized obligations (including approximately $975,000 of interest) owed to Vintage, pursuant to a Senior Secured Promissory Note (the “Vintage Note”).  The maturity date of the Vintage Note initially was December 16, 2010.  On December 16, 2010, the maturity date was extended to February 1, 2011.  On January 31, 2011, the maturity date was further extended to the earlier of (i) April 30, 2011 or (ii) the termination of the Merger Agreement.  The Vintage loan arrangement included affirmative and negative covenants by Caprius, including restrictions on extraordinary corporate transactions, such as mergers. As of the Record Date, Vintage directly owned 9,371,243 shares of Caprius common stock, representing approximately 40% of the voting power of our capital stock entitled to vote at the Special Meeting, and also held warrants exercisable for 7,275,930 additional shares of Caprius common stock at an exercise price of $0.01 per share (the “Vintage Warrant”).  Pursuant to the Merger Agreement, Vintage agreed to limit its exercise of the Vintage Warrant for purposes of the approval of the Merger and the Merger Agreement to not more than 40% of the voting power of our capital stock as of the Record Date for the Special Meeting.  See “Certain Relationships” beginning on page 65 of this proxy statement.

The Merger Agreement and Merger Consideration (See page 47)

Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into Caprius with Caprius continuing as the surviving corporation and becoming a wholly-owned subsidiary of Vintage. We sometimes use the term “surviving corporation” in this proxy statement to refer to Caprius as the surviving corporation following the Merger. Pursuant to  the Merger (other than shares held by us in treasury, shares owned by Vintage or Merger Sub and shares owned by stockholders who have properly exercised appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”)), (i) each share of Caprius common stock, par value $0.01 per share (“Common Stock”), will be automatically be cancelled and converted into the right to receive $0.065 per share in cash,  (ii) each share of our Series E Convertible Preferred Stock, par value $0.01 per share (“Series E Preferred”) will be converted into the right to receive $40.625 in cash, which per share consideration for the Series E Preferred represents the common-equivalent consideration for such Series E Preferred based on its current conversion ratio of 625 shares of our Common Stock; and (iii) each share of our Series F Convertible Preferred Stock, par value $0.01 per share (“Series F Preferred”) will be converted into the right to receive $6.50 in cash, which per share consideration for the Series F Preferred represents the common-equivalent consideration for such Series F Preferred based on its current conversion ratio of 100 shares of our Common Stock $0.065, all without interest and less any applicable withholding tax.  We refer to the foregoing consideration, collectively, as the “Merger Consideration.”

We are working toward completing the conditions to the Merger contained in the Merger Agreement. The completion of the Merger is subject to various conditions set forth in the Merger Agreement, including fulfillment of the customary closing conditions, adoption of the Merger Agreement by the affirmative vote of holders of a majority in voting power of the outstanding shares of Common Stock and Preferred Stock entitled to vote thereon at the Special Meeting and completion of the Merger by June 30, 2011.  However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed.  See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 54 of this proxy statement.

Going-Private Transaction

The proposed Merger will be a “going-private” transaction.   If the Merger is completed, Caprius will cease to be a publicly-trading company.  You will no longer have any interest in Caprius’ future earnings, if any, or growth.  Following consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”) will be terminated upon application to the SEC.  In addition, the shares of Common Stock will no longer trade on the Pink OTC Market (commonly known as the “Pink Sheets”).  See “Special Factors-Deregistration of Caprius Common Stock” on page 33 of this proxy statement.

Important Considerations

Recommendation of the Special Committee of Caprius’s Board of Directors (See page 18)

Our Board of Directors (the “Board”) established a special committee (the “Special Committee”) on October 6, 2010 by a resolution of the Board, to consider, examine, explore, review, analyze and negotiate the terms and conditions of a proposal made by Vintage for the Merger transaction. The Special Committee consists of the Company’s two non-employee independent directors, Kenneth Leung and Roger Miller. The Special Committee has unanimously:

•	approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommended that the Board approve and adopt the Merger Agreement, and the transactions contemplated thereby.

Opinion of Hempstead & Co. Incorporated to the Special Committee (See page 22)

On November 10, 2010, Hempstead & Co. Incorporated (“Hempstead”) rendered an oral opinion to the Special Committee and the full Board (which was confirmed in writing by delivery of its written opinion dated the same date), as to the fairness of the Merger Consideration to be received by the unaffiliated holders of our Common Stock and Preferred Stock on an assumed converted basis in the Merger, from a financial point of view.

Hempstead’s opinion was addressed to the Board and only covered the fairness, from a financial point of view, of the Merger Consideration to be received by the unaffiliated holders of our shares in the Merger, and does not address any other aspect or implication of the Merger. The summary of Hempstead’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Hempstead in preparing its opinion. We encourage our stockholders to carefully read the full text of Hempstead’s written opinion. However, neither Hempstead’s  opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the Special Committee, our Board or any stockholder as to how to act or vote with respect to the Merger or related matters. A more detailed description of the opinion of Hempstead is set forth in the section entitled “Special Factors – Opinion of Hempstead & Co. Incorporated to the Special Committee” beginning on page 22 of this proxy statement.

Recommendation of the Caprius Board of Directors (See page 20)

Our Board has:

•	determined that the Merger is advisable, and in the best interests of, Caprius and its unaffiliated stockholders;
•
approved the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable, and in the best interests of, Caprius and its unaffiliated stockholders;

•	resolved that the Merger Agreement be submitted for consideration by the holders of Caprius Common Stock and Preferred Stock at a special meeting of stockholders; and
•
recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the Special Meeting to adopt the Merger Agreement.

We have four directors on our Board, including two directors, Kenneth Leung and Roger Miller, who are not employees of the Company.  None of our directors is affiliated with Vintage.

Having taken into consideration the determination of the Special Committee and the Caprius Board as to the fairness of the Merger, and the delivery by Hempstead of its opinion to the Caprius Board, the Vintage Reporting Persons reasonably believe that the Merger is fair to the unaffiliated stockholders of Caprius.

Financing (See page 32)

As part of the Merger Agreement, Vintage and Merger Sub represented and warranted to us that they have all of the funds necessary ($914,000) to consummate the Merger on the terms and conditions in the Merger Agreement, which will be funded with cash Vintage has on hand.

Interests of Our Directors and Executive Officers in the Merger (See page 33)

In considering the recommendation of our Board that you adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder, including the following:

•
the Merger Agreement provides for post-Merger indemnification arrangements for each of Caprius’s current and former directors and officers, as well as continuation of directors and officers insurance coverage for their services to Caprius; and

•
two directors of Caprius, Dwight Morgan and George Aaron, are employees of Caprius and, upon the Merger, Mr. Morgan’s employment agreement will be amended and Mr. Aaron will continue his “at will” employment.

Solicitation of Other Offers (See page 51)

Under the Merger Agreement, during the period from the date of the Merger Agreement through December 15, 2010 (the “No-Shop Period Start Date”), the Company, and our officers, directors, employees and representatives, were permitted to initiate, solicit and encourage third parties to make an Acquisition Proposal (as defined in the Merger Agreement) to acquire the Company.  Any third party solicited prior to the No-Shop Period Start Date who made an Acquisition Proposal that the Board or the Special Committee believed in good faith to constitute a Superior Proposal (as defined in the Merger Agreement), was deemed an “Excluded Party.”  Commencing on the No-Shop Period Start Date and continuing until the earlier of stockholder approval or the termination of the Merger Agreement, the Company has the right to negotiate and consider a Superior Proposal from an Excluded Party, but the Company cannot initiate, solicit or encourage any other party to make an Acquisition Proposal.  If the Company receives an unsolicited Acquisition Proposal after the No-Shop Period Start Date but prior to obtaining stockholder approval of the Merger and the Merger Agreement that the Board determines in good faith after consultation with its financial advisors and legal counsel is, or would reasonably be expected to lead to, a Superior Proposal and the Board determines in good faith after consultation with its legal counsel that it would reasonably be expected to be a breach of the Board’s fiduciary duties to fail to engage in discussions or negotiations with the person or group making such Acquisition Proposal, Caprius is permitted to engage in such discussions or negotiations.  In the event the Merger Agreement is terminated by reason of our entry into an agreement with respect to a Superior Proposal, we would have to pay the greater of (i) a termination fee in the amount of $61,000 and (ii) fees and expenses incurred by Vintage in connection with the Merger up to $100,000.  See “The Merger Agreement – Effects of Terminating the Merger Agreement” beginning on page 55 of this proxy statement.

Prior to the No-Shop Period Start Date, KPMG Corporate Finance LLC (“KPMG Corporate Finance”), as financial advisor to the Special Committee, undertook solicitation of entities which might make an Acquisition Proposal.  KPMG Corporate Finance completed a broad solicitation process, however, no solicited party submitted a competing proposal to acquire the Company.

Conditions to the Completion of the Merger (See page 54)

Conditions to Each Party’s Obligation to Effect the Merger. Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the Merger Agreement by Caprius’s stockholders at the Special Meeting to be called after the Company files the requisite proxy material with the SEC;
•
the absence of any law, statute, rule, regulation, order, decree, ruling, judgment, injunction or arbitration award of any governmental entity which prohibits or prevents the consummation of the Merger; and

•	all necessary consents, approvals and authorizations of any governmental entity having been obtained.

Conditions to Caprius’s Obligation to Effect the Merger. The obligation of Caprius to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
the representations and warranties of Vintage and Merger Sub contained in the Merger Agreement must be true and correct as of November 10, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct as of such date);

•
Vintage and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the Merger; and

•
Caprius shall have received confirmation from its insurance agent or carrier that for six years after the date of the Merger, a directors and officers insurance policy shall be in place with at least the same coverage and containing terms and conditions comparable to the current policies.

Conditions to Vintage’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Vintage and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
the representations and warranties of Caprius contained in the Merger Agreement must be true and correct as of November 10, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct as of such date);

•	Caprius must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;
•
all stock options and warrants (other than the Vintage Warrant) to purchase Caprius Common Stock shall terminate upon consummation of the Merger in accordance with their terms, and Caprius shall obtain the consent of the requisite holders of warrants to provide for such termination; and

•
there must not have occurred and be continuing any Company Material Adverse Effect (as described under the section entitled “The Merger Agreement – Representations and Warranties” beginning on page 49 of this proxy statement), or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Termination of the Merger Agreement (See page 54)

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether prior to or after the adoption of the Merger Agreement by the Caprius stockholders:

•	by mutual written consent of Vintage and Caprius

•	by either Vintage or Caprius, if:
•
the Merger has not been consummated on or before June 30, 2011, subject to extension under certain conditions, provided that a party may not terminate the Merger Agreement if the Merger has not been consummated by June 30, 2011 principally due to its breach of any representation, covenant or warranty or failure to perform any obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•
any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action or order shall have become final and non-appealable; or

•
the approval by Caprius stockholders required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting or any adjournment thereof.

Vintage also may terminate the Merger Agreement if:

•
Caprius has breached any material covenant or agreement contained in the Merger Agreement, or any of Caprius’s representations and warranties contained in the Merger Agreement was untrue as of November 10, 2010 or is not capable of being true as of the effective time of the Merger and such breach or inaccuracy shall not have been cured within 5 business days after Vintage gives written notice thereof; or

•
in the event that (i) the Special Committee or Caprius’ Board shall change their recommendation; (ii) Caprius fails to comply with any of the limitations on solicitation of other offers, (iii) the Board fails upon Vintage’s or Merger Sub’s request to reconfirm its recommendation of the Merger and the Merger Agreement, (iv) Caprius enters into an agreement related to a Superior Proposal or (v) a person or group (other than Vintage, Merger Sub or their affiliates) becomes the beneficial owner of 15% or more of Caprius Common Stock.

Caprius may also terminate the Merger Agreement if:

•
Caprius enters into an agreement with respect to a Superior Proposal (as described in the section entitled “The Merger Agreement –Solicitation of Other Offers” beginning at page 51 of this proxy statement); or

•
Vintage or Merger Sub has breached any material covenant or agreement contained in the Merger Agreement, or any representation and warranty of Vintage or Merger Sub contained in the Merger Agreement shall have become untrue and is not cured within five business days after Caprius gives written notice thereof.

Fees and Expenses (See pages 35 and 56)

In the event the Merger Agreement is terminated by us or by Vintage by reason of the exercise of certain termination rights, we are required to reimburse Vintage for its expenses, up to a maximum of $100,000.  If the Merger Agreement is terminated under certain circumstances, including by reason of our entry into an agreement regarding a Superior Proposal, we would pay Vintage a termination fee of $61,000; provided that if Vintage is entitled to both a termination fee and expense reimbursement, the total amount we would have to pay will not exceed $100,000.

Vintage has agreed to reimburse our expenses, but not to exceed $50,000, in the event we prevail in an action for specific performance of the Merger Agreement.

  Limited Remedies  (See page 56)

The maximum aggregate liability of Caprius is limited to the greater of the termination fee and expense reimbursement.  We are not entitled to seek any damages or recovery of any kind against Vintage, Merger Sub, or any of their respective affiliates in connection with the Merger Agreement or the transactions contemplated thereby.  However, each party is entitled to seek an injunction, specific performance or other equitable relief to prevent material breaches of the Merger Agreement and to enforce specifically the terms thereof.

Appraisal Rights (See page 57)

Under Section 262 of the DGCL (a copy of which is attached hereto as Annex C), our stockholders are entitled to appraisal rights in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262. If the Merger is consummated, dissenting stockholders who follow the procedures described in Section 262 within the appropriate time periods will be entitled to have the value of their shares of stock determined by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with  interest, if any, in lieu of the Merger Consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights. If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger and must meet the conditions described in Section 262.

   The rules and procedures relating to appraisal rights provisions of Section 262 are summarized in “Appraisal Rights” beginning at page 57 of this proxy statement.

  Material U.S. Federal Income Tax Consequences  (See page 37)

The conversion of shares of our Common Stock and Preferred Stock into the right to receive the respective per share cash Merger Consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes.

Market Price of Caprius Common Stock (See page 61)

Shares of Caprius Common Stock are traded on the Pink OTC Market (commonly known as the “Pink Sheets”) under the ticker symbol “CAPI.”  The closing price of our shares on the Pink Sheets on November 5, 2010, the last trading day prior to Vintage proposing the Merger Consideration was $0.03.  The closing price of our shares of Common Stock on the Pink Sheets on November 10, 2010, the last trading day prior to our public announcement of the Merger Agreement, was $0.02 per share.  On March 9, 2011, the closing price of our shares of Common Stock on the Pink Sheets was $0.06 per share. We have not paid any cash dividends on our Common Stock. The Preferred Stock is not publicly traded. You are encouraged to obtain current market quotations for shares of Common Stock.

The Special Meeting  (See page 43)

Date, Time and Place

The Special Meeting of our stockholders will be held on April 21, 2011, at 9:00 a.m., New York time, at the offices of Carter Ledyard & Milburn LLP at 2 Wall Street (18th Floor), New York, N.Y.

Record Date, Notice and Quorum

Holders of Caprius Common Stock and Preferred Stock at the close of business on March 11, 2011, the Record Date for the Special Meeting, will be entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. As of the Record Date, there were outstanding 14,803,108 shares of Common Stock, 4,200 shares of Series E Preferred and 60,000 shares of Series F Preferred. Each share of outstanding Common Stock is entitled to one vote, each share of Series E Preferred is entitled to 625 votes per share and each share of Series F Preferred is entitled to 100 votes per share on each matter properly brought before the Special Meeting, voting together as one class comprised of an aggregate of 23,428,108 votes. The presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of Common Stock and Preferred Stock entitled to vote at the Special Meeting is required to constitute a quorum for the purpose of considering the proposals.

The Proposals

At the Special Meeting, you will be asked to vote upon proposals to (1) adopt the Merger Agreement, (2) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the Special Meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Required Vote

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted into Common Stock basis) entitled to vote thereon, voting as a single class.  Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the shares of Common Stock and Preferred Stock (voting on an as-converted into Common Stock basis), or a total of 11,714,055 votes, present in person or represented by proxy at the Special Meeting and entitled to vote thereon, voting as a single class.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  Failure to vote your shares of Common Stock and Preferred Stock, including as a result of broker non-votes and abstentions, will have the same effect as voting against the proposal to adopt the Merger Agreement.

At the Record Date, Vintage was the record holder of 9,371,243 shares of our Common Stock, equal to approximately 40% of the voting power of our outstanding shares of Common Stock and Preferred Stock, voting as one class.  Vintage has informed us that it intends to vote its shares of Common Stock in favor of the proposal to adopt the Merger Agreement.  Accordingly, other stockholders holding at least 2,342,812 shares (or approximately 10.1% of the outstanding shares) must vote in favor of the proposal to obtain approval of the Merger.

Voting and Proxies

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, your are considered the stockholder of record with respect to those shares.  Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning the enclosed proxy card by mail, or may vote in person at the Special Meeting.  If you intend to submit your proxy by mail it must be received by us or our proxy solicitor prior to the commencement of the Special Meeting.

If your shares are held on your behalf in “street name” by a bank, broker or other nominee, you are considered the beneficial owner of such shares.  As a beneficial owner of shares, you must provide the nominee who holds your shares with specific voting instructions or obtain a proxy from the nominee for you to vote the shares directly  Please provide voting instructions to the nominee that holds your shares by carefully following their instructions  If the nominee does not receive voting instructions from you, the nominee will inform our inspector of election that it does not have the authority to vote on the Merger with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining whether a quorum is present.  ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

The persons named in the accompanying proxy will also have discretionary authority to vote on proposal to adjourn the Special Meeting. Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of Common Stock or Preferred Stock in your own name as the stockholder of record, please have your shares voted at the Special Meeting by completing, signing, dating and returning the enclosed proxy card or by using the telephone number or Internet address printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of Common Stock or Preferred Stock represented by such proxy card will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if applicable.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or Internet) may revoke the proxy at any time before it is voted at the Special Meeting by attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy. To revoke your proxy, you must vote in person at the Special Meeting. If you hold your shares of Common Stock or Preferred Stock in your name as a stockholder of record, you may also revoke the proxy by notifying our Chief Financial Officer at the following address: Caprius, Inc., Attention: Chief Financial Officer, 10 Forest Avenue, Paramus, New Jersey 07652. Further, your proxy may be revoked by submitting a later-dated proxy card, or, if you voted by telephone or Internet, by submitting a subsequent proxy by telephone or Internet.

In the event that you have instructed a broker, bank or other custodian to vote your shares of Common Stock or Preferred Stock, you have to follow the directions received from your broker, bank or other custodian and change those instructions in order to revoke your proxy.

Transfer or Sale of Shares

If you held your shares of Common Stock and Preferred Stock on March 11, 2011, the Record Date for the Special Meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will not have the right to receive the Merger Consideration for those shares.  The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who as of the effective time of the Merger owns the shares of our Common Stock or Preferred Stock that you previously owned.  The voting rights with respect to shares of Common Stock or Preferred Stock owned by you on the record date for the Special Meeting but subsequently sold or transferred by you would depend upon any arrangements with the purchaser or transferee of the shares.

Solicitation of Proxies; Costs

This proxy solicitation is being made and paid for by Caprius on behalf of our Board.  We will pay all expenses of this solicitation, including the cost of preparing and mailing this document.  In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

We have retained Georgeson, Inc. (“Georgeson”) to assist with the solicitation of proxies for a fee of $6,000, plus reimbursement of out-of-pocket expenses.  Georgeson may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock and Preferred Stock held on the Record Date by such persons.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our Common Stock and Preferred Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Caprius Stock Ownership of Directors and Executive Officers

As of the Record Date, our directors and executive officers, as a group, beneficially owned and were entitled to vote an aggregate of approximately 268,536 shares of Common Stock, representing approximately 1.1% of the voting power of capital stock entitled to vote at the Special Meeting. These directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the Special Meeting to adopt the Merger Agreement.  The members of the Special Committee do not have significant share holdings.

 Additional Information

For additional information about the Merger, assistance in submitting proxies or voting shares of Common Stock or Preferred Stock, or additional copies of the proxy statement or enclosed proxy card, please contact our Chief Financial Officer at the following address or telephone number: Caprius, Inc., Attention: Chief Financial Officer, 10 Forest Avenue, Paramus, New Jersey 07652, (201) 342-0900.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

  The following questions and answers are intended to address briefly some questions you may have regarding the Special Meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Caprius. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement and the annexes, as well as the additional documents referred to or incorporated in this proxy statement, which you should read carefully in their entirety. See “Where You Can Find More Information” on page 68 of this proxy statement.

Q:         When and where is the Special Meeting?

A:         The Special Meeting of our stockholders will be held on April 21, 2011, at the offices of Carter Ledyard & Milburn LLP at 2 Wall Street (18th Floor), New York, N.Y., at 9:00 a.m., New York time.

Q          What am I being asked to vote on?

A:         At the Special Meeting, you will be asked to vote upon proposals to (1) adopt the Merger Agreement, (2) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the Special Meeting to adopt the Merger Agreement and (3) consider and vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Q:         How does the Caprius Board recommend that I vote?

A:         Our Board, including those directors who are not employees of Caprius, have unanimously recommended that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate. In making its recommendation, our Board considered the unanimous recommendation of a Special Committee, consisting of two non-employee independent directors, the report and “fairness” opinion of Hempstead and the Special Committee’s determination that the Merger Agreement is advisable, and in the best interests of, Caprius and its unaffiliated stockholders.

We have four directors on our Board, including two directors, Kenneth Leung and Roger Miller, who are not employees of  Caprius.  The other two of our directors, George Aaron and Dwight Morgan, are our employees, but are not affiliated with Vintage.

Q:         What is the proposed transaction?

A:         The proposed transaction is the acquisition of Caprius by Vintage. If the Merger Agreement is adopted by our stockholders and the other closing conditions in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Caprius, Caprius will be the surviving corporation after the Merger and will be wholly-owned by Vintage.

Q:         What will I receive in the Merger?

A:         Each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by us in treasury, shares held by Vintage or Merger Sub and shares held by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $0.065 per share in cash.  Each share of our Series E Preferred (other than shares of Series E Preferred owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $40.625 in cash.  The per share merger consideration for the Series E Preferred represents the common-equivalent consideration for such Series E Preferred based on its current conversion ratio of 625 shares of our common stock per share of our Series E Preferred and the per common share merger consideration of $0.065.  Each share of our Series F Preferred (other than shares of Series F Preferred owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $6.50 in cash.  The per share merger consideration for the Series F Preferred represents the common-equivalent consideration for such Series F Preferred based on its current conversion ratio of 100 shares of our common stock per share of our Series F Preferred and the per common share merger consideration of $0.065. In each case, such consideration will be paid without interest and subject to applicable withholding tax. We refer to the foregoing consideration, collectively, as the “Merger Consideration.”

Q:         What will happen to the Common Stock or Preferred Stock that I currently own after completion of the Merger?

A:         Following completion of the Merger, your shares of Caprius Common Stock or Preferred Stock will be cancelled and will represent only the right to receive the Merger Consideration, without interest and less any applicable withholding tax, unless appraisal rights were properly sought. Trading in Caprius Common Stock on the Pink Sheets will cease, price quotations for the Common Stock will no longer be available following completion of the Merger and the Common Stock will cease to be registered under the Exchange Act.  You will no longer have any equity in Caprius, nor will you acquire any equity interest in Vintage.  In addition, the accrued dividend on the Series E Preferred and the Series F Preferred will be cancelled by virtue of the Merger.

Q:         When do you expect the Merger to be completed?

A:          If our stockholders adopt the Merger Agreement, and assuming that the other conditions to the Merger are satisfied or waived, we believe that the Merger will be completed during the second quarter of 2011.  The outside date to complete the Merger is June 30, 2011.   However, we cannot predict the exact timing of the completion of the Merger or whether the Merger would be completed.  See “The Merger Agreement – Conditions to Completion of the Merger” beginning on page 54 of this proxy statement.

Q:         Am I entitled to appraisal rights?

A:         Yes. Under Delaware law, Caprius stockholders are entitled to appraisal rights in connection with the Merger, subject to complying with the procedures for exercising the same. These procedures are described in more detail under the section entitled “Appraisal Rights,” beginning on page 57 of this proxy statement.  A copy of the Delaware appraisal rights statute is attached as Annex C to this proxy statement.

Q:         What happens if the Merger is not completed?

A:         If the Merger Agreement is not adopted by Caprius’s stockholders or if the Merger is not completed for any other reason, Caprius stockholders will not receive any payment for their shares and will continue as stockholders. Caprius will remain a public company, and shares of Caprius Common Stock will continue to be listed and traded on the Pink Sheets and registered under the Exchange Act, and Vintage will remain our primary secured lender and major beneficial owner of our Common Stock.  We cannot predict what our capital needs would be or what the status of the Vintage loans would be at that time.  Under specified circumstances, we may be required to pay Vintage a termination fee and expenses as described under the section entitled “The Merger Agreement—Effects of Terminating the Merger Agreement,” beginning on page 55 of this proxy statement.

Q.         Will the Merger be taxable to me?

A.         Generally, yes.  For U.S. federal income tax purposes, generally the Caprius stockholders (other than Vintage) will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between $0.065 per share of Common Stock, $40.625 per share of Series E Preferred and $6.50 per share of Series F Preferred and your adjusted tax basis in that share.  This gain or loss will be a long-term capital gain or loss if you have held your shares for more than one year at the effective time of the Merger.  See “Special Factors-Material United States Federal Income Tax Consequences” beginning at page 37 of this proxy statement.

Q:         What vote of our stockholders is required to adopt the Merger Agreement and to approve the proposal to  adjourn the Special Meeting?

A:         The affirmative vote of holders of a majority in voting power of the outstanding shares of Caprius Common Stock and Preferred Stock (voting on an as-converted into Common Stock basis), entitled to vote thereon, voting as a single class, is required to approve the proposal to adopt the Merger Agreement. The total votes in the class is 23,428,108. Approval of the proposal to adjourn the Special Meeting to solicit additional proxies, if necessary or appropriate, requires the affirmative vote of holders of a majority in voting power of the shares present in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, or 11,714,055 shares.  At the close of business on the Record Date, Vintage owned 9,371,243 shares of our Common Stock, equal to approximately 40% of the voting power of the shares entitled to vote at the Special Meeting.  Vintage has informed us that it will vote in favor of the proposal to adopt the Merger Agreement.  Accordingly, other stockholders holding at least 2,342,812 shares (or 10.1% of the outstanding shares) must vote in favor of the proposal to obtain approval of the Merger. The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  If a quorum is not present at the Special Meeting, it may be adjourned by the affirmative vote of holders of a majority in voting power of the shares present in person or by proxy at the Special Meeting.

Q:         Who can vote and attend the Special Meeting?

A:         The holders of record of Common Stock and the holders of record of Preferred Stock as of the close of business on the Record Date for the Special Meeting are entitled to receive notice of, to attend and to vote at the Special Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote, each share of Series E Preferred is entitled to 625 votes and Series F Preferred is entitled to 100 votes, voting as one class, on each matter properly brought before the Special Meeting.

Q:         What will happen if I abstain from voting or fail to vote?

A:         With respect to the proposal to adopt the Merger Agreement, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name,” fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

With respect to the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, if you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.  If you fail to cast your vote in person or by proxy or, if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have no effect on the outcome of the vote on the proposal to adjourn the Special Meeting, if necessary or appropriate.

Q:         How do I cast my vote if my shares of Common Stock or Preferred Stock are held of record?

A:         If you are a stockholder of record on the Record Date, you may vote in person or authorize a proxy for the Special Meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q:         How do I cast my vote if my shares of Common Stock and Preferred Stock are held in “street name”?

A:         If you hold your shares of Common Stock or Preferred Stock in “street name” through a broker, bank or other custodian, your broker, bank or custodian will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction card from the broker, bank or other custodian that is the record holder of your shares and provide your broker, bank or other custodian with instructions as to how to vote your shares, in accordance with the voting directions provided by your broker, bank or custodian. Additionally, if your shares of Common Stock or Preferred Stock are held in “street name” and you intend to vote your shares in person at the Special Meeting you must first obtain a legal proxy from such bank, broker or other custodian. The inability of your broker, bank or other custodian to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the proposal to adopt the Merger Agreement and will have no effect on the proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other custodian, or contact them directly, to see if you may submit voting instructions using the telephone.

Q:         How will proxy holders vote my shares of Common Stock or Preferred Stock?

A:          If you properly authorize a proxy prior to the Special Meeting, your shares of Common Stock or Preferred Stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of Common Stock or Preferred Stock will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn  the Special Meeting. The proxy holders will vote in their discretion upon such other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

Q:         What happens if I sell my shares of Common Stock or Preferred Stock before the Special Meeting?

A:         If you held your shares of Common Stock or Preferred Stock on March 11, 2011, the Record Date for the Special Meeting, but sell or transfer any of your shares prior to the Special Meeting, you will not retain your right to right to receive the Merger Consideration for those shares. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who as of the time of the Merger owns the shares of our Common Stock or Preferred Stock that you previously owned.

Q:         Can I change my vote after I have mailed my signed proxy card?

A:         Yes. If you own shares of Common Stock or Preferred Stock as a record holder on March 11, 2011, the Record Date for the Special Meeting, you may revoke a previously authorized proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by authorizing your proxy by telephone or Internet at a later date than your previously authorized proxy, following the instructions that appear on the enclosed proxy card or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously authorized proxy. If you own shares of Common Stock or Preferred Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the bank, broker or other custodian that is the registered owner of the shares.

Q:         Should I send in my certificates representing shares of Common Stock or Preferred Stock now?

A:         No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the Merger Consideration. You should use the letter of transmittal to exchange your shares of Common Stock and Preferred Stock for the Merger Consideration following the Merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:         Where can I find more information about Caprius?

A:         We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.Caprius.com. Information contained on our website is not part of, or incorporated into, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 68.

Q:         Who will solicit and pay the cost of soliciting proxies?

A:         We will bear the cost of soliciting proxies for the Special Meeting. Our Board is soliciting your proxy on our behalf. Our directors, officers and employees may solicit proxies by telephone, telegram, facsimile and electronic mail, by mail or in person. They will not be paid any additional amounts for soliciting proxies. We also will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of Common Stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.  We have retained Georgeson to assist with the solicitation of proxies for a fee of $6,000, plus reimbursement of out-of-pocket expenses.  Georgeson may solicit proxies by personal interview, mail, telephone, and electronic communications, and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons.

Q:         Who can help answer my other questions?

A:         If you have additional questions about the Special Meeting or the Merger, you should contact our Chief Financial Officer at the following address or telephone number: Caprius, Inc., Attention: Chief Financial Officer, 10 Forest Avenue, Paramus, New Jersey 07652, (201) 342-0900, or by contacting Georgeson at 877-255-0134.  If you hold your shares through a broker, bank or other custodian, you also should call your broker, bank or other custodian for additional information.

SPECIAL FACTORS

 Background of the Merger
Between June 2008 and September 2009, our business activities were substantially reduced while we were seeking to raise capital and reduce overall operating costs.  Substantial amounts of capital were required to fund current operations for the development, manufacture and marketing of our SteriMed Systems.

On September 16, 2009, we entered into a Securities Purchase and Sale Agreement (the “Vintage Loan Agreement”) and related agreements with Vintage that provided for it to make advances to us up to an aggregate amount of $3 million, with interest at the rate of 14% per annum, and default interest at the rate of 17% per annum, pursuant to the Vintage Note, due December 16, 2010.  Pursuant to Amendment No. 1, dated as of September 8, 2010, Amendment No. 2, dated as of November 4, 2010, Amendment No. 3, dated as of November 18, 2010, Amendment No. 4, dated as of December 16, 2010, and Amendment No. 5, dated as of March 9, 2011, to the Vintage Loan Agreement, the maximum loan availability was increased to $6.7 million.  As of February 28, 2011, Vintage had advanced approximately $5.5 million in cash to us, exclusive of an additional $1.97 million of capitalized obligations (including interest of approximately $975,000) owed to Vintage.  Our obligation to Vintage is evidenced by the Vintage Note which bears interest at a default rate of 17% per annum.  The maturity date of the Vintage Note initially was December 16, 2010.  On December 16, 2010, the maturity date was extended to February 1, 2011.  On January 31, 2011, the maturity date was further extended to the earlier of (i) April 30, 2011 or (ii) the termination of the Merger Agreement.  The Vintage Loan Agreement is secured by a first lien on the assets of Caprius and its subsidiaries, including the intellectual property, and contains extensive affirmative and negative covenants with respect to our business operations and transactions, including a prohibition on us or any of our subsidiaries being acquired, merging, consolidating or amalgamating with or into any entity, or permitting any entity to acquire all or a substantial part of our assets.

As part of the initial Vintage Loan Agreement, we also entered into an Investment Monitoring Agreement providing for an Operating Committee composed of two persons designated by each of Vintage and us for the purpose of reviewing budgets, strategic planning, financial performance and similar matters, and that committee also has the right to make recommendations to our Board.

On January 22, 2010, as a post-closing obligation under the Vintage Loan Agreement, we issued a warrant to Vintage (the “Vintage Warrant”) to purchase a number of shares that would be equal to up to 40% of our outstanding Common Stock on a fully-diluted basis at an exercise price of $0.01 per share for a term of seven years.  Based upon the capitalization as of February 28, 2011, the Vintage Warrant would be exercisable into 16,647,173 shares of Common Stock.  In the Merger Agreement, Vintage agreed to limit its exercise of the Vintage Warrant for purposes of the approval of the Merger and the Merger Agreement to not more than 40% of our voting stock as of  the Record Date of the Special Meeting; however, Vintage retained the right to exercise the Vintage Warrant, in whole or in part, for any purpose other than approval of the Merger and the Merger Agreement.  On March 8, 2011, Vintage exercised the Vintage Warrant as to 9,371,243 shares of Common Stock. As part of the grant of the Vintage Warrant, we granted Vintage certain preemptive rights and observer rights for meetings of our Board pursuant to an Equity Rights Agreement, and also agreed to register the shares of Common Stock underlying the Vintage Warrant under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Rights Agreement.

On September 28, 2010, Vintage presented an acquisition proposal (the “Vintage Proposal”) to our Board, offering to engage in a “going-private” merger through a wholly-owned subsidiary to be formed by Vintage.  Vintage did not propose any per share merger price at that time, instead stating that it first wanted our Board to concur with the concept of the acquisition transaction, after which Vintage would propose the per share price consideration.  The Vintage Proposal anticipated that the closing conditions would include us receiving an opinion of an independent banking firm with respect to the fairness from a financial point of view of the merger price to our unaffiliated stockholders.  Vintage also stated that it desired our Board to respond to its proposal within ten days.

On October 6, 2010, our Board met to discuss the Vintage Proposal and other matters.  After a discussion about the Vintage Proposal, including the Vintage loan maturity date of December 16, 2010, the low likelihood that other sources of debt or equity capital would be found, and the nature of the covenants imposed on us under the Vintage Loan Agreement, our Board decided to pursue the Vintage Proposal, and communicated such to Vintage.  The Board determined that the negotiations with Vintage should be conducted by a committee of independent directors, being Kenneth Leung and Roger Miller, to be called the “Special Committee,” and that the Special Committee would have the authority to retain its own financial advisors and legal counsel.

On October 19, 2010, the Special Committee and its counsel Goodwin Proctor held a telephonic meeting to discuss comments to the Vintage Proposal, the proposed timing of the transaction, the mechanics and the timing of the “go-shop” process and other related matters.  Later that day, the Special Committee, its counsel, representatives of Vintage and Vintage’s counsel discussed timing.

Later on October 19, 2010, counsel to the Special Committee and counsel to Vintage negotiated terms of the Vintage Proposal, including the scope of Caprius’ representations and warranties, terms of the “go-shop” provisions and termination provisions and the voting threshold.

On October 22, 2010, the Special Committee and its counsel held a telephonic meeting to formally retain KPMG Corporate Finance to advise the Special Committee, to assist in the negotiations and to conduct the “go shop” market check on behalf of the Company, and Hempstead to render a fairness opinion.

Prior to the selection of Hempstead and KPMG Corporate Finance as its financial advisors with respect to the fairness opinion and financial advice, respectively, members of the Special Committee interviewed six other financial advisors.  After performing extensive due diligence and after multiple conversations with all potential financial advisors, the Special Committee determined to retain Hempstead and KPMG Corporate Finance based on considerations of both current expertise and expense.

On October 25, 2010, Vintage distributed a draft Merger Agreement, leaving the pricing information blank, to the Special Committee and its legal counsel and advisors, who forwarded it to us and Company legal counsel for review.

On November 2, 2010, the Special Committee held a telephonic meeting with its counsel and representatives of Hempstead and KPMG Corporate Finance and discussed, among other matters, timing and schedules, information requests and the “go-shop” process.

From November 3, 2010 through November 10, 2010, Vintage, Caprius and the Special Committee, together with their respective counsel, engaged in negotiations regarding the Merger Agreement, including the Merger Consideration, termination rights and fees, “go-shop” and non-solicitation provisions, the scope of the representations and warranties, the required voting approval and directors and officers indemnification and insurance.  During this period, the formal agreement on these and other items was reached over the course of several discussions between and among these parties.

On November 8, 2010, at a meeting between the Special Committee and Vintage, and their respective representatives, Vintage proposed a merger price of $0.03 per share in cash for each share of Common Stock and of Preferred Stock, on an as-converted basis, as of the effective date of the Merger (other than shares owned by Vintage or Merger Sub, treasury shares held by Caprius and shares owned by any stockholders who properly exercise appraisal rights with respect to such shares) and responded to comments made by the Special Committee to the draft Merger Agreement.  The Vintage representatives discussed their rationale for the Vintage price proposal.  The Special Committee members and their advisors then met separately to discuss the Vintage proposal and a counterproposal, and the parties agreed to continue their discussions the following day, November 9, 2010.

In the morning of November 9, 2010, the Special Committee, its financial advisors and counsel met to prepare a counterproposal.  Later that day, representatives of Vintage, its financial advisors and counsel joined the meeting.  The parties continued to negotiate the merger price per share, and agreed to a merger price of $0.065 per share in cash for each share of Common Stock and for each share of Series E Preferred and Series F Preferred on an as-converted basis.

On November 10, 2010, the Special Committee met to review the terms of the Merger Agreement and related documents and to consider approval of the Merger Agreement and the Merger.  The Special Committee’s counsel, Goodwin Proctor, described the provisions of the Merger Agreement and reviewed the Special Committee members’ fiduciary duties and responsibilities in connection with the proposed transaction.  Hempstead presented its oral opinion, subsequently confirmed in writing, that, as of November 10, 2010, and based on and subject to the factors and assumptions set forth in the opinion, the total Merger Consideration to be paid by Vintage as specified in the Merger Agreement, $0.065 per share of Common Stock and Preferred Stock (on an as-converted to Common Stock basis), was fair from a financial point of view to the Caprius stockholders. KPMG Corporate Finance also orally commented on the Merger to the Special Committee and concluded that the transaction was in the best interests of the unaffiliated Caprius stockholders.  The Special Committee, after considering, among other items, the terms of the Merger Agreement, the oral opinion of Hempstead and the advice of KPMG Corporate Finance, approved the Merger and Merger Agreement and agreed to recommend the Merger to the full Board.

Following the Special Committee meeting on November 10, 2010, Caprius held a meeting of the full Board.  After Hempstead rendered the fairness opinion, KPMG Corporate Finance provided its commentary, members of the Board, Caprius’ counsel Carter Ledyard & Milburn LLP, the financial advisors of the Special Committee, and its counsel Goodwin Proctor, considered and discussed the factors described below under “- Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors”, the directors deliberated and unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of Caprius and its unaffiliated stockholders. The Board authorized and approved the Merger Agreement, directed that the Merger Agreement be submitted for consideration by our stockholders and recommended that the stockholders adopt the Merger Agreement.  Hempstead subsequently delivered its written fairness opinion.  We have four directors on our Board, including two directors, Kenneth Leung and Roger Miller, who are not employees of the Company, and two directors, George Aaron and Dwight Morgan, who are our employees but are not affiliated with Vintage.

Following the November 10, 2010 Special Committee and Board meetings, the parties and their representatives finalized the definitive documentation and entered into the Merger Agreement.  On the morning of November 11, 2010, we issued a press release announcing that the parties had entered into the Merger Agreement, and on November 12, 2010, we filed a Form 8-K with the SEC describing the entry into the Merger Agreement, and included the Merger Agreement and the press release as exhibits thereto.

Pursuant to the terms of the Merger Agreement, for a period from November 10, 2010 (the date the Merger Agreement was entered into) until December 15, 2010, we were entitled to solicit and consider other offers or proposals for a possible acquisition of the Company.

During this solicitation period, the Special Committee, through KPMG Corporate Finance, conducted a solicitation of interest regarding a possible acquisition of Caprius.  Between November 15, 2010 and December 15, 2010,  KPMG Corporate Finance contacted approximately 137 parties regarding a potential alternative transaction with Caprius and provided to all interested parties an information memorandum on Caprius and with instructions on participating in the bid process.  The 137 parties contacted consisted of companies in the medical waste or environmental disposal industries and financial buyers.  The meetings and discussions with potential acquirors were focused on due diligence issues raised.

On November 23, 2010, the Special Committee held a telephonic meeting with its counsel and representatives of KPMG Corporate Finance who updated the Special Committee on the “go-shop” process.  The Special Committee continued holding telephonic meetings with its financial and legal advisors on a weekly basis during the “go-shop” period to discuss the status of the solicitation activities.  The Special Committee also received regular updates regarding parties that had been contacted.  The “go-shop” period ended at 5:00 pm, EST, on December 15, 2010 and KPMG Corporate Finance completed the “go-shop” process that day.  Despite KPMG Corporate Finance’s broad solicitation process, none of the contacted parties submitted a bid to acquire Caprius.

Reasons for the Merger; Fairness of the Merger; Recommendations of the Special Committee and our Board of Directors
            Our Board of Directors

As discussed in greater detail below, our Board believes that the Merger Agreement and the Merger (which is the Rule 13e-3 going private transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC), upon the terms and conditions set forth in the Merger Agreement, are substantively and procedurally fair to us and our unaffiliated stockholders. Our Board includes Dwight Morgan, who is and is currently expected to continue as our President and Chief Executive Officer, under an amended employment agreement, and George Aaron, who is and is currently expected to continue as our Vice President, International Sales, after the Merger.  Neither Mr. Morgan nor Mr. Aaron has or will after the Merger have an equity interest in Vintage.  The recommendation of our Board is based, in part, upon the unanimous recommendation of the Special Committee.

The Special Committee

The Special Committee was authorized to determine whether the proposed Merger is in the best interests of the Company and its stockholders, and to make a determination as to the conditions to commencing discussions with any other party or parties regarding such a transaction.  The Special Committee is comprised of two directors, Kenneth Leung and Roger Miller, who both meet the independence requirements of the SEC and the Financial Industry Regulatory Authority.

Recommendation of the Special Committee

The Special Committee, by unanimous vote at a meeting held on November 10, 2010:

•	approved the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement; and
•	recommended that the Board approve and adopt the Merger Agreement, and the transactions contemplated thereby.

The Special Committee considered the following material factors in approving the Merger Agreement and making its determination and recommendation:

•	the value of the cash consideration to be paid to the Caprius stockholders upon consummation of the Merger;
•
the current and historical market prices of Caprius Common Stock and the fact that the price of $0.065 per share represented a 157% premium over the trailing 30 day weighted average price of our Common Stock for the period ended November 10, 2010  (the closing price of Caprius Common Stock on November 10, 2010, the last trading day prior to our public announcement of the Merger Agreement was $0.02 per share);

•
the financial analyses and valuation factors reviewed by Hempstead with the Special Committee, which were adopted by the Special Committee.   These factors are set forth in more detail under the subheadings “Discounted Cash Flow Analysis”, “Comparable Company Analysis”, Comparable Transaction Analysis”, “Premium Paid Analysis”, “Net Book Value Analysis”, and “Prior Purchases Review” under “– Opinion of Hempstead  & Co., Incorporated to the Special Committee”;

•
the oral opinion of Hempstead to the Special Committee on November 10, 2010 (which was confirmed in writing by delivery of Hempstead’s written opinion dated the same date), as to the fairness, from a financial point of view, of the Merger Consideration of $0.065 in cash per share to be received by the unaffiliated stockholders of Caprius in the Merger, as of November 10, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Hempstead  in preparing its opinion. A more detailed description of the opinion of Hempstead is set forth below under “– Opinion of Hempstead & Co. Incorporated to the Special Committee”;

•	the oral advice provided by KPMG Corporate Finance as to the terms of the Merger;
•
the efforts made to consider all strategic alternatives reasonably available to Caprius in face of Vintage’s position and to obtain the maximum value for the unaffiliated stockholders from Vintage’s initial offer of $.03 per share;

•
the Special Committee’s understanding of our business, historical and current financial performance, competitive and operating environment, operations, prior capital raising efforts, capital resources necessary to finance the business, management strength and future prospects and uncertainties related to our business;

•	the risk that another attractive acquisition transaction may not be available to us if we declined this transaction;
•	the risk of Caprius being unable to repay the Vintage Loan by December 16, 2010, the maturity date in the event we declined this transaction;

•
the fact that Vintage, as our principal source of funds since September 2009, holds a senior secured position as to all of our assets, and the loan documents impose stringent affirmative and negative covenants on us, including prohibitions on mergers, consolidations or sales of all or any substantial part of our assets;

•
the potential consequences of foreclosure by Vintage if we did not enter into a merger agreement with Vintage and were unable to repay the Vintage obligation by maturity, December 16, 2010, or a bankruptcy filing by Caprius, and the possibility that, after a foreclosure, stockholder value could be reduced to zero;

•	the fact that the consideration to be paid to Caprius stockholders would be all cash, which provides liquidity and certainty to them as the trading market for the Common Stock is relatively inactive;
•
the fact that the Merger is not subject to a financing condition, the Special Committee’s understanding of the reputation and experience of Vintage, the prior experience of Vintage in funding us and the ability of Vintage to fully fund the payment of the Merger Consideration and the related fees and expenses;

•
the fact that (i) we are permitted general solicitation of third party offers from November 10, 2010 to December 15, 2010, (ii) under certain circumstances the Special Committee or the Board could entertain unsolicited proposals from third parties, and (iii) we could terminate the Merger Agreement to enter into an agreement related to a Superior Proposal (as described in the section entitled “The Merger Agreement –Solicitation of Other Offers” beginning at page 51 of this proxy statement);

•	the fact that we were permitted to conduct a “market check” through a general solicitation for a certain period of time following the entry into the Merger Agreement;
•	the fact that the termination fee and expense reimbursement in the event that the Board accepted a Superior Proposal was capped at $100,000;
•
the fact that the Special Committee had retained Hempstead, KPMG Corporate Finance and its own legal counsel, all of whom are unaffiliated with Caprius, Vintage or Merger Sub, to assist and advise the Special Committee, solely with respect to the unaffiliated stockholders’ interests in negotiations of the Merger Agreement with Vintage and Merger Sub and the market check process;

•	the fact that the Merger and the Merger Agreement were approved by all of our unaffiliated directors who were not employees of the Company; and
•
the potential risks and costs to us if the Merger does not close, including the likelihood that Vintage would continue to be the primary lender and might seek to assert any claims it may then have against us under the Vintage Loan Agreement, as well as diversion or potential effects on the relationships with our suppliers, vendors and other business partners, and possible other actions that could be taken by Vintage.

The Special Committee further considered the general solicitation process following the entry into the Merger Agreement and the Special Committee’s understanding, as a result of the “go-shop” process, Caprius would be entitled to survey the market for a Superior Proposal.

In addition, the Special Committee was aware, and considered, that certain of our directors and executive officers may have an interest in the Merger that may be considered to be different from, or are in addition to, their interests as stockholders of Caprius, as described below under “– Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Special Committee in making its determination and recommendation to the Board. In view of the wide variety of factors considered by the Special Committee and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, each of the members of the Special Committee may have assigned different weights to various factors. On balance, the Special Committee determined that the positive factors discussed above outweighed any negative factors.

In light of the foregoing considerations, the Special Committee determined that the proposed Merger at the proposed price of $0.065 per share was compelling and represented the maximum value reasonably available to the unaffiliated stockholders in light of the limited options and inherent uncertainties in attempting to execute a successful “stay the course” strategy, and the role of Vintage as the sole source of capital for Caprius for more than the preceding 13 months and its secured position in our principal assets.

The Special Committee believes that the process it followed in making its determination and recommendation with respect to the Merger Agreement was fair and proper because, among other things:

•	the Special Committee consists solely of directors each of whom meets independence requirements of the SEC and the Financial Industry Regulatory Authority;
•	the Special Committee, as a result of having no significant holdings in the Company, did not have any financial interest in the outcome of its determination;
•
the Special Committee retained and was advised by experienced and independent legal counsel with respect to the transaction process, the conduct of the “market check” and the negotiations with Vintage;

•
the Special Committee retained Hempstead to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration of $0.065 in cash per share to be received by the unaffiliated stockholders in the Merger;

•	the Special Committee retained KPMG Corporate Finance to assist in the “market check” process during which they contacted 137 entities regarding the prospect of making an Acquisition Proposal; and
•
the Special Committee acted diligently in discharging its responsibilities, meeting on three separate occasions in person and four times via telephone conference prior to execution of the Merger Agreement.

Recommendation of the Board of Directors

At a meeting on November 10, 2010, following the recommendation of the Special Committee, the Board:

•
approved the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and substantively and procedurally fair to, and in the best interests of, Caprius and its unaffiliated stockholders;

•	adopted the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement;
•	directed that the Merger Agreement be submitted to the Caprius stockholders for their adoption at a special meeting; and
•	recommended that you vote “FOR” the proposal to adopt the Merger Agreement.

We have four directors on our Board, including Kenneth Leung and Roger Miller, who are not employees of the Company, and George Aaron and Dwight Morgan who are executive officers and employees of the Company but are not affiliated with Vintage.

The Caprius directors consulted with senior management and with outside legal counsel, reviewed a significant amount of information and considered the following material factors:

Positive Factors:
•	the value of the cash consideration to be paid to our stockholders upon consummation of the Merger;
•
the current and historical market prices of our Common Stock and the fact that the price of $0.065 per share represented a 157% premium over the trailing 30 day weighted average market price of our Common Stock for the period ended November 9, 2010.  The closing price of Caprius Common Stock on November 10, 2010, the last trading day prior to our public announcement of the Merger Agreement, was $0.02 per share;

•
the financial analyses and valuation factors reviewed by Hempstead with the Special Committee which the Special Committee adopted, and which were expressly adopted by the Board.  These factors are set forth in more detail under the subheadings “Discounted Cash Flow Analysis”, “Comparable Company Analysis”, Comparable Transaction Analysis”, Premium Paid Analysis”, “Net Book Value Analysis”, and “Prior Purchases Review” under “– Opinion of Hempstead  & Co., Incorporated, to the Special Committee”;

•
a liquidation value analysis was not undertaken since, based on discussions with Hempstead and the Special Committee, the Board determined that a liquidation value analysis would not derive a value in excess of the going-concern value which was embodied in the factors discussed in the preceding bullet point and therefore was not warranted;

•
the oral opinion of Hempstead to the Special Committee on November 10, 2010 (which was confirmed in writing by delivery of Hempstead’s written opinion dated the same date), as to the fairness, from a financial point of view, of the Merger Consideration of $0.065 in cash per share to be received by the unaffiliated stockholders of Caprius in the Merger, as of November 10, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Hempstead in preparing its opinion. A more detailed description of the opinion of Hempstead is set forth below under “– Opinion of Hempstead & Co. Incorporated to the Special Committee”;

•
the process leading to the announcement of the Merger Agreement and during the solicitation period after the Merger Agreement was entered into,  including the efforts to obtain the maximum value for Caprius stockholders, and the Special Committee’s understanding, as a result of such process, of the lack of interest of third parties in a transaction with Caprius;

•
the fact that the Merger is not subject to a financing condition, the Special Committee’s understanding of the reputation and experience of Vintage, and the ability of Vintage to fully fund the payment of the Merger Consideration and the related fees and expenses;

•
the fact that (i) we were permitted to undertake general solicitation of third party offers from November 10, 2010 to December 15, 2010, (ii) under certain circumstances the Special Committee or the Board could entertain unsolicited proposals from third parties, and (iii) we could terminate the Merger Agreement to enter into an agreement related to a Superior Proposal (as described in the section entitled “The Merger Agreement –Solicitation of Other Offers” beginning at page 51 of this proxy statement), thereby enabling the Board to comply with its fiduciary duties;

•	the fact that the transaction does not require the approval of at least a majority in interest of the unaffiliated stockholders;
•
the fact that we were permitted to conduct a “market check” through a general solicitation for a certain period of time following the entry into the Merger Agreement, and that the Merger Agreement may be terminated so that we can enter into an agreement related to a Superior Proposal;

•	the fact that the Merger Consideration to be paid to the stockholders would be all cash at closing, which provides liquidity and certainty to them;
•
the fact that the Special Committee had retained Hempstead, KPMG Corporate Finance and legal counsel, all of whom are unaffiliated with Caprius, Vintage or Merger Sub, to assist and advise the Special Committee, solely with respect to the unaffiliated stockholders’ interests, in negotiations of the Merger Agreement with Vintage and Merger Sub; and

•	the fact that the Merger and the Merger Agreement were approved by all of the unaffiliated directors of Caprius who were not employees of the Company.

Negative Factors:
•
the turnover of ownership and control of the Company to a third party; although based upon the Special Committee’s understanding of our business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects and uncertainties related to our business, particularly the continuing losses, the manufacturing and marketing difficulties and the large capital needs, there are questions as to the future viability without Vintage’s participation;

•	the risk that another attractive acquisition may not be available to us if we had declined this transaction;
•
the fact that Vintage as our principal source of funds since September 2009, holds a senior secured position as to all of our assets and of our subsidiaries, and the loan documents impose stringent affirmative and negative covenants on us, including prohibitions on mergers, consolidations or sale of all or a substantial part of our assets;

•
the loss of the opportunity to realize future appreciation in the Company’s capital stock, however, if we did not enter into the Merger Agreement and Vintage foreclosed, the stockholder value could be reduced to zero; and

•
the potential risks and costs to us if the Merger does not close, including the diversion of management and employee attention and potential effects on the relationships with our suppliers, vendors and other business partners, and possible other actions that could be taken by Vintage.

 In addition, the Board was aware of and considered that certain of our directors and executive officers may have an interest in the Merger that may be considered to be different from, or are in addition to, their interests as stockholders of Caprius, as described below under “– Interests of our Directors and Executive Officers in the Merger.”

The foregoing discussion is not intended to be exhaustive, but summarizes the material factors considered by the Board. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. On balance, the Board determined that the positive factors discussed above outweighed the negative factors discussed above and that the Merger Agreement and the Merger were advisable and substantively and procedurally fair to, and in the best interests of, us and the unaffiliated stockholders. The Board unanimously adopted and declared advisable the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

The Caprius Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Hempstead & Co. Incorporated to the Special Committee

Hempstead made an oral presentation to the Special Committee on November 10, 2010 and subsequently delivered its written opinion to the Special Committee. The opinion stated that, as of November 10, 2010, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on Hempstead’s review as set forth in the opinion, the $0.065 per Common Stock share merger consideration to be received by the unaffiliated holders of Caprius Common Stock and Preferred Stock, on an as-converted basis, in the Merger is fair, from a financial point of view, to such stockholders.

The full text of Hempstead’s written opinion dated as of November 10, 2010, which sets forth the assumptions made, matters considered, procedures followed, and limitations on the review undertaken by Hempstead in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.  Hempstead’s opinion is not intended to be, and does not constitute, a recommendation to you as to how you should vote or act with respect to the Merger or any other matter relating thereto.  The summary of the Hempstead opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.  We urge you to read the opinion carefully and in its entirety.

Hempstead’s opinion is for the use and benefit of the Special Committee in connection with its consideration of the Merger. Hempstead’s opinion may not be used by any other person or for any other purpose without Hempstead’s prior written consent.  Hempstead has consented to the Company’s use of its opinion in connection with this proxy statement.  Hempstead’s opinion should not be construed as creating any fiduciary duty on its part to any party.  Hempstead was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for us, whether we should complete the Merger, and other alternatives to the Merger that might exist for us. Hempstead does not express any opinion as to the underlying valuation or future performance of the Caprius or the price at which Caprius’s securities might trade at any time in the future.

Hempstead’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, November 10, 2010. Accordingly, although subsequent developments may affect its opinion, Hempstead assumed no obligation to update, review or reaffirm its opinion to the Special Committee, us or any other person.

In arriving at its opinion, Hempstead took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Hempstead:

•	Reviewed an execution copy of the Merger Agreement dated as of November 10, 2010;
•
Reviewed publicly available financial information and other data with respect to Caprius that we deemed relevant, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2009, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, its Current Reports on Form 8-K filed on January 28, 2010, July 7, 2010, and September 24, 2010, and the Schedule 13D filed by Vintage on January 29, 2010;

•
Reviewed non-public information and other data with respect to Caprius, including financial projections for the three year period ending September 30, 2011 (the “Projections”), and other internal financial information and management reports;

•	Reviewed Caprius’ current stockholder ownership;
•	Considered the historical financial results and present financial condition of Caprius;
•	Reviewed and compared the trading of, and the trading market for, Caprius Common Stock, and general market indices;
•	Reviewed and analyzed Caprius’ projected unlevered free cash flows derived from the Projections and prepared a discounted cash flow analysis;
•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Caprius;
•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Caprius;
•	Reviewed Vintage’s loan and warrant transactions with Caprius;
•	Reviewed the premiums and discounts implied by the Merger Consideration over Caprius’ stock price for various periods;
•	Reviewed Caprius’ net book value;
•
Reviewed and discussed with Caprius’ management and other Caprius representatives certain financial and operating information furnished by them, including financial analyses and the Projections with respect to Caprius’ business and operations; and

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, with our consent, Hempstead relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Hempstead.  Hempstead further relied upon the assurances of Caprius management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and the Projections reviewed, Hempstead assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which it could make its analysis and form an opinion.  The Projections were solely used in connection with the rendering of Hempstead’s fairness opinion.  Stockholders should not place reliance upon such Projections, as they are not necessarily an indication of what our revenues and profit margins will be in the future.  The Projections were prepared by Caprius’ management and are not to be interpreted as projections of future performance (or “guidance”) by Caprius.  Hempstead did not evaluate the solvency or fair value of Caprius under any applicable foreign, state or federal laws relating to bankruptcy, insolvency or similar matters.  Hempstead did not physically inspect Caprius’s properties and facilities and did not make or obtain any evaluations or appraisals of their assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). Hempstead did not attempt to confirm whether Caprius had good title to its assets.

 Hempstead assumed that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state and local laws, rules and regulations. Hempstead  assumed, with our consent, that the final executed form of  the Merger Agreement does not differ in any material respect from the drafts Hempstead reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without further amendments thereto, and without waiver by Caprius of conditions to any of its obligations thereunder or in the alternative that any such amendments or waivers thereto will not be detrimental to Caprius or its unaffiliated stockholders in any material respect.

In connection with rendering its opinion, Hempstead performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Hempstead was carried out to provide a different perspective on the Merger, and to enhance the total mix of information available.  Hempstead did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion.  Further, the summary of Hempstead’s analyses described below is not a complete description of the analyses underlying Hempstead’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  In arriving at its opinion, Hempstead made qualitative judgments as to the relevance of each analysis and factors that it considered.  Also, Hempstead  may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Hempstead’s view of the value of Caprius’ assets.  The estimates contained in Hempstead’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Also, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold.  Accordingly, Hempstead’s analyses and estimates are inherently subject to substantial uncertainty.  Hempstead believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create a misleading or incomplete view of the process underlying the analyses performed by Hempstead in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format.  To fully understand Hempstead’s financial reviews and analyses, you must read the tables together with the accompanying text of each summary.  The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses Hempstead performed.

The analyses performed were prepared solely as part of Hempstead’s analysis of the fairness of the $0.065 per share merger consideration to be received by our unaffiliated stockholders in the Merger, from a financial point of view, and were provided to the Special Committee in connection with the delivery of Hempstead’s  opinion.  Hempstead’s opinion was just one of the several factors the Special Committee took into account in making its determination to approve the Merger, including those described elsewhere in this proxy statement.

Stock Performance Review

In conducting its analysis, Hempstead reviewed the historical trading price of Caprius Common Stock.  Prior to November 10, 2010, the stock price of Caprius generally traded in a range of $0.01 to $0.03 per share, as reflected below:

Caprius, Inc. (CAPI. PK) Daily Stock Price History							Caprius, Inc. (CAPI. PK) Monthly Stock Price History

Date	Open	High	Low	Close	Volume	Adj Close	Date	Open	High	Low	Close	Volume	Adj Close
11/10/2010	$0.02	$0.02	$0.02	$0.02	-	$0.02	11/1/2010	$0.02	$0.03	$0.02	$0.02	5,100	$0.02
11/9/2010	0.02	0.02	0.02	0.02	1,000	0.02	10/1/2010	0.03	0.03	0.02	0.02	900	0.02
11/8/2010	0.03	0.03	0.03	0.03	-	0.03	9/1/2010	0.03	0.03	0.03	0.03	400	0.03
11/5/2010	0.03	0.03	0.03	0.03	40,000	0.03	8/2/2010	0.01	0.04	0.01	0.03	2,900	0.03
11/4/2010	0.02	0.02	0.02	0.02	-	0.02	7/1/2010	0.01	0.02	0.01	0.01	2,500	0.01
11/3/2010	0.02	0.02	0.02	0.02	-	0.02	6/1/2010	0.03	0.03	0.01	0.01	4,900	0.01
11/2/2010	0.02	0.02	0.02	0.02	-	0.02	5/3/2010	0.02	0.05	0.02	0.03	8,800	0.03
11/1/2010	0.02	0.02	0.02	0.02	-	0.02	4/1/2010	0.04	0.04	0.02	0.02	9,300	0.02
10/29/2010	0.02	0.02	0.02	0.02	-	0.02	3/1/2010	0.02	0.04	0.02	0.03	6,600	0.03
10/28/2010	0.02	0.02	0.02	0.02	-	0.02	2/1/2010	0.02	0.02	0.02	0.02	8,500	0.02
10/27/2010	0.03	0.03	0.02	0.02	12,000	0.02	1/4/2010	0.02	0.10	0.02	0.02	25,300	0.02
10/26/2010	0.03	0.03	0.03	0.03	-	0.03	12/1/2009	0.05	0.05	0.01	0.02	95,800	0.02
10/25/2010	0.03	0.03	0.03	0.03	5,800	0.03	11/2/2009	0.05	0.05	0.05	0.05	600	0.05
10/22/2010	0.03	0.03	0.03	0.03	-	0.03	10/1/2009	0.03	0.05	0.03	0.05	1,100	0.05
10/21/2010	0.03	0.03	0.03	0.03	1,500	0.03	9/1/2009	0.05	0.07	0.03	0.03	6,700	0.03
10/20/2010	0.03	0.03	0.03	0.03	-	0.03	8/3/2009	0.04	0.05	0.04	0.05	800	0.05
10/19/2010	0.03	0.03	0.03	0.03	-	0.03	7/1/2009	0.04	0.04	0.04	0.04	1,300	0.04
10/18/2010	0.03	0.03	0.03	0.03	-	0.03	6/1/2009	0.10	0.10	0.04	0.04	8,800	0.04
10/15/2010	0.03	0.03	0.03	0.03	-	0.03	5/1/2009	0.06	0.10	0.06	0.10	1,100	0.10
10/14/2010	0.03	0.03	0.03	0.03	-	0.03	4/1/2009	0.06	0.06	0.06	0.06	-	0.06
10/13/2010	0.03	0.03	0.03	0.03	-	0.03	3/2/2009	0.10	0.25	0.06	0.06	1,300	0.06
10/12/2010	0.03	0.03	0.03	0.03	-	0.03	2/2/2009	0.10	0.10	0.09	0.09	100	0.09
10/11/2010	0.03	0.03	0.03	0.03	-	0.03	1/2/2009	0.11	0.11	0.10	0.10	600	0.10
10/8/2010	0.03	0.03	0.03	0.03	-	0.03	12/1/2008	0.10	0.15	0.08	0.08	1,400	0.08

Source: Yahoo! Finance, Historical Prices

Valuation Overview

In arriving at its opinion as to fairness, from a financial point of view, Hempstead considered three primary valuation approaches to gain indicia relevant to the valuation of Caprius Common Stock; namely a market approach, an income approach and an asset-based approach.

Under the market approach, Hempstead reviewed Caprius’ (i) historical stock price, (ii) a comparable companies analysis based upon publicly-traded companies and (iii) a comparable transactions analysis.  Under the income approach, Hempstead utilized discounted cash flow analysis, based upon management projections.  Under the asset-based approach, Hempstead considered Caprius’ underlying net asset value, including intangible assets.

Comparable Company Analysis

In conducting a comparable company analysis (also referred to as “guideline company analysis”), Hempstead identified several companies involved in the same or similar line of business as Caprius utilizing Hoover’s Online database and other online searches.  Primary search criteria were public companies classified under the primary SIC codes 4955 (Hazardous Waste Services) and 5047 (Medical and Hospital Equipment) and companies identified as being potential competitors to Caprius.

None of the comparable companies have characteristics identical to Caprius.  An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Companies identified by Hempstead as guideline companies were:

Biomedical Technology Solutions Holdings (OTCBB “BMTL”)
Cantel Medical Corp. (NYSE “CMN”)
MedClean Technologies, Inc. (OTCBB “MCLN”)
Sharps Compliance Corp. (NASDAQ “SMED”)
Stericycle, Inc. (NASDAQ “SRCL”)
Steris Corporation (NYSE “STE”)

After identifying public companies, Hempstead compared relevant financial data and calculated valuation multiples based upon the comparable companies’ implied market value of invested capital (“MVIC”) to recent measures of earnings before interest and taxes (“EBITDA”). Two of the identified companies, BMTL and MCLN, reported recent trailing twelve month revenues less than $3 million and negative trailing twelve month EBITDA. Of the companies identified, these firms were closest to Caprius in terms of these metrics. The implied MVIC, based on recent stock price, was calculated by Hempstead to be approximately $10.4 million for BMTL and $3.9 million for MCLN. By comparison, based on the proposed merger consideration, the implied MVIC for Caprius is $6.4 million. Due to negative EBITDA, the MVIC/EBITDA ratios calculated for BMTL and MCLN were not meaningful.

Two of the other companies identified, CMN and SMED, had recent twelve month revenues of $274 million and $39 million respectively. Hempstead calculated the MVIC/EBITDA to be 7.8x for CMN and 9.9x for SMED. The remaining companies SRCL and STE, were significantly larger than Caprius and the other guideline companies, each with recent twelve month revenues in excess of $1billion. Hempstead calculated the MVIC/EBITDA ratios to be 17.1x for SRCL and 12.6x for STE.

Due to its nominal revenues, negative EBITDA and stockholders’ equity, Hempstead determined that application of market derived multiples to these valuation metrics did not yield meaningful valuation indications. Therefore, Hempstead did not apply the guideline company method as primary valuation approach. Valuation data from identified guideline companies was utilized, however, in estimating exit multiples as part of Hempstead’s discounted cash flow analysis.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of Merger, acquisition and asset purchase transactions involving target companies that are in related industries to Caprius.  The comparable transaction analysis may provide a wide range of values due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information typically is not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer.

In searching for comparative transactions, Hempstead reviewed transaction rosters presented in Mergerstat Review 2010 published by FactSet Mergerstat LLC and Pratt’s Stats® online transaction database. Transactions posted by Mergerstat and Pratt’s Stats ® under various industry classifications were reviewed.  Hempstead also reviewed the public filings and press releases of companies identified as guideline public companies for past acquisitions of comparable businesses.

While a number of transactions were identified, none of the target companies in the comparable transactions have characteristics identical to Caprius. Further, no relevant publicly disclosed valuation data was identified.  Consequently, Hempstead did not rely upon a comparable transactions analysis as a valuation methodology in its fairness analysis.

Premiums Paid Analysis

During October 2010, through November 10, 2010, the closing stock price for Caprius Common Stock ranged from $0.02 to $0.03 per share. The Merger price of $0.065 per share implies a premium ranging from 225% (over $0.02) to 117% (over $0.03). Since Hempstead did not identify comparable transactions useable for valuation purposes, the premium implied by the merger was not directly compared to specific comparative transactions.

Discounted Cash Flow Analysis

The Income Approach to value is focused on the expected future economic returns.  For purposes of its analysis, Hempstead applied a discounted cash flow methodology (DCF). Key components of this analysis are Caprius’ projected cash flows, and the discount factor utilized to translate projected cash flows to an indication of value.

Projection of Cash Flows

Caprius provided Hempstead a 3-year budget prepared by management in 2009. The budget forecast considerable revenue growth over a three-year indicated period, with a 400-unit potential for SteriMed system sales and fluid sales derived from the installed base.  The third-year earnings before interest, taxes, depreciation and amortization (EBITDA) was projected at approximately $10.0 million, with a gross profit margin of approximately 60% and EBITDA margin of approximately 40%. In assessing the management projection Hempstead noted that:

•
The first year of the projection is indicated as 2009—the Company has historically underperformed its projections, as, financial and operational challenges hindered Caprius’ ability to execute its growth plan. Taking these factors into account Hempstead deemed it reasonable to assume that, on a going concern basis, should the Company receive the necessary capital, such projections (400 unit annual sales) would be feasible.  However, based upon the past track record of Caprius, it is probable that this level of sales volume would occur over a longer period; therefore, Hempstead assumed that the 400-unit volume is achieved in Year 5 of a the projection horizon.

•
Management projected third-year gross profit at 60% of sales, translating into an EBITDA margin of over 40%.  Given the considerable uncertainty associated with future input costs, labor costs and contract manufacturing expenses, Hempstead adjusted the gross margin to approximately 50% at Year 5, with resultant indicated EBITDA of $7.0 million (for 400 units and fluid sales on the installed base).

•
Hempstead assumed a 5-year “ramp-up” period reflecting sales growth toward a 400-unit peak.  Hempstead did not forecast net cash flows for the  interim period prior to the year-five EBITDA assumption of $7.0 million.  Rather, Hempstead assumed that the present value of capital infusions required in the beginning of the five-year period would be offset by cash inflows from sales growth in the latter portion of the 5-year period.

•
At the end of year-five, Hempstead assumed an exit value derived as a multiple of EBITDA.  For purposes of this analysis, Hempstead utilized a range of 5-7x EBITDA.  This reflects a discount to the public company multiples observed in Hempstead’s comparable companies analysis.  The Company is (and will be at year-five) considerably smaller and less diversified than the observed public companies and, as such, a relatively higher-risk investment.  Therefore, the estimated 5-year forward multiple was  in Hempstead’s judgment reflective of this differential.

Discount Rate

For purposes of discounting projected cash flows, Hempstead  considered rates of return consistent with venture capital investments due to Caprius early stage relative to its projected potential.  In addition to the empirical rate of return data, Hempstead also consider the following factors to be particularly relevant in estimating the appropriate discount rate range.  Such risk factors included:

•	On a stand-alone basis, the Company’s ability to operate as a going concern is questionable. The Company is highly leveraged and faces a potential default on its financial obligations.

•
The Company has experienced manufacturing issues resulting in past business interruption.  Although a temporary solution in Israel has been established, management will attempt to relocate manufacturing to the US to avoid the instability experienced in the past.  This, however, creates additional uncertainty.

•	The Company has a developed technology and numerous licenses to distribute its system and related consumables; however, widespread commercial acceptance has yet to be established.

Based upon the preceding considerations, Hempstead applied a range of discount rates from 40% to 45% which, in its judgment, was reasonable range given the commercial and financial risks associated with Caprius.

The range of exit multiples (5-7x EBITDA) and discount rates (40-45%) resulted in a matrix of indicated per-share values for Company Common Stock which is summarized below:

	Per-Share Values
	@ Discount Rates

Exit Multiple	40%	45%

5	$0.07	$(0.00)
6	$0.16	$0.07
7	$0.26	$0.15
In considering the relevance of the value indicated by the DCF analysis Hempstead noted that although there is substantial uncertainty associated with the Company’s projections, the development potential was a significant factor influencing Caprius value.  Since the proposed Merger Consideration fell into what Hempstead considered to be a reasonable range of value, the DCF analysis was an important part of Hempstead’s overall valuation analysis.

Net Asset Value Analysis

In the asset-based approach, value is based upon the subject company’s underlying net asset value.  An asset-based approach can take various forms, including value derivations based on book value or estimated liquidation value.  This type of analysis can be particularly relevant in the analysis of an asset holding company, or when realization of the subject company’s underlying net asset value is a relevant consideration.

As of June 30, 2010, Caprius’ balance sheet indicated a substantially negative net asset value.  The Company asset base was comprised primarily of inventories while the fixed assets were minimal due to outsourced manufacturing.  Although not reflected on the Company’s balance sheet, intangible assets were considered as important contributors to Caprius’ value on a going concern basis. The Caprius intangible assets include developed product technology as well as federal and state licenses regarding the sale of its Steri-Med Systems and Steri-Cid  disinfectant solution.  Although there are significant sunk costs associated with the development of the Caprius intellectual property and intangible assets, it was Hempstead’s understanding that value would not be realizable for such intangibles in a liquidation scenario nor would intangible asset value be separable from Caprius as a going concern.  Given the composition of the Company’s asset base and the indicated negative net asset value, Hempstead did not utilize net asset value as a component of its valuation analysis.

Conclusion

Based on the information and analyses set forth above, Hempstead delivered its written opinion to the Special Committee, which stated that, as of November 10, 2010, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the $0.065 per share Common Stock Merger Consideration to be received by our unaffiliated stockholders in the Merger is fair, from a financial point of view to such stockholders.

As part of its investment banking business, Hempstead regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, negotiated underwritings, private placements and for other purposes. The Special Committee determined to use the services of Hempstead because it is a recognized investment banking firm that has substantial experience in similar matters. Hempstead has received a fee of $30,000 for rendering a fairness opinion.  Also, Caprius has agreed to indemnify Hempstead and related persons and entities for certain liabilities that may relate to, or arise out of, its engagement.  Further, Hempstead has not previously provided, nor are there any pending agreements to provide, any other services to either Caprius, Vintage or Merger Sub.

In the ordinary course of business, Hempstead, and certain of Hempstead’s affiliates, as well as investment funds in which Hempstead or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Caprius, Vintage, Merger Sub or any other party that may be involved in the Merger and their respective affiliates.

Under Hempstead’s policies and procedures, its fairness committee did not approve or issue this opinion and was not required to do so.  Further, Hempstead’s opinion does not express an opinion about the fairness of the amount or nature of the compensation, if any, to any of Caprius’ officers, directors or employees, or class of such persons, relative to the compensation to the Caprius stockholders.

Certain Effects of the Merger

If the Merger Agreement is approved by our stockholders, and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Caprius with Caprius continuing as the surviving corporation, and 100% of the equity interests of Caprius will be owned directly by Vintage.

Pursuant to the Merger Agreement, at the effective time of the Merger, the holders of (i) shares of Common Stock (other than any shares owned by Vintage or Merger Sub, by Caprius as treasury stock, or by any stockholders who have properly exercised appraisal rights with respect to such shares) will be entitled to receive $0.065 per share in cash, (ii) shares of Series E Preferred (other than shares owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be entitled to receive $40.65 per share in cash, or $0.065 per share of Common Stock on an as-converted basis based upon its current conversion ratio of 625 shares of Common Stock per share of Series E Preferred, and (iii) shares of Series F Preferred (other than shares owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be entitled to receive $6.50 per share in cash, or $0.065 per share of Common Stock on an as-converted basis based upon its current conversion ratio of 100 shares of Common Stock per share of Series F Preferred, in each case, without interest and less any applicable withholding taxes.  In addition, the accrued dividends on the Series E Preferred and the Series F Preferred would be cancelled upon the Merger.

At the effective time of the Merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Caprius will become the officers of the surviving corporation. The certificate of incorporation and by-laws of Caprius as the surviving corporation will be remain the same as they were in effect immediately prior to the effective time of the Merger.

The shares of Caprius Common Stock are traded on the Pink OTC Market (commonly known as the “Pink Sheets”) under the ticker symbol “CAPI.PK.”  As a result of the Merger, we will be a privately held corporation, and there will be no public market for our Common Stock. After the Merger, our Common Stock will cease to be quoted, and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of our Common Stock under the Exchange Act will be terminated, which will terminate the requirement to furnish reports to stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Following the Merger, 100% of our outstanding Common Stock will be beneficially owned by Vintage, and no Preferred Stock will be outstanding. If the Merger is completed, Vintage will be the sole beneficiary of our future earnings and growth, if any, and will operate Caprius as Vintage may desire without being subject to disclosure obligations and any stockholder approval. Similarly, Vintage will also bear the risks of ongoing operations, including the risks of any decrease in our value after the Merger.

In connection with the Merger, Vintage will receive benefits and be subject to obligations in connection with the Merger that are different from, or in addition to, the benefits and obligations of our stockholders generally. As a result of the Merger, Vintage will benefit in that Caprius will no longer have to bear the expense and regulatory burdens associated with being a public company, which should improve Caprius’ operating cash flow and net income.  Although Caprius expects that as of the effective date of the Merger its net operating loss carry forward for tax purposes will be approximately $1.3 million, because of the change of control as a result of the Merger, there will be future limitations on the use of the loss carry forward.  Because of these limitations,  the availability of net operating loss carry forwards had no bearing upon Vintage’s decision to propose, or the structuring of, the transaction or upon the initial proposal of and the subsequent negotiations regarding the Merger Consideration.  A detriment to Vintage is that its new equity interests in Caprius will not initially be, and may not subsequently be, registered under the federal securities laws and that such equity interests will be illiquid without any public trading market for such securities. Additional incremental benefits to our directors George Aaron and Dwight Morgan may include, among other things, continuing as employees and executive officers of Caprius and being compensated for such services, including Mr. Morgan under an amended employment agreement.

Purpose and Reasons of the Vintage Reporting Persons for the Merger

Under the SEC rules governing “going private” transactions, the members of the Vintage Reporting Persons are deemed to be engaged in a “going private” transaction and, therefore, are required to express their reasons for the Merger to Caprius’ unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act.  The Vintage Reporting Persons are making the statements included under this caption solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The purpose for the Vintage Reporting Persons to engage in the Merger was to enable Vintage to acquire control of Caprius, in a transaction in which the unaffiliated stockholders will be cashed out in exchange for $0.065 per share of Common Stock, $40.65 per share of Series E Preferred, or $0.065 per share of Common Stock on an as-converted basis into Common Stock, and $6.50 per share of Series F Preferred, or $0.065 per share of Common Stock on an as-converted basis into Common Stock, so Vintage will bear the rewards and risks of the ownership of Caprius after shares of Caprius Common Stock cease to be publicly traded, including any increases in value of Caprius as a result of improvements to our operations or acquisitions of other businesses.

The Vintage Reporting Persons believe that as a privately-held entity, the Company will have greater flexibility to make decisions based upon longer-term considerations without concern about short-term price impact or about duties to stockholders other than the equity owners of Vintage.  As a result of the Caprius Common Stock being privately held, Caprius will also enjoy certain additional efficiencies, such as reduction of the time devoted by its management and certain other employees to compliance with certain SEC reporting requirements.

The Vintage Reporting Persons also believe that the Merger Consideration provides Caprius stockholders the opportunity to liquidate their investment at a substantial premium to the market prices prior to the Vintage Proposal and to do so without having to incur brokerage fees or to face liquidity issues and market fluctuations.  The Vintage Proposal was structured as a statutory cash merger on the belief that this structure presented the means for a prompt and orderly transfer of the share interests of unaffiliated stockholders in a single step.  The Vintage Reporting Persons did not consider any alternatives, such as a liquidation or bankruptcy, for achieving these purposes because of the possible adverse affect such proceedings could have on the continuation of the various regulatory permits and licenses held by Caprius.

Position of the Vintage Reporting Persons Regarding the Fairness of the Merger

The Vintage Reporting Persons believe that the interests of the unaffiliated stockholders of Caprius were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of the Special Committee’s independent legal and financial advisors.  The Vintage Reporting Persons attempted to negotiate a transaction that would be most favorable to them, and not to Caprius’ stockholders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.  None of the Vintage Reporting Persons participated in the deliberations of the Special Committee regarding, nor did any of them receive advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the Merger to the unaffiliated stockholders of Caprius.  None of the Vintage Reporting Persons believes that it has or had any fiduciary duties to Caprius or the unaffiliated stockholders of Caprius, including with respect to the Merger or its proposed terms.  The view of the Vintage Reporting Persons as to the fairness of the Merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the proposal to adopt the Merger Agreement and approve the Merger.

The Vintage Reporting Persons believe that the following factors provide a reasonable basis for their position that the terms and conditions of the Merger are substantively and procedurally fair to the Company and its unaffiliated stockholders:

•
Historical Financial Performance:  They reviewed the Company’s historical financial performance for the three years ended September 30, 2009 and the nine months ended June 30, 2010, which showed substantial continuing losses, and considered the Company’s current and anticipated business, financial condition, results of operations and prospects, including the prospects of the Company if it were to remain as a public reporting company, and also the prospects in light of changing economic conditions, and its knowledge of the industry in which the Company is engaged, including anticipated reductions in capital programs by hospitals and clinics.

•
Current Market Price:  They considered the historical market prices and recent trading activity for the Common Stock, including that the price of $0.065 per share to be paid in the Merger to the unaffiliated stockholders represents a premium of 157% over the trailing 30-day weighted average trading price of our Common Stock for the period ended November 10, 2010.

•
Cash Consideration and Liquidity:  The Merger will provide immediate and certain liquidity, without brokerage commissions and other costs associated with market sales, for the unaffiliated stockholders whose ability, absent the Merger, to sell their shares of Common Stock would be adversely affected by the limited trading volume and low public float for such shares.

•
Opportunity for Third Party Bids:  The Merger Agreement specifically permitted the Company the opportunity to conduct a “market check” during the period from November 10, 2010 (the date of the Merger Agreement) through December 15, 2010.  During the “market check” period, the Special Committee, through KPMG Corporate Finance, the investment advisor to the Special Committee, conducted a broad solicitation of interest, however, no solicited party submitted a competing proposal to acquire the Company.

•
Opinion of Hempstead:  Without adopting the opinion, the fact that the Special Committee received the opinion of Hempstead, its independent financial advisor, to the effect that as of November 10, 2010, and based upon and subject to the various considerations set forth in such opinion, the Merger Consideration to be received by unaffiliated holders of the Common Stock and Preferred Stock was fair from a financial point of view to such stockholders.

•
Independent Advisors:  To advise it in its negotiations, the Special Committee retained Hempstead and KPMG Corporate Finance as its own financial advisors and also retained its own legal advisors, each of which has extensive experience in transactions similar to the Merger, and none of which the Special Committee determined to have a relationship that would compromise its independence in the process.

•
No Financing Contingency:  The Merger is not conditioned on any financing being obtained by Vintage or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger Consideration will be paid to Caprius stockholders.

•	Specific Performance: Caprius has the ability to specifically enforce the terms of the Merger Agreement.

•
Change in Recommendation:  The Merger Agreement allows the Board or the Special Committee to withdraw or change its recommendation that Caprius stockholders adopt the Merger Agreement, and to terminate the Merger Agreement, in certain circumstances.

•
No Obligation to Recommend:  The Special Committee had no obligation to recommend the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, or any other transaction.

•
Formation and Authority of Special Committee:  In October 2010, after receipt of the Vintage Proposal, the Board formed a Special Committee which consisted solely of directors who are not, and have not been, officers or employees of the Company or Vintage, or their respective affiliates, and which was represented by its own legal counsel and its own experienced independent financial advisors.  The role of the Special Committee was to negotiate with Vintage in an effort to enhance stockholder value.

•
Negotiations:  The Merger Agreement was the result of active negotiations by the Special Committee, together with its advisors and counsel.  These negotiations resulted in, among other things, a 117% increase in the Merger Consideration from the initial Vintage Proposal.

•
Vote Required:  Approval of the Merger requires the affirmative vote of a majority of the outstanding Caprius voting shares.  Although the Merger Agreement does not provide for a vote of a majority of the unaffiliated stockholders, Vintage has agreed to limit its exercise of the Vintage Warrant for purposes of the approval of the Merger and the Merger Agreement to not more than 40% of the voting power of our capital stock as of the record date, thereby requiring unaffiliated stockholders holding at least approximately 10.1% of the voting shares to affirmatively vote for approval of the Merger.

•
Appraisal Rights:  Company stockholders who do not vote in favor of the Merger and who comply with certain procedural requirements will be entitled, upon the effectiveness of the Merger, to exercise statutory appraisal rights under the DGCL, which allows such stockholders to receive the “fair value” of their shares either as determined by the Delaware Court of Chancery or by negotiation with the Company, and paid to them in cash.

Plans for the Company after the Merger

Vintage expects that, following the Merger, Caprius’ operations will be conducted substantially as they are currently being conducted.  Vintage has informed us that, except as otherwise described in this proxy statement, it has no current plans, proposals or negotiations which relate to or would result in (i) an extraordinary transaction, such as a merger, reorganization or liquidation, involving Caprius or any of our subsidiaries, (ii) any purchase, sale or other transfer of a material amount of the assets of Caprius or any of our subsidiaries, (iii) any change in our current Board or management or (iv) any other material change in Caprius’ business.  Following the Merger, however, Vintage may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable, and will be free to make any changes that it deems advisable or appropriate.

Effect on the Company’s Business if the Merger is Not Completed

If the Merger Agreement is not adopted by the Caprius stockholders or if the Merger is not completed for any other reason, Caprius stockholders will not receive any payment for their shares in connection with the Merger and will continue as stockholders. Caprius will remain a public company, and shares of our Common Stock will continue to be listed and traded on the Pink Sheets and registered under the Exchange Act, and the shares of Series E Preferred and Series F Preferred will remain outstanding, and dividends will continue to accrue on the Series E Preferred and Series F Preferred. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of the risks and opportunities on the future value of your Caprius shares. If the Merger Agreement is not adopted by Caprius stockholders or if the Merger is not consummated for any other reason, there can be no assurance that Vintage will offer any other transaction to Caprius, or, if offered, such transaction would be acceptable to the Board, or that the business, prospects or results of operations of Caprius will not be adversely impacted or that Caprius will be able to meet its obligations under the Vintage Loan Agreement to avoid foreclosure or to obtain capital as needed at that time.   Under specified circumstances, Caprius may be required to pay Vintage a termination fee and expenses as described under the section entitled “The Merger Agreement—Effects of Terminating the Merger Agreement,” beginning on page 55 of this proxy statement.

Financing

As part of the Merger Agreement, Vintage and Merger Sub represented and warranted to Caprius that Vintage and Merger Sub have, and at closing of the Merger will continue to have, all of the funds necessary to consummate the Merger on the terms and conditions in the Merger Agreement. Vintage and Merger Sub will pay $914,000 for the Company shares that Vintage and Merger Sub do not own. The payments will be funded with cash Vintage has on hand.

Treatment of Common Stock and Preferred Stock

The Merger Agreement provides that, at the effective time of the Merger, each share (other than shares held by us in treasury, shares held by Vintage or Merger Sub, and shares owned by stockholders who properly exercise appraisal rights with respect to such shares) of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive $0.065 in cash, without interest and less any applicable withholding taxes, and will be cancelled.  At the effective time of the Merger, each share of Series E Preferred (other than shares of Series E Preferred owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $40.625 in cash, without interest and less any applicable withholding tax.  The per share consideration for the Series E Preferred represents the common-equivalent consideration for such Series E Preferred based on its current conversion ratio of 625 shares of our common stock per share of our Series E Preferred and the per common share merger consideration of $0.065.  At the effective time of the Merger, each share of Series F Preferred (other than shares of Series F Preferred owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding tax.  The per share consideration for the Series F Preferred represents the common-equivalent consideration for such Series F Preferred based on its current conversion ratio of 100 shares of our Common Stock per share of our Series F Preferred and the per common share merger consideration of $0.065.  In addition, any accrued dividends on the Series E Preferred and the Series F Preferred would be cancelled pursuant to the Merger.

Treatment of Stock Options and Warrants

At the effective time of the Merger, the vesting of all outstanding unvested stock options will be accelerated and such options will be fully vested and exercisable.  Each outstanding stock option will then be cancelled in the Merger, and in consideration of such cancellation each holder thereof will be entitled to receive a cash payment equal to the excess (if any) of $0.065 over the per share exercise price of such stock option multiplied by the number of shares subject to such option.  The exercise prices of these outstanding options are greater than $0.065 per share, other than options exercisable for 500,000 shares at an exercise price of $.05 per share.

At the effective time of the Merger, all outstanding warrants which by their terms would terminate upon the Merger will terminate and be cancelled and each holder thereof will be entitled to receive a cash payment equal to the excess (if any) of $0.065 over the per share exercise price of these warrants multiplied by the number of shares subject to such warrants.  The exercise prices of these warrants are greater than $0.065 per share.

As a condition to closing the Merger, we were required to obtain the consent of the holders of warrants (other than the Vintage Warrant) issued under two series of warrant agreements that did not provide for termination upon the Merger to permit such termination.  We have obtained the consent of the 11 holders of those warrants to amendments to their warrant agreements to provide for a call right in favor of Caprius to purchase all, and not less than all, of those warrants at a price of $0.0452 per share for the shares underlying those warrants.  The call right is exercisable until July 31, 2011, and the closing of the Merger is deemed to be an exercise by us of the call right.  An aggregate of 4,008,470 shares of Common Stock underlie those warrants.

Deregistration of Caprius Common Stock

If the Merger is completed, our Common Stock will no longer be listed or traded on the Pink OTC Market (commonly known as the “Pink Sheets”) and will be deregistered under the Exchange Act.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board that you adopt the Merger, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Compensation of Members of the Special Committee

Each member of the Special Committee will receive a fee of $25,000 for the performance of his duties as a member of the Special Committee, including his participation in meetings and conference calls of the Special Committee and with Vintage and the advisors of the Special Committee, review of documentation and consultation with the Board and management.

Arrangements with our Executive Officers

Dwight Morgan and George Aaron, our President/Chief Executive Officer and Vice President- International Sales, respectively, will continue in those positions after the Merger.  Mr. Morgan’s Employment Agreement, dated October 16, 2009, will be amended upon the Merger.  The “change of control” provision in Mr. Morgan’s Employment Agreement provides that neither a going-private transaction by Caprius nor a transaction involving Vintage would be deemed to constitute a “change of control” for purposes of a termination payment due to a change of control under that Agreement.  The major changes to Mr. Morgan’s Employment Agreement will be providing for a bonus up to 50% of his base salary based upon the achievement of certain corporate and individual performance goals, granting options to him for the purchase of up to 5% of Caprius’ then outstanding common stock at an exercise price to be determined under a plan to be established, payment of reasonable relocation expenses in the event Caprius establishes its headquarters other than in the Detroit, Michigan area, and obtaining a key-man life insurance policy paid for by Caprius covering Mr. Morgan in an amount to be determined and for which he may name the beneficiary.  His post-employment non-competition and non-solicitation provisions will remain in effect.  Mr. Aaron is employed on an “at will” basis without any employment agreement, and he will not receive an employment agreement after the Merger.  Neither Mr. Morgan nor Mr. Aaron will receive any severance or bonus payments by reason of the Merger.  The stock options held by each of them will terminate upon the Merger, see “Treatment of Stock Options and Warrants” above.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Caprius and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Vintage is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Caprius and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (as in effect on the date of the Merger Agreement) of Caprius and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Caprius and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Caprius or any of its subsidiaries.

The Merger Agreement provides that as a condition to closing the Merger, Caprius will obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies.  This extension was obtained on November 15, 2010.

Certain Relationships between Vintage and Caprius

On September 16, 2009, Vintage, a privately owned company involved in equity and debt investment activities, and Caprius entered into a Securities Purchase and Sale Agreement, as amended by Amendment No. 1, dated as of September 8, 2010, Amendment No. 2, dated as of November 4, 2010, Amendment No. 3, dated as of November 18, 2010, Amendment No. 4, dated as of December 16, 2010, and Amendment No. 5, dated as of March 9, 2011 (collectively, the “Vintage Loan Agreement”), providing for advances to Caprius initially up to $3 million and subsequently increased to $6.7 million.  As of February 28, 2011, Vintage had advanced approximately $5.5 million to Caprius, exclusive of an additional $1.97 million of capitalized obligations (including approximately $975,000 of interest) owed to Vintage.  Our obligation to Vintage is evidenced by the Vintage Note, bearing interest at a default rate of 17% per annum.  The maturity date of the Vintage Note initially was December 16, 2010.  On December 16, 2010, the maturity date was extended to February 1, 2011.  On January 31, 2011, the maturity date was further extended to the earlier of (i) April 30, 2011 or (ii) the termination of the Merger Agreement. The Vintage Loan Agreement is secured by a first lien on the assets of Caprius and its subsidiaries, including the intellectual property, and contains extensive affirmative and negative covenants with respect to Caprius’ business operations and transactions, such as prohibitions on mergers, consolidations, or sales of all or a substantial part of our assets.

At the time of the initial Vintage Loan Agreement, the parties entered into an Investment Monitoring Agreement providing for an Operating Committee composed of two persons designated by each party for the purpose of reviewing budgets, strategic planning, financial performance and similar matters, and that Committee has the right to make recommendations to our Board.

On January 22, 2010, as a post-closing obligation under the Vintage Loan Agreement, we issued a warrant to Vintage (the “Vintage Warrant”) for the purchase of a number of shares of Common Stock that would equal 40% of the outstanding Caprius Common Stock on a fully-diluted basis, at an exercise price of $0.01 per share, for a term of seven years.  Based upon the capitalization as of February 28, 2011, the Vintage Warrant would be exercisable for 16,647,173 shares of Common Stock.  In the Merger Agreement, Vintage agreed to limit its exercise of the Vintage Warrant for purposes of the approval of the Merger and the Merger Agreement to not more than 40% of the voting power of our capital stock as of the record date for the Special Meeting; however, it retained the right to exercise the Vintage Warrant, in whole or in part, for any purpose other than approval of the Merger and the Merger Agreement.  On March 8, 2011, Vintage exercised the warrant for 9,371,243 shares of Common Stock.  As part of the grant of the Vintage Warrant, Vintage obtained certain preemptive rights with respect to our securities and observer rights for meetings of our Board, pursuant to an Equity Rights Agreement, and we also agreed to register the shares of Common Stock underlying the Vintage Warrant under the Securities Act, pursuant to a Registration Rights Agreement.

As the primary lender, Vintage receives periodic financial and operational reports from Caprius as required under the Vintage Loan Agreement.  Vintage also communicates regularly with Caprius management, both on a formal and informal basis, regarding the status of the Vintage loan and Caprius’ prospects and future business plans.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing fees paid to the SEC, in each case in connection with the Merger, will be paid by us.  Upon the occurrence of certain events providing grounds for termination of the Merger Agreement, a party may have to reimburse the other party’s expenses, see “The Merger Agreement-Fees and Expenses” on page 56 of this proxy statement.

The table below sets forth the estimated fees and expenses incurred by the Company in connection with the Merger.

Description	Amount
Filing fees	$65
Legal and accounting fees and expenses	112,500
Financial advisory fees and expenses	155,000
Special committee retainer and meeting fees	50,000
Printing, proxy solicitation and mailing costs	57,500
Miscellaneous	4,935
Total	$380,000

Financial Projections

The Company does not, as a matter of course, provide financial guidance or publicly disclose projections of future revenues, earnings or other financial performance.  However, in connection with the Merger proposal presented by Vintage, in November 2010, the Company’s management provided to Hempstead, a financial advisor to the Special Committee, a three-year budget projection for the three calendar years ending December 31, 2011 and other background and financial information.  Company management had prepared the budget projections in July 2009 as part of the Company negotiating the loan facility with Vintage.  The budget projections, which are set forth below, should not be regarded as an indication that the Company considered or now considers these projections to be a reliable prediction of future results.

These budget projections were prepared by Jonathan Joels, then our Treasurer and Chief Financial Officer, and Raymond Jackshies, then our Controller and now our Treasurer and Chief Financial Officer, and inputs from other members of Company management.  Neither Vintage nor its representatives participated in the preparation of or had any responsibility as to the budget projections.  They reflect management’s best available estimates and judgments at that time as to the Company’s expected future financial performance, taking into account historical performance, sales projections, the current economy and business trends, and the Company’s capital needs and strategic plans, and were not prepared with a view toward public disclosure or with a view of complying with any established guidelines for financial projections.  Neither the Company’s registered public accountants nor any other registered public accounting firm has examined or compiled the budget projections and, accordingly, no registered public accountant expresses any opinion or any other form of assurance or association with respect thereto.

The budget projections are included in this proxy statement only because they made available, together with similar documents, by the Company on a confidential basis to Hempstead in connection with its financial analysis undertaken for purposes of rendering the opinion to the Special Committee described in “Opinion of Hempstead & Co. Incorporated to the Special Committee” beginning on page 22 of this proxy statement.  The information in the budget projections is not fact, and readers of this proxy statement are cautioned not to place any reliance on the prospective information in the budget projection.  These projections are by their nature forward-looking, and should be read with the section “Cautionary Statement Regarding Forward-Looking Information” on page 40 of this proxy statement.

The budget projections are subjective in many respects, and although presented with numerical specificity, they reflect assumptions and estimates relating to the Company’s business, particularly, sales growth, availability of working capital and manufacturing capability.  In fact, the Company did not meet the budget projections for its 2009 and 2010 fiscal years. While such estimates were reasonable at the time the projections were prepared, they were not intended as predictions and do not reflect the actual results.

The following are the budget projections described above for the 2009, 2010 and 2011 calendar years based upon increasing levels of unit sales each year during the period:

	Calendar 2009 130 Units	Calendar 2010 270 Units	Calendar 2011 400 Units

	$	$	$

Sales	7,544,964	15,850,444	25,215,103
Cost of Goods	4,458,102	6,926,377	10,232,609
Gross Profit	3,086,862	8,924,066	14,982,494

Sales & Marketing	1,254,230	1,805,076	2,886,091
R&D - Production Transplant	70,000	80,000	89,600
General & Administrative	1,078,320	1,293,984	1,552,781
Non Public Company Expenses	158,400	174,240	191,664
Total Expenses	2,560,950	3,353,300	4,720,136
Net Profit Before Interest, Taxes, Depn & Amort.	525,912	5,570,766	10,262,358

Going Private Costs	350,000	0	0
Interest Expense	0	0	0
Net Profit Before Taxes, Depn & Amort.	175,912	5,570,766	10,262,358

Taxes	0	0	0
Net Profit Before Depn & Amort	$175,912	$5,570,766	$10,262,358

Appraisal Rights

Under Section 262 of the DGCL, Caprius stockholders are entitled to appraisal rights in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL.  If the Merger is consummated, dissenting stockholders who follow the procedures described in Section 262 within the appropriate time periods will be entitled to have the value of their shares of stock determined by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with interest, if any, in lieu of the Merger Consideration. These rights are known as appraisal rights. If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger and must meet the conditions described in the section entitled “Appraisal Rights” beginning at page 57 of this proxy statement. The rules and procedures relating to appraisal rights are also described in such section.  In addition, the text of Section 262 is attached hereto as Annex C.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to the holders of Caprius Common Stock and Preferred Stock whose shares will be converted to cash in the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that the holders of Caprius Common Stock and Preferred Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Caprius Common Stock or Preferred Stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our Common Stock and Preferred Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Caprius Common Stock or Preferred Stock through the exercise of options or otherwise as compensation, holders who hold their Caprius Common Stock and Preferred Stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who exercise appraisal rights. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a U.S. holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Caprius Common Stock and Preferred Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

All holders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Caprius Common Stock and Preferred Stock pursuant to the Merger.

For purpose of this discussion, a “U.S. holder” means, a beneficial owner of the Common Stock or Preferred Stock that is:

•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to United States federal income tax regardless of its source; or
•
a trust if, in general, the trust is subject to the supervision of a court within the United States, and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all significant decisions of the trust.

A “non-U.S. holder” means a beneficial owner of Common Stock or Preferred Stock that is not a U.S. holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Common Stock or the Preferred Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Stockholders that are partnerships (as well as partners in these partnerships) are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of such shares in the Merger.

Neither Vintage nor any of the other Vintage Reporting Persons will have any reportable tax consequences as a result of the Merger as Vintage will be retaining its equity interest in Caprius following the closing of the Merger, and will become its sole stockholder.  Caprius also will not have any reportable tax consequences by reason of the exchange by stockholders of their Caprius capital stock upon the closing of  the Merger.  However, the Merger will have other tax consequences for Caprius, such as increasing the limit on the Company’s net operating loss carry forward.

Treatment of the Merger

The conversion of shares of Caprius Common Stock and Preferred Stock into cash pursuant to the Merger will be in part a taxable redemption and in part a taxable sale for U.S. federal income tax purposes.

A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Caprius Common Stock and Preferred Stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Caprius Common Stock and Preferred Stock.

Any gain realized by a non-U.S. holder upon the conversion of shares in the Merger generally will not be subject to United States federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares.  We currently are not a “United States real property holding corporation.”

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable United States federal income tax rates. Any gains of a foreign corporation non-U.S. holder described in clause (i) of the preceding sentence may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a United States office of a broker. United States information reporting and backup withholding generally will not apply to a payment of proceeds from a disposition of common stock where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain United States connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

This discussion is a general summary and does not purport to be a comprehensive analysis of description of all potential U.S. federal income tax consequences of the Merger. Each stockholder is urged to consult his, her or its own tax advisor as to the U.S. federal income tax consequences and as to any U.S. estate, gift, state, local, or non-U.S. tax consequences of the Merger.

Regulatory Approval

The Company is not aware of any material governmental or regulatory approval required for completion of the Merger, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

            This proxy statement and the documents to which we refer you to in this proxy statement include certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “would,” “could,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, without limitation:

•	the occurrence of any event, occurrence, fact, condition, change, development or effect that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against us and others following announcement of entering into the Merger Agreement or the filing of this proxy statement;

•	the inability to complete the Merger due to the failure to obtain the stockholder adoption thereof or the failure to satisfy other conditions to completion of the Merger;

•	the effect of the announcement of the proposed Merger on our relationships with customers, suppliers and other business partners;

•	the possibility that the proposed transaction may disrupt current plans and operations and potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the possibility that our operating results may fail to meet our financial projections; and

•	the possibility that our creditors may pursue their rights under their financing agreements and cause us to liquidate our assets.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive.  We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the Merger.  In light of the significant uncertainties inherent in forward-looking statements contained herein, stockholders should not place undue reliance on them, which reflect management’s views only as of the date hereof.  We cannot guarantee any future results, levels of activity, performance or achievements.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revisions or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning Vintage, Merger Sub and their affiliates related to the Merger has been supplied by such entities and their affiliates, and has not been independently verified by us.

THE PARTIES TO THE MERGER

Caprius, Inc.
10 Forest Avenue
Paramus, New Jersey 07652
(201) 342-0900

Caprius, Inc. is a Delaware corporation organized in 1983 which since December 2002 has been engaged in the development, manufacture and distribution of its proprietary compact on-site medical waste processing systems.  The product lines consist of the SteriMed and SteriMed Junior compact systems and the disinfection solution Ster-Cid.  Reference to Caprius or the Company include operations of its subsidiaries M.C.M. Environmental Technologies, Inc., a Delaware corporation, and M.C.M. Environmental Technologies Ltd., an Israeli corporation.

Vintage Capital Group, LLC and Capac Co.

c/o Vintage Capital Group, LLC
11611 San Vicente Boulevard
Los Angeles, California 90049
(310) 979-9090

Vintage Capital Group, LLC (“Vintage”) is a Delaware limited liability company engaged in principal investment activities, including in operating business and early stage investments through equity investments, debt purchases, restructurings and turnarounds, debtor in possession financing and sale-leaseback transactions.  Vintage, with a capital base exceeding $150 million, combines decades of investment, operating and management skills. Capac Co. (“Merger Sub”) is a newly-formed Delaware corporation and a wholly-owned subsidiary of Vintage. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby.  As of March 11, 2011, the Record Date for the Special Meeting, Vintage owned 9,371,243 shares of Caprius Common Stock, equal to 40% of Caprius’ outstanding voting securities, excluding 7,275,930 shares of Common Stock underlying the Vintage Warrant.  Vintage and Merger Sub are private companies.

The Fred C. Sands Children’s Trust, The Fred C. Sands Family Revocable Trust and Fred C. Sands

c/o Vintage Capital Group, LLC
11611 San Vicente Boulevard
Los Angeles, California 90049
(310) 979-9090

The Fred C. Sands Children’s Trust (the “Children’s Trust”) owns 15% of the membership interests of Vintage.  The principal business of the Children’s Trust is to manage the assets of the Children’s Trust for the beneficiaries thereof.

The Fred C. Sands Family Revocable Trust (the “Family Trust”) owns 85% of the membership interests of Vintage.  The principal business of the Family Trust is to manage the assets of the Family Trust on behalf of the beneficiaries thereof.

Fred C. Sands is the trustee of each of the Children’s Trust and the Family Trust and the manager of Vintage.  The principal occupation of Mr. Sands is to serve as the Chairman of Vintage Real Estate, LLC, a firm specializing in the acquisition and redevelopment of under-performing regional malls and large shopping centers, the Chairman of Vintage Fund Management, LLC, a private investment fund investing in established lower middle-market businesses through structured growth equity investments, and manager of Vintage.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Caprius board of directors (which we also refer to as the “Board”) to be exercised at the Special Meeting to be held on April 21, 2011 at the offices of Carter Ledyard & Milburn LLP at 2 Wall Street (18th Floor), New York, N.Y., at 9:00 a.m., New York time.

The Special Meeting is being held for the following purposes:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 10, 2010, by and among Caprius, Vintage and Merger Sub, as it may hereafter be amended from time to time.

2.
To consider and vote on a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of such adjournment to adopt the Merger Agreement.

3.	To consider and vote on such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

A copy of the Merger Agreement is attached to this proxy statement as Annex A. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Caprius, which we refer to as the “Merger.”

At the effective time of the Merger, with respect to the issued and outstanding Caprius capital stock (other than shares held by us in treasury, shares owned by Vintage or Merger Sub, and shares owned by stockholders who have properly exercised appraisal rights with respect to such shares),

(i) each share of Common Stock will be converted into the right to receive $0.065 in cash;

(ii) each share of Series E Preferred will be converted into the right to receive $40.625 in cash, which per share consideration represents the common-equivalent consideration for such Series E Preferred based on its current conversion ratio of 625 shares of our Common Stock and the per common share merger consideration of $0.065; and

(iii) each share of Series F Preferred will be converted into the right to receive $6.50 in cash, which per share consideration represents the common-equivalent consideration for such Series F Preferred based on its current conversion ratio of 100 shares of our Common Stock per shared and the per common share merger consideration of $0.065;

all of which will be without interest and less any applicable withholding tax.

Our Board’s Recommendation

The Caprius Board unanimously approved the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and declared the same to be advisable and in the best interests of Caprius and its unaffiliated stockholders.  The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the Special Meeting to adopt the Merger Agreement. A Special Committee of our Board, consisting of the Company’s two non-employee independent directors, has also unanimously approved the Merger Agreement and recommended that the Board approve and adopt the Merger Agreement.

Record Date, Notice and Quorum

We have fixed the close of business on March 11, 2011 as the Record Date for the Special Meeting.  Only holders of record of our outstanding Common Stock and Preferred Stock on the Record Date are entitled to vote at the Special Meeting. On the Record Date, there were outstanding (i) 14,803,108 shares of Common Stock, (ii) 4,200 shares of Series E Preferred, having 625 votes per share on an as-converted basis and (iii) 60,000 shares of Series F Preferred, having 100 votes per share on an as-converted basis.

The presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of Common Stock and Preferred Stock entitled to vote at the Special Meeting shall be necessary and sufficient to constitute a quorum for the purpose of considering the proposals.  Abstentions will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Special Meeting, we currently expect that the Special Meeting may be adjourned.

Required Vote

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the Merger Agreement.

Completion of the Merger requires adoption of the Merger Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote thereon.  Vintage is the record owner of 9,371,243 shares of our Common Stock, equal to approximately 40% of the voting power of the outstanding shares entitled to vote at the Special Meeting.  Vintage has informed us that it will vote its shares in favor of the proposal to adopt the Merger Agreement.  The vote of a majority of unaffiliated stockholders is not required under Delaware law and is not required by the Merger Agreement.  If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Under the rules of the Financial Industry Regulatory Authority, banks, brokers and other custodians who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” We do not anticipate any “routine” matters to be voted upon at the Special Meeting.  Therefore, “Broker non-votes” will be not be counted for the purpose of determining a quorum.  Because approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock and Preferred Stock, voting as a single class, any “broker non-votes” will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Revocability of Proxy

If you submit a proxy by telephone, Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the Special Meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting, or at any adjournments or postponements thereof, for a vote.

If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.  ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE “AGAINST” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.  Please provide voting instructions to the nominee that holds your shares by carefully following its instructions.

Proxies received at any time before the Special Meeting that have not been revoked or superseded before being voted will be voted at the Special Meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the Special Meeting:

•
if you hold your shares in your name as a stockholder of record, by notifying our Chief Financial Officer at the following address: Caprius, Inc., Attention: Chief Financial Officer, 10 Forest Avenue, Paramus, NJ 07652;

•	by attending the Special Meeting and voting in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote in person at the Special Meeting);
•	by submitting a later-dated proxy card;
•	if you submitted a proxy by telephone, by submitting a proxy again by telephone;
•	if you submitted a proxy by Internet, by submitting a proxy again by Internet; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Persons Making the Solicitation

This proxy solicitation is being made and paid for by Caprius on behalf of the Board.  Caprius will pay all expenses of this solicitation, including the cost of preparing and mailing this document. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.  We have retained Georgeson to assist with the solicitation of proxies and we will pay Georgeson’s fees and expenses.

We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our Common Stock and Preferred Stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any signed proxies received by Caprius in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. Any adjournments of the Special Meeting for the purpose of soliciting additional proxies will allow Caprius stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.  The Board may also postpone the Special Meeting in advance of the opening of the Special Meeting.

Transfer or Sale of Shares

If you held your shares of Common Stock and Preferred Stock on March 11, 2011, the Record Date for the Special Meeting, but sell or otherwise transfer your shares prior to the effective time of the Merger, you will not have the right to receive the Merger Consideration. The right to receive the Merger Consideration when the Merger becomes effective will pass to the person who as of the effective time of the Merger owns the shares of our Common Stock or Preferred Stock that you previously owned. The voting rights with respect to shares of Common Stock and Preferred Stock owned by you on the record date of the Special Meeting, but subsequently sold or transferred by you would depend upon any arrangements with the purchaser or transferee of such shares.

Securities Ownership of Directors and Executive Officers

As of the Record Date, certain of our directors and executive officers, as a group, directly or indirectly beneficially owned and were entitled to vote an aggregate of approximately 268,536 shares of Common Stock, representing approximately 1.1% of the voting power of our securities entitled to vote at the Special Meeting. They did not own any shares of Preferred Stock.  These directors and executive officers have informed us that they intend to vote the shares of Common Stock that they own “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the Special Meeting to adopt the Merger Agreement.  The members of the Special Committee do not have significant share holdings.  See “Securities Ownership of Certain Beneficial Owners and Management” on page 63 of this proxy statement.

Other Matters

Our Board does not know of any other business that will be presented at the Special Meeting or any adjournment or postponement thereof. If any other proposal comes up for a vote at the Special Meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, the proxy holders will vote your shares of Common Stock and Preferred Stock in accordance with their best judgment.

Questions and Additional Information

If you have more questions about the Special Meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our Chief Financial Officer at (201) 342-0900.

PROPOSAL NO. 1: THE MERGER

             In this section: Caprius Inc. is also referred to as “Caprius,” “we” or “us”; the Agreement and Plan of Merger, dated as of November 10, 2010, by and among Caprius, Vintage Capital Group, LLC (“Vintage”) and Capac Co. (“Merger Sub”), is referred to as the “Merger Agreement”; the board of directors of Caprius is referred to as the “Board”; and the special committee of the Board, comprised of independent non-employee directors to consider, examine, explore, review, analyze and negotiate the terms and conditions of a “going private transaction,” described in the section entitled “Special Factors – Background of the Merger” beginning on page 15 of this proxy statement, is referred to as the “Special Committee.”

THE MERGER AGREEMENT

             The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the Merger Agreement which is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the Merger. We also urge you to obtain and review the Caprius public filings that are incorporated herein, see “Where You Can Find More Information” beginning on page 68 of this proxy statement.

The Merger Agreement and this summary have been included to provide you with information regarding the terms of the Merger Agreement. The terms of the Merger Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, among the parties in relation to the Merger and are solely for the benefit of the parties thereto.

The Merger Agreement contains representations and warranties that Caprius, Vintage and Merger Sub made to each other as of specific dates. The representations and warranties were negotiated among the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the Merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under United States federal securities laws.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (which is referred to as the “DGCL”), Merger Sub will merge with and into Caprius and the separate corporate existence of Merger Sub will cease. Caprius will be the surviving corporation in the Merger. The certificate of incorporation and the by-laws of Caprius as currently in effect will continue in effect after the effective time of the Merger.

The directors of Merger Sub immediately prior to the effective time of the Merger will be the initial directors of the surviving corporation, until their successors are duly elected or appointed and qualified (in the manner provided in the certificate of incorporation and by-laws of the surviving corporation) or until their earlier death, resignation or removal. The officers of Caprius immediately prior to the effective time of the Merger (other than those who Vintage determines shall not remain as officers of the surviving corporation) will be the initial officers of the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Completion and Effectiveness of the Merger

We intend to complete the Merger after all of the conditions to closing of the Merger contained in the Merger Agreement (described below under “The Merger Agreement–Conditions to Completion of the Merger”) are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Caprius. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or such later time as provided in the Certificate of Merger and agreed to by Caprius and Vintage.

We currently plan to complete the Merger during the second quarter of calendar 2011, with June 30, 2011 as the outside date in the Merger Agreement.  However, we cannot predict the exact timing because completion of the Merger is subject to certain conditions.

Consideration to be Received Pursuant to the Merger; Treatment of Equity Awards

The Merger Agreement provides that, as of the effective time of the Merger with respect to shares then outstanding:

•
each share of Caprius Common Stock (other than shares held by Caprius in treasury, shares owned by Vintage or Merger Sub and shares owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $0.065 in cash without interest and less any applicable withholding tax, and will be automatically cancelled and retired and will cease to exist;

•
each share of Series E Preferred (other than shares of Series E Preferred owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $40.625 in cash, without interest and less any applicable withholding tax, and will be automatically cancelled and retired and will cease to exist.  The per share consideration for the Series E Preferred represents the common-equivalent consideration for such Series E Preferred based on its current conversion ratio of 625 shares of our common stock per share of our Series E Preferred and the per common share merger consideration of $0.065;

•
each share of Series F Preferred (other than shares of Series F Preferred owned by stockholders who have properly exercised appraisal rights with respect to such shares) will be converted into the right to receive $6.50 in cash, without interest and less any applicable withholding tax, and will be automatically cancelled and retired and will cease to exist.  The per share consideration for the Series F Preferred represents the common-equivalent consideration for such Series F Preferred based on its current conversion ratio of 100 shares of our common stock per share of our Series F Preferred and the per common share merger consideration of $0.065;

•
each share of Caprius Common Stock and Preferred Stock issued and outstanding immediately prior to the effective time that is held by Caprius in treasury or held by Vintage or Merger Sub will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for it;

•
each share of Caprius Common Stock and Preferred Stock, the holder of which has properly exercised (and has not withdrawn or lost) appraisal rights under Section 262 of the DGCL, shall be cancelled and will cease to exist, except that it shall thereafter represent those rights under the DGCL (if such stockholder withdraws or loses its rights of appraisal, then such share shall be converted into and represent only the right to receive the Merger Consideration, without interest and less any applicable withholding taxes); and

•
each share of Common Stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one newly issued, fully paid and nonassessable share of Common Stock of the surviving corporation.

Each certificate that immediately prior to the effective time of the Merger represented such shares of Common Stock and Preferred Stock shall, after the effective time of the Merger, only represent the right to receive the Merger Consideration.

Each option and warrant (other than the Vintage Warrant and warrants which by their terms would not terminate on the Merger) to acquire a share of Common Stock of Caprius, which is outstanding as of the effective time of the Merger, whether vested or unvested, will be terminated by its terms or cancelled in exchange for the right to receive a cash payment (without interest and less any applicable tax withholdings) equal to the product of:

•	the number of shares of Common Stock subject to such option or warrant; and
•	an amount that is equal to the excess, if any, of $0.065 over the exercise price per share of such option or warrant.

As a condition to closing the Merger, we were required to obtain the consent of holders of warrants (other than the Vintage Warrant) issued under two series of warrant agreements that did not provide for termination on the Merger to permit such termination.  We have obtained the consent of the 11 holders of those warrants to amendments to their warrant agreements to provide for a call right in favor of Caprius to purchase all, and not less than all, of those warrants at a price of $0.452 per share for the shares underlying those warrants.  The call right is exercisable until July 31, 2011, and the closing of the Merger is deemed to be an exercise by us of the call right.

Payment for Caprius Common Stock and Preferred Stock in the Merger

Prior to the effective time of the Merger, Vintage will select an exchange agent approved by Caprius. At the effective time of the Merger, Vintage will deposit (or will cause to be deposited) with the exchange agent, in trust for the benefit of holders of Caprius Common Stock and Preferred Stock, cash sufficient to pay the amount owing under the Merger Agreement for all shares of Caprius Common Stock and Preferred Stock to be exchanged in the Merger.

As soon as practicable after the effective time of the Merger, the exchange agent will mail to each record holder of Common Stock and Preferred Stock a letter of transmittal and instructions for use in effecting the surrender of the holder’s shares of Common Stock and Preferred Stock in exchange for the Merger Consideration. You should not send in your certificates representing shares of Common Stock or Preferred Stock until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if any of your certificates has been lost, stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Vintage, post a bond in a customary amount as indemnity against any claim that may be made with respect to such lost, stolen or destroyed certificates.

The exchange agent will pay your Merger Consideration to you after you have surrendered your share certificates (or affidavits of loss in lieu thereof) and returned a duly executed letter of transmittal and any other documents as may reasonably be required by the paying agent. No interest will be paid or accrued in respect of cash payments of Merger Consideration. The surviving corporation and the paying agent may reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes.

Representations and Warranties

Caprius made certain customary representations and warranties in the Merger Agreement to Vintage and Merger Sub that are subject in some cases to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our corporate organization and valid existence, power to conduct business, qualification and good standing;
•	ownership of our subsidiaries;
•	our capitalization;
•	our corporate authority to enter into and carry out the obligations under the Merger Agreement;
•	our entry into the Merger Agreement will not conflict with any of our charter documents or existing agreements, and will not require consents except as stated therein;
•	our reports and financial statements filed with the United States Securities and Exchange Commission (referred to as the “SEC”);
•	the absence of certain changes since June 30, 2010;
•	our material contracts, employment matters and plans, indebtedness, intellectual property, litigation and similar items;
•	compliance with applicable laws and regulations;
•	the required vote of our stockholders to adopt the Merger Agreement and approve the Merger;
•	transactions with our affiliates;
•	the opinion of Hempstead; and
•	the information filed with the SEC in connection with this proxy statement.

Certain aspects of our representations and warranties contained in the Merger Agreement are qualified by the concept of “Company Material Adverse Effect.” For the purposes of the Merger Agreement, a “Company Material Adverse Effect” means  a change or condition that is, or would reasonably be expected to be, materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise), properties, results of operations, value or performance of Caprius and its subsidiaries, taken as a whole, or (ii) the ability of Caprius to perform or observe its obligations under the Merger Agreement or to consummate the Merger or (iii) the legality, binding effect, validity or enforceability of the Merger Agreement; provided, however, that any adverse effect resulting from any circumstance, state of facts, event, change or effect (A) relating to changes in conditions in the United States or global economy generally or the United States or global capital, credit or financial markets generally or (B) resulting from an announcement of the Merger Agreement or transactions contemplated thereby would not be a Company Material Adverse Effect.

Vintage and Merger Sub each made certain representations and warranties in the Merger Agreement to Caprius that are subject, in some cases, to specified exceptions and qualifications. Vintage’s and Merger Sub’s representations and warranties relate to, among other things:

•	their corporate organization and valid existence, power to conduct business, qualification and good standing;
•	their corporate authority to enter into, and carry out their obligations under, the Merger Agreement;
•	absence of a breach of Vintage’s or Merger Sub’s organizational documents or contracts, or of any laws, or the creation of any liens or payment obligations or conflicts as a result of the Merger;
•	Vintage’s ownership of Merger Sub;
•	the availability of sufficient funds to finance Vintage’s and Merger Sub’s obligations under the Merger Agreement;
•	absence of brokers retained by Vintage or Merger Sub;
•	the information to be filed with the SEC regarding Vintage and Merger Sub in connection with this proxy statement; and
•	absence of agreements with Caprius’ management relating to the Merger Agreement and the Merger.

The representations and warranties of Caprius, Vintage and Merger Sub contained in the Merger Agreement do not survive the effective time of the Merger.

Agreements Relating to Caprius’ Interim Operations

Caprius has agreed that, except as agreed to in writing by Vintage, as required by applicable law or as required by the Merger Agreement, subject to certain other exceptions, until the effective time of the Merger, Caprius and its subsidiaries will carry on their operations in the ordinary and usual course of business consistent with past practice and will use all reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and key employees and preserve their relationships with such of their customers, suppliers and other persons with which they have significant business relationships as is reasonably necessary to preserve substantially intact their business organizations.

In addition, Caprius has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries will, prior to the effective time of the Merger, do any of the following without the prior written consent of Vintage:

•	amend or otherwise change its organizational documents;
•
issue, sell, pledge, dispose of, grant or encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interests, any other securities convertible into or exchangeable for such shares or ownership interests, or rights, options or warrants to acquire such shares (other than as to outstanding options or warrants) or ownership interests or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan;

•
sell, pledge, dispose of, transfer, lease, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance, of any its material property or assets (including intellectual property), except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside of the ordinary course of business;

•
declare, set aside or pay any dividend or make other distribution, except for dividends and distributions paid or made to us by any of our subsidiaries, or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, any of our capital stock;

•
acquire or agree to acquire, by merging or consolidating with, or by purchasing stock or assets of, any business, corporation, partnership, joint venture, association or other business organization, other than acquisitions of assets in the ordinary course of business and consistent with past practices;

•	incur, guarantee, assume, prepay or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities, except for indebtedness to Vintage or any of its affiliates;
•	terminate, cancel or request any material change in, or agree to any material change in, any material contract, other than in the ordinary course of business and consistent with past practices;
•	make or authorize any capital expenditure in excess of our budget, as disclosed to Vintage;
•
pre-pay any long-term debt to Vintage and any of its affiliates, pay, discharge or satisfy any claims, liabilities or obligations except in the ordinary course of business, accelerate or delay collection of notes or accounts receivable, delay or accelerate payment of any account payable or vary our inventory practice in any material respect from our past practices;

•
increase the compensation or other benefits of our directors, officers or employees, grant any rights to severance or termination pay, or adopt any collective bargaining, bonus, stock compensation plan, deferred compensation plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except to the extent required by applicable law or by contractual commitment or corporate policy;

•
make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practices or except as required by GAAP or a governmental entity, or write up, write down or write off the book value of any assets except for depreciation or amortization in accordance with GAAP consistently applied, or make any material tax election or settle or compromise any material liability for taxes;

•
waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, or modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which it is a party;

•	enter into a new material line of business; or
•	authorize or enter in any agreement or otherwise make any commitment to do any of the foregoing.

Solicitation of Other Offers

Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement though December 15, 2010, the Company, and its officers, directors, employees and other representatives, were permitted to initiate, solicit and encourage third parties to make an Acquisition Proposal (as defined below), including providing such third parties access to non-public information about the Company and engaging in discussions or negotiations with respect to Acquisition Proposals.  KPMG Corporate Finance assisted the Special Committee with respect to the solicitation of acquisition proposals from third parties.  During that period, KPMG Corporate Finance contacted 137 potential transaction partners at the request and on behalf of the Special Committee.  Despite KPMG Corporate Finance’s broad solicitation of interest process, none of the contacted parties submitted a proposal to acquire the Company.  The Special Committee met telephonically with its financial and legal advisors on a weekly basis during the “go-shop” period to discuss the status of the solicitation activities.  The Special Committee also received regular updates regarding parties that had been contacted.

From December 15, 2010 (the “No-Shop Period Start Date”) through the earlier of the effective date of the Merger or termination of the Merger Agreement, neither the Company nor its subsidiaries or representatives (i) can solicit, initiate, knowingly facilitate, cooperate with or encourage any inquiries or other activities that would constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) enter into any agreement or agreement in principle with respect to an Acquisition Proposal or requiring the Company to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the Merger, other than with a third party from whom the Company received an Acquisition Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date, and prior to the No-Shop Period Start Date the Special Committee determined in good faith that which Acquisition Proposal (A) constituted or would reasonably be expected to result in a Superior Proposal (as defined below), and (B) had not been rejected or withdrawn as of the No-Shop Period Start Date (an “Excluded Party”).  In addition to the provisions in the Merger Agreement, the Vintage Loan Agreement prohibits Caprius from merging, consolidating or selling all or a substantial part of our assets without Vintage’s consent.

However, if after the No-Shop Period Start Date and prior to obtaining stockholder approval of the Merger, the Company receives an unsolicited Acquisition Proposal from a third party and the Company has not breached its obligations not to solicit Acquisition Proposals from third parties, should the Board determine in good faith that failure to furnish information or to negotiate with any such third party would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law, the Company or its representatives may furnish such information or engage in discussions or negotiations.  Nevertheless, the Company is obligated to advise Vintage of such Acquisition Proposal and any material developments or negotiations with the third party which may make a Superior Proposal.  Should a Superior Proposal be made, the Company has the obligation to negotiate with Vintage to enable Vintage to revise the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event the Merger Agreement were to be terminated by reason of the Company’s entry into an agreement with respect to a Superior Proposal, the Company would have to pay a fee in the amount of $61,000 to Vintage.  See “Effects of Terminating the Merger Agreement” below.

For purposes of the Merger Agreement, an “Acquisition Proposal” means any bona fide offer or proposal by a third party concerning any (a) merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets of the Company or any of its subsidiaries representing 5% or more of the Company’s consolidated assets, (c) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange or joint venture or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 5% or more of the voting power of the Company, (d) transaction in which any person or entity shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 5% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing, in each case other than the Merger.

For the purposes of the Merger Agreement a “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party which was not solicited in violation of the Merger Agreement by the Company, its representative or any other affiliates, and which, in the good faith judgment of the Board or the Special Committee, taking into account, to the extent deemed appropriate by the Board or the Special Committee, as applicable, the various legal, financial and regulatory aspects of the proposal and the person or entity making such proposal (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would, based upon the written advice of KPMG Corporate Finance, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transaction contemplated by the Merger Agreement.

Special Meeting of Caprius Stockholders; Recommendation of the Board

The Merger Agreement provides that Caprius will duly call and hold a meeting of its stockholders as soon as practicable after the proxy statement is cleared by the SEC for the sole purpose of seeking the stockholders’ adoption of the Merger Agreement. The Merger Agreement further provides that, except in certain limited circumstances described below, the Board must recommend the adoption of the Merger Agreement by Caprius stockholders, and use reasonable best efforts to effect the Merger.

At any time prior to adoption of the Merger Agreement by our stockholders, if the Board or the Special Committee determines in good faith, after consultation with outside counsel, that failure to act would be inconsistent with the Board’s exercise of its fiduciary duties to our stockholders under applicable law, then the Board (upon the recommendation of the Special Committee) may withdraw, modify or qualify its recommendation for our stockholders to adopt the Merger Agreement in a manner adverse to Vintage or approve or recommend any Superior Proposal.

Access to Information

Until the earlier of the effective time of the Merger or the termination of the Merger Agreement, on reasonable notice and subject to applicable law and certain other exceptions, we are required to afford to Vintage and its representatives reasonable access to our representatives, properties, contracts, books and records and reports, schedules or other documents filed or received by us.

Indemnification and Insurance of our Directors and Officers

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of, and all limitations on the personal liability of, each present or former director, officer, employee, fiduciary or agent of Caprius and its subsidiaries under the provisions of their respective organizational documents or other agreements, will survive the Merger and continue in full force and effect for a period of six years after the effective time of the Merger in accordance with the terms thereof, provided that in the event of any claim asserted either prior to the effective date of the Merger or within six years thereof, all rights to indemnification and advances with respect to such claim shall continue until disposition of such claim.  In addition, the surviving corporation shall not amend, repeal or otherwise modify the provisions for indemnification or advances for expenses in any manner that would materially and adversely affect the rights of the persons mentioned in the preceding sentence with respect to actions occurring at or prior to the effective date of the Merger, other than  as may be required by law.

The Merger Agreement provides that prior to the effective time of the Merger, Caprius will obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ insurance policies of our existing fiduciary liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are not materially less favorable on the whole to the indemnified persons than under our existing policies, provided that the aggregate premium cost for such insurance tail is not more than 225% of the current aggregate premium cost.  This extension was obtained on November 15, 2010.

The Board members, including the Special Committee members, are parties to indemnification agreements with us. These agreements provide, among other things, that we shall (i) indemnify them against certain liabilities that may arise by reason of their status as members of the Board or the Special Committee, as applicable, and (ii) reimburse the expenses actually and reasonably incurred as a result of any proceeding against them by third parties or by or in right of the Company.

Filings; Other Actions

The Merger Agreement provides that each of Caprius and Vintage agrees to use reasonable best efforts to cooperate with each other in:

•	causing the closing conditions (as described in further detail below under “— Conditions to Completion of the Merger”) to be satisfied;
•	taking all other actions and doing all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement (including the Merger);
•	obtaining any consents, licenses, permits, waivers and approvals from any governmental authority required in connection with the Merger;
•	making all necessary filings with respect to the Merger and the Merger Agreement required under the Exchange Act or any other applicable law; and
•
subject to applicable legal limitations and the instructions of any governmental entity, keeping each other appraised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement (including promptly furnishing the other with copies of notices or other communications received with respect to such transactions).

Conditions to Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger.

Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the Merger Agreement by Caprius stockholders at the Special Meeting to be called after Caprius files the requisite proxy materials with the SEC;
•
the absence of any law, statute, rule, regulation, order, decree, ruling, judgment, injunction or arbitration award of any governmental entity which prohibits or prevents the consummation of the Merger; and

•	all necessary consents, approvals and authorizations of any governmental entity having been obtained.

Conditions to Caprius’ Obligation to Effect the Merger.

The obligation of Caprius to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
the representations and warranties of Vintage and Merger Sub contained in the Merger Agreement must be true and correct in all respects or all material respects, as applicable, as of November 10, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects or all material respects, as applicable, as of such date);

•
Vintage and Merger Sub must have performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the effective time of the Merger; and

•
Caprius shall have received confirmation from its insurance agent or carrier that for six years after the date of the Merger, a directors and officers insurance policy shall be in place with at least the same coverage and containing terms and conditions comparable to the current policies.

Conditions to Vintage’s and Merger Sub’s Obligation to Effect the Merger.

The obligation of Vintage and Merger Sub to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•
the representations and warranties of Caprius contained in the Merger Agreement must be true and correct in all respects or all material respects, as applicable, as of November 10, 2010 and as of the effective time of the Merger as if made at such time (except that to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects or all material respects, as applicable, as of such date);

•	Caprius must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;
•
all stock options and warrants (other than Vintage’s warrant) to purchase Caprius Common Stock shall terminate upon consummation of the Merger in accordance with their terms, and Caprius shall obtain the consent of the requisite holders of warrants to provide for such termination; and

•
there must not have occurred and be continuing any Company Material Adverse Effect (as described under the section entitled “The Merger Agreement – Representations and Warranties” beginning on page _ of this proxy statement), or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, whether prior to or after the adoption of the Merger Agreement by the Caprius stockholders:

•	by mutual written consent of Vintage and Caprius

•	by either Vintage or Caprius, if:

•
the Merger has not been consummated on or before June 30, 2011, subject to extension under certain conditions, provided that a party may not terminate the Merger Agreement if the Merger has not been consummated by June 30, 2011 principally due to its breach of any representation, covenant or warranty or failure to perform any obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•
any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action or order shall have become final and non-appealable; or

•
the approval by Caprius stockholders required for consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting or any adjournment thereof.

Vintage also may terminate the Merger Agreement if:

•
Caprius has breached any material covenant or agreement contained in the Merger Agreement, or any of Caprius’ representations and warranties contained in the Merger Agreement was untrue as of November 10, 2010 or is not capable of being true as of the effective time of the Merger and such breach or inaccuracy shall not have been cured within five business days after Vintage gives written notice thereof; or

•
in the event that (i) the Special Committee or the Board shall change their recommendation; (ii) Caprius fails to comply with any of the limitations on solicitation of other offers, (iii) the Board fails upon Vintage’s or Merger Sub’s request to reconfirm its recommendation of the Merger and the Merger Agreement, (iv) Caprius enters into an agreement related to a Superior Proposal or (v) an person or group (other than Vintage, Merger Sub or their affiliates) becomes the beneficial owner of 15% or more of Caprius Common Stock.

Caprius may also terminate the Merger Agreement if:

•
Caprius enters into an agreement with respect to a Superior Proposal (as described in the section entitled “The Merger Agreement –Solicitation of Other Offers” beginning at page 51 of this proxy statement); or

•
Vintage or Merger Sub has breached any material covenant or agreement contained in the Merger Agreement, or any representation and warranty of Vintage or Merger Sub contained in the Merger Agreement shall have become untrue and is not cured within 5 business days after Caprius gives written notice thereof.

Effects of Terminating the Merger Agreement

In the event the Merger Agreement is terminated under certain circumstances, including by reason of Caprius’ entry into an agreement regarding or a Superior Proposal, a change in the Board’s recommendation that Caprius’ stockholders adopt the Merger Agreement and the Merger, a breach that is not cured by Caprius within 5 business days of notice thereof or the Merger Agreement is terminated because stockholder approval is not obtained, an Acquisition Proposal was announced prior to the stockholders’ meeting and Caprius consummates an Acquisition Proposal within 12 months after the Merger Agreement is terminated, the Company would have to pay a termination fee to Vintage in the amount of $61,000.  In the event the Merger Agreement is terminated other by than reason of a breach by Vintage or Merger Sub, Caprius would reimburse Vintage’s fees, costs and expenses associated with the Merger Agreement in an amount not to exceed $100,000; provided that if Vintage is entitled to both a termination fee and an expense reimbursement, Caprius would be only obligated to pay the greater of the two amounts.

In the event that Caprius prevails in a claim for specific performance to enforce the terms and provisions of the Merger Agreement, Vintage would reimburse Caprius up to $50,000 for fees and costs incurred by Caprius in such action.

Limited Remedies

The maximum aggregate liability of Caprius is limited to the greater of the termination fee and expense reimbursement.  We are not entitled to seek any damages or recovery of any kind against Vintage, Merger Sub, or any of their respective affiliates in connection with the Merger Agreement or the transactions contemplated thereby.  However, each party is entitled to seek an injunction, specific performance or other equitable relief to prevent material breaches of the Merger Agreement and to enforce specifically the terms thereof.

Fees and Expenses

Except for the payment of termination fees or expense reimbursements, as described under “—Effects of Terminating the Merger Agreement,” all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses whether or not the Merger is consummated.

Amendment of the Merger Agreement and Extension and Waiver

At any time prior to the effective time of the Merger, the Merger Agreement may be amended by Caprius, Vintage and Merger Sub by a written instrument signed by each party in accordance with applicable law; provided, that any amendment after stockholder approval of the Merger at the Special Meeting may require further stockholder approval pursuant to applicable law.

Prior to the effective time of the Merger, any party to the Merger Agreement may, by written instrument signed by such party, (i) extend the time for the performance of any obligation or other act of another party, (ii) waive any inaccuracy in the representations and warranties of another party or (iii) waive compliance with any covenant or agreement of another party or condition to its own obligations; provided, that after stockholder approval of the Merger at the Special Meeting further stockholder approval may be required with respect to any such extension or waiver pursuant to applicable law.

General Provisions

The Merger Agreement is to be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

The general provisions section of the Merger Agreement also contains additional provisions regarding the non-survival of representations and warranties, notices, assignment, severability, parties in interest, third-party beneficiaries, waiver of jury trial, enforcement of the Merger Agreement, interpretation and construction of the Merger Agreement and counterparts.

Our Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement.  Properly executed proxies will be voted “FOR” the proposal to adopt the Merger Agreement, unless otherwise noted on the proxies.

APPRAISAL RIGHTS

Under Delaware law, the holders of Caprius Common Stock and Preferred Stock are entitled to appraisal rights in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. If the Merger is consummated, dissenting stockholders who follow the procedures described below within the appropriate time periods will be entitled to have the value of their shares of stock determined by the Delaware Court of Chancery and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with interest, if any, from the effective time of Merger, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights.  If a stockholder wishes to exercise appraisal rights in connection with the Merger, the stockholder must not vote in favor of adoption of the Merger Agreement, must continuously be the holder of record of such shares through the effective time of the Merger, and must meet the conditions described below. A stockholder’s vote in favor of the adoption of the Merger Agreement will constitute a waiver of such stockholder’s appraisal rights.

Section 262 of the DGCL, which contains the conditions necessary to secure appraisal rights, is set forth in full in Annex C to this proxy statement. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C.  The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.  Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262.  This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C.  Any holder of Common Stock or Preferred Stock of Caprius who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.   Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares, Caprius believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Caprius before the vote on the proposal to adopt the Merger Agreement at the Special Meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the proposal to adopt the Merger Agreement. The demand must reasonably inform Caprius of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder.  Stockholders electing to exercise their appraisal rights must not vote for the proposal to adopt the Merger Agreement. However, any proxy or such vote against the proposal to adopt the Merger Agreement, abstention from voting or failure to vote on the proposal to adopt the Merger Agreement will not in and of itself constitute a demand for appraisal within the meaning of Section 262.  A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Common Stock or Preferred Stock of Caprius is entitled to demand an appraisal of the shares registered in that holder's name.  A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned by or on behalf of more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of stock of Caprius held in the name of the record owner.  Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A Caprius stockholder who elects to exercise appraisal rights should mail or deliver his written demand to Caprius at its address at 10 Forest Avenue, Paramus, New Jersey 07652, Attention: Chief Financial Officer. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her stock. Within ten days after the effective time of the Merger, Caprius must provide notice of the effective time of the Merger to all of its stockholders who have complied with Section 262 and have not voted for the proposal to adopt the Merger Agreement.

Within 120 days after the effective time of the Merger, any stockholder who has satisfied the requirements of Section 262 may deliver to Caprius a written demand for a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

Within 120 days after the effective time of the Merger (but not thereafter), either Caprius or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of such stockholder’s Caprius shares. Caprius has no present intention to commence an appraisal proceeding by filing such a petition if demand for appraisal is made.

Upon the filing of any such petition by a stockholder in accordance with Section 262, service of a copy thereof must be made upon Caprius, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Caprius. If a petition is filed by Caprius to commence an appraisal proceeding, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of a petition commencing an appraisal proceeding by registered or certified mail to Caprius and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by Caprius.

If an appraisal proceeding is commenced in a timely fashion, at the hearing on the petition commencing such proceeding, the court will determine which stockholders have complied with Section 262 and have become entitled to appraisal rights.  After the Court determines the stockholders entitled to an appraisal, through an appraisal proceeding the Court will determine the fair value of the shares owned by these stockholders, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors.  In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."  The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.  Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."  In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.  In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

Caprius stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262.  Although Caprius believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration.  Neither Vintage nor Caprius anticipates offering more than the applicable Merger Consideration to any stockholder of Caprius exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of Common Stock or Preferred Stock of Caprius is less than the applicable Merger Consideration.  The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings.  In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement.  If no appraisal proceeding is commenced within 120 days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Caprius has no obligation to commence an appraisal proceeding, any stockholder who desires that a proceeding be commenced is advised to file a petition on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Caprius stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in the loss of a stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING

Proposal to Adjourn the Special Meeting

We are asking Caprius stockholders to vote on a proposal to adjourn the Special Meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the Special Meeting to adopt the Merger Agreement. Even though a quorum may be present at the Special Meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, we would need to adjourn the Special Meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the Special Meeting for purposes of soliciting additional proxies to obtain stockholder adoption of the Merger Agreement. Any other adjournment of the Special Meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

Vintage holds approximately 40% of the voting power of the outstanding shares of Caprius stock.  Although it is likely that other Caprius stockholders holding an additional 10.1% of the voting power of the outstanding shares of Caprius stock will vote to approve the Merger, there is no assurance that Caprius will receive the approval of more than 50% of the outstanding shares.  Vintage does not have any agreements or understandings with third parties regarding voting at the Special Meeting.

The approval of the proposal to adjourn the Special Meeting requires the affirmative vote of the holders of a majority in voting power of the shares present in person or by proxy at the Special Meeting and entitled to vote thereon. The failure to vote will have no effect on the approval of the adjournment proposal.

Our Board recommends that you vote “FOR” the proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.

MARKET PRICE OF CAPRIUS COMMON STOCK

             Our Common Stock has been quoted on the Pink Sheets (OTCQB) using the “CAPI.PK” symbol since prior to October 1, 2008.  The following table shows the high and low closing prices for each fiscal quarter from October 1, 2008 through December 31, 2010, and the months of January, February and March (through March 9) 2011, which were obtained from the Pink OTC Markets Inc. and reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Periods	High	Low
Fiscal Year Ended September 31, 2009
December 31, 2008	$0.23	$0.08
March 31, 2009	0.25	0.06
June 30, 2009	0.10	0.04
September 30, 2009	0.07	0.02

Fiscal Year Ended September 30, 2010
December 31, 2009	0.05	0.01
March 31, 2010	0.10	0.02
June 30, 2010	0.05	0.01
September 30, 2010	0.04	0.01

Fiscal Year Ending September 30, 2011
Quarter ended December 31, 2010
Month of January 2011	0.06	0.02
Month of February 2011	0.06	0.05
Month of March 2011 (through March 9)	0.06	0.06

The above quotations represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.  As of March 11, 2011, there were approximately 450 record holders of our Common Stock, two record holders of our Series E Preferred and seven record holders of our Series F Preferred.  We have not paid any dividends on our Common Stock.

SUMMARIZED FINANCIAL INFORMATION

            Set forth below is summarized financial data for Caprius as of September 30, 2010, September 30, 2009 and September 30, 2008 and the fiscal years then ended and as of December 31, 2010 and December 31, 3009 and the fiscal quarters then ended.  The financial data for September 30, 2010, September 30, 2009 and September 30, 2008 and the years then ended has been derived from the audited financial statements contained in our Form 10-K for the fiscal year ended September 30, 2010 (the “2010 Form 10-K”), and the financial information for December 31, 2010 and December 31, 2009 and the quarters then ended has been derived from the unaudited financial statements contained in our Form 10-Q for the fiscal quarter ended December 31, 2010 (the “December 2010 Form 10-Q”).  This data should be read in conjunction with the consolidated financial statements and other financial information contained in the 2010 Form 10-K and the December 2010 Form 10-Q, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in the 2010 Form 10-K and the December 2010 Form 10-Q, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to the 2010 Form 10-K and the December 2010 Form 10-Q, and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	As of September 30,			As of December 31,
	2010	2009	2008	2010	2009

Current assets	$1,425,730	$1,380,685	$3,045,326	$1,457,642	$1,260,414
Noncurrent assets	338,172	699,323	130,624	123,012	613,575
Total assets	$1,762,902	$2,080,008	$3,175,950	$1,580,654	$1,873,989

Current liabilities	$6,394,834	$3,616,388	$2,144,312	$7,772,936	$4,145,978
Noncurrent liabilities	1,118,946	933,248	456,790	1,571,633	1,060,344
Total liabilities	7,513,780	$4,549,636	$2,601,102	$9,344,569	$5,206,322
Total stockholders’ equity	(5,750,878)	(2,469,628)	574,848	(7,763,915)	(3,332,333)
Total liabilities and stockholders’ equity	$1,762,902	$2,080,008	$3,175,950	$1,580,654	$1,873,989

	Year ended September 30,			Quarter ended December 31,
	2010	2009	2008	2010	2009

Revenues	$1,167,289	$1,239,865	$2,664,404	$481,846	$695,564
Operating expenses	3,652,337	4,126,164	6,440,396	1,407,116	1,446,320
Loss from operations	(2,485,048)	(2,886,299)	(3,249,673)	(925,270)	(750,756)
Net loss	(3,434,765)	(3,368,283)	(5,596,611)	(2,036,544)	(921,738)
Net loss per share	$(0.17)	$(0.64)	$(1.51)	$(0.09)	$(0.17)

Weighted average shares outstanding	20,347,112	5,284,714	4,421,608	22,201,426	5,431,865

The book value of the Company at December 31, 2010 and December 31, 2009 was $(7,763,915) and $(3,332,333), respectively.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

             The table below sets forth certain information known to us regarding beneficial ownership of our outstanding Common Stock, Series E Preferred and Series F Preferred at March 11, 2011 of (i) each beneficial owner of more than five percent of the outstanding Common Stock, Series E Preferred and Series F Preferred, (ii) each of our directors, and (iii) all of our officers and directors as a group.  Unless otherwise indicated, the address of the below-listed persons is our address, 10 Forest Avenue, Paramus, NJ 07652.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock that they beneficially own.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of outstanding shares (1)
Vintage Capital Group, LLC (2)	16,647,173	40.0%
Dwight Morgan (3)	890,000	3.7%
George Aaron (4)	696,812	2.9%
Raymond Jackshies (5)	66,213	*
Kenneth Leung (6)	20,000	*
Roger Miller (7)	56,724	*
Knight Equity Markets, L.P. (8)	1,022,741	4.4%
Dolphin Offshore Partners LP (9)	3,250,000	13.9%
Vision Opportunity Master Fund Ltd. (10)	750,000	3.2%
Great Point Partners (11)	4,710,000	20.1%
All Executive Officers and Directors as a Group (5 persons) (12)	1,729,749	7.0%

(1)  Calculated on the basis of 14,803,108 shares of Common Stock, 4,200 shares of Series E Preferred (convertible into 2,625,000 shares of Common Stock) and 60,000 shares of Series F Preferred (convertible into 6,000,000 shares of Common Stock), or an aggregate of 23,428,108 shares.  Any additional shares of Common Stock a holder has the right to acquire within 60 days of March 11, 2011 by exercise of stock options or warrants are deemed to be outstanding for the purpose of calculating that holder’s percentage beneficial ownership, but are not deemed to be outstanding and to be beneficially owned for the purpose of calculating the percentage ownership of any other person.

(2)  Includes 7,275,930 shares underlying the Vintage Warrant (assuming the conversion of all outstanding Preferred Stock and the exercise of all outstanding options and warrants, other than the Vintage Warrant, for shares of Common Stock).  Vintage agreed in the Merger Agreement to limit its exercise of the Vintage Warrant for purposes of the approval of the Merger and the Merger Agreement to not more than 40% of the voting power of our capital stock as of the Record Date for the Special Meeting.  Address is 11611 San Vicente Blvd., Los Angeles, CA 90049.

(3) Includes 890,000 shares of Common Stock issuable upon exercise of options granted with exercise prices from $.20 to $1.10 per share.

(4) Includes 465,000 shares of Common Stock issuable upon exercise of options granted with exercise prices from $.40 to $3.00 per share.

(5) Includes 66,213 shares of Common Stock issuable upon exercise of options granted with exercise prices from $.05 to $1.10 per share.

(6)  Includes 20,000 shares of Common Stock issuable upon exercise of options granted with an exercise price of $.53 per share.

(7)  Includes 20,000 shares of Common Stock issuable upon exercise of options granted with an exercise price of $.55 per share.

(8)  As reported in Amendment No. 3 to Schedule 13G, filed on February 17, 2011.  Address is 545 Washington Boulevard, Jersey City, NJ 07310.

(9) Includes, (i) 2,250,000 shares of Common Stock issuable upon conversion of 3,600 shares of Series E Preferred, representing 85.7% of the outstanding Series E Preferred, and (ii) 1,000,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series F Preferred, representing 16.7% of the outstanding Series F Preferred, and does not include 1,525,000 shares of Common Stock issuable upon exercise of outstanding warrants with exercise prices from $0.50 to $0.80 per share.   Address is 129 East 17th Street, New York, NY 10003.

(10)  Includes 375,000 shares of Common Stock issuable upon conversion of 600 shares of Series E Preferred, representing 14.3% of the outstanding Series E Preferred, and does not include 375,000 shares of Common Stock issuable upon exercise of outstanding warrants with an exercise price of $0.50 per share.  Address is 20 West 55th Street, New York, NY 10019.

(11)  Includes 4,710,000 shares of Common Stock issuable upon conversion of 47,100 shares of Series F Preferred, representing 78.5% of the outstanding Series F Preferred, and does not include 1,884,000 shares of Common Stock issuable upon exercise of outstanding warrants with an exercise price of $0.80 per share.  Address is 165 Mason Street, Greenwich, CT 06830.

(12)  Includes as aggregate of 1,461,213 shares of Common Stock issuable upon exercise of options.

*      Less than 1%

Neither the Company nor any of its directors or executive officers has had any transactions in the Company’s Common Stock or Preferred Stock within the past 60 days, other than with respect to the Company as contemplated by the Merger Agreement.

CERTAIN RELATIONSHIPS

            In considering the recommendation of our Board that you adopt the Merger Agreement, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a stockholder. The Board and the Special Committee were aware of these interests and considered them, among other matters, in reaching the decision to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that you vote in favor of adopting the Merger Agreement.

Arrangements with our Executive Officers

Dwight Morgan and George Aaron, who are Caprius directors and also serve as our President/Chief Executive Officer and Vice President-International Sales, respectively, are currently expected to continue in those positions after the Merger.  Mr. Morgan’s Employment Agreement, dated October 16, 2009, which would continue in effect after the Merger, contains a “change of control” provision under certain extraordinary corporate transactions, but the “change of control” definition therein expressly excepts a “going private” transaction by Caprius or a transaction between Caprius and Vintage.  The stock options held by Mr. Morgan and Mr. Aaron will terminate upon the Merger, see “Special Factors-Treatment of Stock Options and Warrants” on page 32 of this proxy statement.

Compensation of Members of the Special Committee

Each member of the Special Committee will receive a fee of $25,000 for the performance of his duties as a member of the Special Committee, including his participation in meetings and conferences calls of the Special Committee and with Vintage and their respective advisors, review of documentation and consultation with the Board and management.

Indemnification Under the Merger Agreement

The Merger Agreement provides that all rights to exculpation, indemnification and advancement of expenses existing on the date of the Merger Agreement in favor of current or former directors, officers or employees of Caprius and its subsidiaries under the provisions of their respective organizational documents or other agreements will survive the Merger and continue in full force and effect. For a period of six years after the effective time of the Merger, Vintage is required to cause the surviving corporation to honor all provisions for indemnification and advancement of expenses under the organizational documents of Caprius and its subsidiaries, as in effect immediately prior to the Merger, and under the indemnification agreements (in effect on the date of the Merger Agreement) of Caprius and its subsidiaries with their respective directors and officers. The surviving corporation is also required to indemnify (and provide customary advancement of expenses to) the current directors and officers of Caprius and its subsidiaries to the fullest extent permitted by law with respect to any costs, expenses, judgments, fines, losses, claims, settlements, damages and liabilities incurred in connection with any actual or threatened action, proceeding or claim arising out of such person’s service as such director or officer or performed at the request of Caprius or any of its subsidiaries.

The Merger Agreement provides that prior to the effective time of the Merger, Caprius will obtain and fully pay the premium for an extension of the directors’ and officers’ liability coverage under our existing directors’ and officers’ liability insurance policies for a period of six years from and after the effective time of the Merger on terms that are no less advantageous than under our existing policies.  This extension was obtained on November 15, 2010.  See “The Merger Agreement-Indemnification and Insurance of our Directors and Officers” at page 53 of this proxy statement.

Certain Relationships between Vintage and Caprius

On September 16, 2009, Vintage, a privately owned company involved in equity and debt investment activities, and Caprius entered into the Vintage Loan Agreement, as amended by Amendment No. 1, dated as of September 8, 2010, Amendment No. 2, dated as of November 4, 2010, Amendment No. 3, dated as of November 18, 2010, Amendment No. 4, dated as of December 16, 2010, and Amendment No. 5, dated as of March 9, 2011, providing for advances to Caprius initially up to $3 million and subsequently increased to up to $6.7 million, evidenced by a Senior Secured Promissory Note (the “Vintage Note”).  The Vintage Note bears interest at a default rate of 17% per annum, on a PIK basis.  The Vintage Note was initially due on December 16, 2010, and the maturity date was extended to February 1, 2011.  On December 16, 2010, the maturity of the Vintage Note was further extended to the earlier of (i) April 30, 2011 or (ii) the termination of the Merger Agreement.  As of February 28, 2011, Vintage had advanced approximately $5.5 million to Caprius, exclusive of an additional $1.97 million of capitalized obligations (including approximately $975,000 of interest) owed to Vintage.  The Vintage Loan Agreement is secured by a first lien on the assets of Caprius and its subsidiaries, including the intellectual property, and contains extensive affirmative and negative covenants with respect to the Caprius’ business operations and transactions, including a prohibition on us or any of our subsidiaries being acquired, merging, consolidating or amalgamating with any entity, or permitting any entity to acquire all or a substantial part of our assets.

At the time of the initial Vintage Loan Agreement, we also entered into an Investment Monitoring Agreement with Vintage providing for an Operating Committee composed of two persons designated by each party for the purpose of reviewing budgets, strategic planning, financial performance and similar matters, and that committee has the right to make recommendations to the Caprius Board.

As the primary lender, Vintage receives periodic financial and operational reports from Caprius as required under the Vintage Loan Agreement.  Vintage also communicates regularly with Caprius management, both on a formal and informal basis, regarding the status of the Vintage loan and Caprius’ prospects and future business plans.

Purchases by Vintage

On January 22, 2010, as a post-closing obligation under the Vintage Loan Agreement, Caprius issued the Vintage Warrant to Vintage for the purchase of up to 40% of the outstanding Caprius Common Stock on a fully-diluted basis, at an exercise price of $0.01 per share, for a term of seven years.  Based upon its capitalization as of February 28, 2011, the Vintage Warrant would be exercisable for 16,647,173 shares of Common Stock.  In the Merger Agreement, Vintage agreed to limit its exercise of the Vintage Warrant for purposes of the approval of the Merger and the Merger Agreement to not more than 40% of the voting power of our capital stock as of the Record Date for the Special Meeting (or 9,371,243 shares); however, Vintage retained the right to exercise the Vintage Warrant, in whole or in part, for any purpose other than approval of the Merger and the Merger Agreement.  As part of the grant of the Vintage Warrant, Vintage obtained certain preemptive rights with respect to our securities and observer rights for meetings of our Board, pursuant to an Equity Rights Agreement, and certain rights to register the shares of Common Stock underlying the Vintage Warrant under the Securities Act, pursuant to a Registration Rights Agreement.

On March 8, 2011, Vintage exercised the Vintage Warrant for 9,371,243 shares of Common Stock.

SUBMISSION OF STOCKHOLDER PROPOSALS

            We will hold our 2011 annual meeting of stockholders only if the Merger is not consummated because, if the Merger is consummated, we will no longer be a publicly-held company following such consummation. If the Merger is not consummated, we will publicly notify you of the expected date that we plan to print and mail our 2011 annual meeting proxy materials at the time we establish a date for such meeting. In such case, any stockholder wishing to have a proposal considered for inclusion in our 2011 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with the Chief Financial Officer of Caprius at 10 Forest Avenue, Paramus, NJ 07652 not later than July 31, 2011. Proposals received after such date would be considered untimely and would not be included in our annual meeting proxy solicitation materials (in the event that the Merger is not consummated). If we hold our 2011 annual meeting of stockholders, our Board will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2011 annual meeting proxy solicitation materials.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the Special Meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act. If any of these matters are presented at the Special Meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokerages and other custodian record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call or write to us at the following address or telephone number: Caprius, Inc., Attention: Chief Financial Officer, 10 Forest Avenue, Paramus, NJ 07652 (201) 342-0900. If you want to receive separate copies of this proxy statement, you should contact your bank, broker or other custodian record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.Caprius.com under “SEC Filings.”  The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Caprius, Inc., Attention: Chief Financial Officer, 10 Forest Avenue, Paramus, NJ 07652 (201) 342-0900. If you would like to request such documents, please do so by April 18, 2011, in order to receive them before the Special Meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results that we filed with the SEC, and are hereby incorporated by reference:

1)	Annual Report on Form 10-K for the year ended September 30, 2010, filed with the SEC on December 17, 2010;

2)	Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, filed with the SEC on February 14, 2011; and

3)	Current Reports on Form 8-K, filed with the SEC on November 8, 2010, two on November 12, 2010, November 19, 2010, February 4, 2011 and March 11, 2011.

Because the Merger is a “going-private” transaction, Caprius, Vintage and Vintage’s affiliates have filed a Rule 13E-3 Transaction Statement or Schedule 13E-3 with the SEC.  This proxy statement does not contain all of the information set forth in the Schedule 13E-3.  Copies of the Schedule 13E-3 are available upon request from Caprius or from the SEC, as described above.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 14,  2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VINTAGE CAPITAL GROUP, LLC,

CAPAC CO.

AND

CAPRIUS, INC.

DATED AS OF NOVEMBER 10, 2010

i

ii

EXHIBIT

EXHIBIT A	—	Form of Certificate of Merger

iii

AGREEMENT
AND
PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 10, 2010 (this “Agreement”), is made by and among Vintage Capital Group, LLC, a Delaware limited liability company (“Parent”), Capac Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Caprius, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in their and their respective stockholders’ best interests.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1            Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreements need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company.

“Accounts” means all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by the Company or any Company Subsidiary, or in which the Company or any Company Subsidiary now has or hereafter acquires any interest.

“Acquisition Proposal” means any bona fide offer or proposal made by a third party concerning any (a) merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company or any Company Subsidiary representing 5% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 5% or more of the voting power of the Company, (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 5% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing, in each case other than the Merger.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Board” has the meaning set forth in Section 3.5.

“Board Recommendation” has the meaning set forth in Section 4.4(a).

“Business Day” means any day other than a day on which the SEC shall be closed.

“By-laws” has the meaning set forth in Section 4.2.

“Certificate of Incorporation” has the meaning set forth in Section 4.2.

“Certificate of Merger” as set forth in Section 2.2.

“Certificate” and “Certificates” have the meanings set forth in Section 3.2(b).

“Change of Recommendation” has the meaning set forth in Section 6.6(g).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock Merger Consideration” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.6(f).

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Common Stock” has the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Form 10-K” has the meaning set forth in Section 4.2.

“Company Form 10-Q” means the Company’s Form 10-Q for the quarterly period ended June 30, 2010.

“Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise), properties (whether real, personal or otherwise), results of operations, value or performance of the Company and the Company Subsidiaries, taken as a whole, (b) the ability of the Company to perform or observe its obligations under this Agreement or to consummate the Merger or (c) the legality, binding effect, validity or enforceability of this Agreement; provided, however, that any adverse effect resulting from any circumstance, state of facts, event, change or effect (i) relating to changes in conditions in the United States or global economy generally or the United States or global capital, credit or financial markets generally or (ii) resulting from an announcement of this Agreement or transactions contemplated hereby, shall not be a Company Material Adverse Effect.

“Company Options” has the meaning set forth in Section 3.5(a).

“Company Representatives” has the meaning set forth in Section 6.5(a).

“Company SEC Filings” has the meaning set forth in Section 4.7(a).

“Company Stock” means all of the shares of (a) Company Common Stock, (b) Series E Preferred Stock and (c) Series F Preferred Stock.

“Company Stockholder Approval” means the approval and adoption of this Agreement and the Merger by the requisite vote of the stockholders of the Company.

“Company Subsidiary” and “Company Subsidiaries” have the meanings set forth in Section 4.1.

“Company Warrants” means warrants exercisable into Company Common Stock, other than the Parent Warrant.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(b).

“Contingent Obligations” means, with respect to any Person, any obligation, or arrangement, direct or indirect, contingent or otherwise, of such Person (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (collectively, the “Primary Obligations”) of another Person, including, without limitation, any direct or indirect guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Primary Obligation or any property constituting direct or indirect security therefor, or to provide funds for the payment or discharge of any such Primary Obligation (whether in the form of loans, advances, or purchases of property, securities or services, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (b) to provide funds to maintain the financial condition of any other Person, (c) otherwise to indemnify or hold harmless the holders of Primary Obligations of another Person against loss in respect thereof or (d) in connection with any synthetic lease or other off-balance sheet lease transaction.  The amount of any Contingent Obligation under clauses (a) and (b) above shall be the maximum amount guaranteed or otherwise supported by the Contingent Obligation.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which the Company or any Company Subsidiary is a party or to which any of the assets of the Company or any Company Subsidiary are subject, whether oral or written, express or implied.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholders” has the meaning set forth in Section 3.3.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equipment” has the meaning ascribed to such term under the UCC.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning set forth in Section 4.10(a).

“ERISA Affiliate” has the meaning set forth in Section 4.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Consideration” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Excluded Party” means any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement), from whom the Company has received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, on or before the No-Shop Period Start Date, the Special Committee or the Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, and which Acquisition Proposal has not been rejected or withdrawn as of the No-Shop Period Start Date.

“Expense Reimbursement” has the meaning set forth in Section 8.5.

“Expenses” means and includes all reasonable out-of-pocket fees, costs and expenses (including, without limitation, the reasonable fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“Fairness Opinion” has the meaning set forth in Section 4.19.

“Financial Advisor” has the meaning set forth in Section 4.19.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any domestic or foreign governmental, administrative, judicial or regulatory authority.

“Group” has the meaning ascribed to such term in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Immediate Family” of a Person means and includes such Person’s spouse, and any of such Person’s parents, children and grandchildren, siblings and in-laws.

“Indebtedness” means, without duplication, (a) indebtedness arising from the lending of money by any Person to the Company or any Company Subsidiary, (b) indebtedness, whether or not in any such case arising from the lending by any Person of money to the Company or any Company Subsidiary, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments or (iii) upon which interest charges are customarily paid or accrued, or that was issued or assumed as full or partial payment for property, businesses or assets (in each case, other than accounts payable incurred in the ordinary course of business and not past due by more than one hundred eighty (180) days), (c) any obligation under a capital lease, (d) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (e) indebtedness of the Company or any Company Subsidiary under any guaranty of obligations that would constitute indebtedness under clauses (a) through (d) hereof, if owed directly by the Company or any Company Subsidiary.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information and software, and all documentation relating thereto.

“Intervening Event” means a material event or circumstance relating to the business, results of operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole that was not known to the Board on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Inventory” has the meaning set forth in Section 4.30.

“Investments” means, as applied to any Person, (a) any direct or indirect acquisition by such Person of securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (b) any direct or indirect loan, guarantee, gift, advance or capital contribution by such Person to any other Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the knowledge of the Chief Executive Officer and Chief Financial Officer (or their equivalents) of the Company after reasonable inquiry into the subject matter.

“KPMG CF” means KPMG Corporate Finance LLC.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, option charge or encumbrance or other preferential arrangement of any kind, any agreement to give or refrain from giving any lien, pledge, mortgage, security interest, option charge or other encumbrance of any kind, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Material Contract” and “Material Contracts” have the meanings set forth in Section 4.12(b).

“Material Intellectual Property” has the meaning set forth in Section 4.16.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“No-Shop Period Start Date” has the meaning set forth in Section 6.6(a).

“Option Payment” has the meaning set forth in Section 3.5(a).

“Other Filings” means all filings made or required to be made by the Company with the SEC, other than the Proxy Statement.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article V.

“Parent Material Adverse Effect” means any change affecting, or condition having an effect on, Parent that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent, other than any change or condition relating to the economy or securities markets in general, or the industries in which Parent operates in general, and not specifically relating to Parent.

“Parent Representatives” has the meaning set forth in Section 6.5(a).

“Parent Warrant” means that certain Warrant to Purchase Shares of Common Stock, dated as of January 22, 2010, issued by the Company to Parent.

“Permits” has the meaning set forth in Section 4.6.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or Group.

“Proxy Statement” has the meaning set forth in Section 6.3.

“Real Property” means any and all real property now or hereafter owned, leased or operated by the Company or any Company Subsidiary.

“Regulatory Conditions” has the meaning set forth in Section 8.1(b).

“SEC” means the Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.10.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase and Sale Agreement” means that certain Securities Purchase and Sale Agreement, dated as of September 16, 2009, by and among the Company, M.C.M. Environmental Technologies, Inc., M.C.M. Environmental Technologies Ltd. and Parent, as amended to date.

“Series E Merger Consideration” has the meaning set forth in Section 3.1(b).

“Series E Preferred Stock” has the meaning set forth in Section 3.1(b).

“Series F Merger Consideration” has the meaning set forth in Section 3.1(c).

“Series F Preferred Stock” has the meaning set forth in Section 3.1(c).

“Special Committee” means the committee established by the Board to consider approval of the transaction contemplated by this Agreement.

“Stock Option Plans” has the meaning set forth in Section 3.5(a).

“Stockholders’ Meeting” has the meaning set forth in Section 6.4.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party which was not solicited in violation of this Agreement by the Company, any Company Subsidiaries or any Company Representative or any other Affiliates of the Company, and which, in the good faith judgment of the Board or the Special Committee, after consultation with outside counsel, taking into account, to the extent deemed appropriate by the Board or the Special Committee, as applicable, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would, based upon the written advice of KPMG CF, result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Terminating Company Breach” has the meaning set forth in Section 8.1(f).

“Terminating Parent Breach” has the meaning set forth in Section 8.1(g).

“Termination Fee” means $61,000.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Warrant Payment” has the meaning set forth in Section 3.6.

ARTICLE II
THE MERGER

Section 2.1            The Merger.  Pursuant to the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub and the Company shall consummate the Merger pursuant to which Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2            Effective Time.  Upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall file a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the Merger shall become effective upon the filing of such Certificate of Merger (the date and time of such filing, or if another date and time is specified in such Certificate of Merger, such specified date and time, being the “Effective Time”).

Section 2.3            Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4            Certificate of Incorporation; By-laws.

(a)           From and after the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

(b)           At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, as the same may be amended in accordance with the terms thereof, and applicable law.

Section 2.5            Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1            Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)           Conversion of Common Stock.  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares held by Dissenting Stockholders exercising appraisal rights pursuant to and in accordance with Section 262 of the DGCL, shares held by Parent or Merger Sub or shares held in the treasury of the Company or by any Company Subsidiary), shall be converted, subject to Section 3.2(d), into the right to receive $0.065 per share, in cash, payable to the holder thereof, without interest (the “Common Stock Merger Consideration”).  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously representing any such shares shall thereafter represent the right to receive the Common Stock Merger Consideration therefor or the right, if any, to receive such consideration as may be determined to be due to such Dissenting Stockholders pursuant to Section 262 of the DGCL.  Certificates previously representing shares of Company Common Stock shall be exchanged for the Common Stock Merger Consideration upon the surrender of such Certificates in accordance with the provisions of Section 3.2, without interest.

(b)           Conversion of Series E Preferred Shares.  Each share of Series E Preferred Stock, par value $0.01 per share, of the Company (“Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares held by Dissenting Stockholders exercising appraisal rights pursuant to and in accordance with Section 262 of the DGCL) shall be converted into the right to receive an amount equal to $40.625 per share, in cash, payable to the holder thereof, without interest (the “Series E Merger Consideration”).  All shares of Series E Preferred Stock shall, upon the Effective Time, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and all such holders of Series E Preferred Stock shall, upon the Effective Time, be deemed to have waived, relinquished, foregone, forfeited and released any and all accrued dividends on the Series E Preferred Stock from the original issuance date thereof through and including the Effective Time.  Certificates previously representing shares of Series E Preferred Stock shall be exchanged for the Series E Merger Consideration upon the surrender of such Certificates in accordance with the provisions of Section 3.2, without interest.

(c)           Conversion of Series F Preferred Shares.  Each share of Series F Preferred Stock, par value $0.01 per share, of the Company (“Series F Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares held by Dissenting Stockholders exercising appraisal rights pursuant to and in accordance with Section 262 of the DGCL) shall be converted into the right to receive an amount equal to $6.50 per share, in cash, payable to the holder thereof, without interest (the “Series F Merger Consideration”).  All shares of Series F Preferred Stock shall, upon the Effective Time, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and all such holders of Series F Preferred Stock shall, upon the Effective Time, be deemed to have waived, relinquished, foregone, forfeited and released any and all accrued dividends on the Series F Preferred Stock from the original issuance date thereof through and including the Effective Time.  Certificates previously representing shares of Series F Preferred Stock shall be exchanged for the Series F Merger Consideration upon the surrender of such Certificates in accordance with the provisions of Section 3.2, without interest.

(d)           Cancellation of Certain Shares.  Each share of Company Common Stock held by Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(e)           Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one (1) fully-paid and non-assessable share of common stock of the Surviving Corporation.

(f)           Change in Shares.  If between the date of this Agreement and the Effective Time the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.2            Exchange of Certificates.

(a)           Exchange Agent.  On or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computershare or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this Article III through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the (i) Common Stock Merger Consideration in exchange for shares of Company Common Stock as provided in Section 3.1(a), (ii) Series E Merger Consideration in exchange for shares of Series E Preferred Stock as provided in Section 3.1(b), and (iii) Series F Merger Consideration in exchange for shares of Series F Preferred Stock as provided in Section 3.1(c) (collectively, such payments being hereinafter referred to as the “Exchange Consideration” and such fund of cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Exchange Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  Promptly after the Effective Time, but in no event later than the second (2nd) Business Day after the date the Exchange Consideration is deposited with the Exchange Agent, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of (i) Company Common Stock, (ii) Series E Preferred Stock or (iii) Series F Preferred Stock (each, a “Certificate,” and collectively, the “Certificates”) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Exchange Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Exchange Consideration which such holder has the right to receive in respect of the shares of Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Exchange Consideration payable to holders of Certificates.  In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, the Exchange Consideration may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Exchange Consideration.

(c)           Further Rights in Company Stock.  All Exchange Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Stock for one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the Exchange Consideration, without any interest thereon.

(e)           No Liability.  Neither Parent nor the Company shall be liable to any holder of shares of Company Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Exchange Consideration without any interest thereon.

(g)           Withholding.  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the holder of Company Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 3.3            Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, if any holder of Company Stock who shall not have voted or consented in writing to adopt this Agreement and who properly demands appraisal of such holder’s shares of Company Stock, as provided in Section 262 of the DGCL (“Dissenting Stockholders”), such shares shall not be converted into the right to receive the Common Stock Merger Consideration, the Series E Merger Consideration or the Series F Merger Consideration, as applicable, and shall not be exchangeable for the Exchange Consideration except as provided in this Section 3.3, and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Exchange Consideration pursuant to Section 3.1(a).

Section 3.4            Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided herein or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Exchange Consideration.

Section 3.5            Stock Options.

(a)           Prior to the Effective Time, the Board of Directors of the Company (the “Board”) (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar right to purchase Company Common Stock (the “Company Options”) under any stock option plan of the Company, including, without limitation, the Restated and Amended 2002 Stock Option Plan, or any other plan, agreement or arrangement (the “Stock Option Plans”), whether or not then exercisable or vested, shall be fully vested.  At the Effective Time, each such Company Option shall be cancelled.  In consideration for such vesting and cancellation, each Company Option shall thereafter represent the right to receive from the Surviving Corporation for each share of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (such amounts payable hereunder being referred to as the “Option Payment”).  Each Company Option with an exercise price equal to or greater than the Common Stock Merger Consideration shall be cancelled without any right to receive any consideration therefor.

(b)           All Company Options shall be surrendered and cancelled at the Effective Time and, upon such surrender and cancellation, the Option Payment will be made by the Parent (or, at Parent’s direction, by the Surviving Corporation) at the Effective Time; provided, however, that the amounts payable pursuant to the Option Payment shall be reduced by any applicable federal and state withholding Taxes.  To the extent the Option Payment shall have been reduced for any such Taxes, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)           From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any, and the Company will use its reasonable best efforts to obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment.  After the Effective Time, all Stock Option Plans shall be terminated and no further Company Options shall be granted thereunder.

Section 3.6            Company Warrants.

(a)           Prior to the Effective Time, the Company shall have obtained the consent of the requisite holders of the Company Warrants to amend the Company Warrants such that the Company Warrants shall terminate upon consummation of the Merger.  At the Effective Time, each such Company Warrant shall, by its terms, as amended, terminate and have no further force or effect.  In consideration for such amendment, each Company Warrant shall thereafter represent the right to receive from the Surviving Corporation for each share of Company Common Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Warrant and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant (such amounts payable hereunder being referred to as the “Warrant Payment”).  Each Company Warrant with an exercise price equal to or greater than the Common Stock Merger Consideration shall be terminated without any right to receive any consideration therefor.

(b)           In accordance with the terms and conditions of the Company Warrants, as amended, all Company Warrants shall be surrendered and cancelled at the Effective Time.  Upon such surrender and cancellation, the Warrant Payment will be made by the Parent (or, at Parent’s direction, by the Surviving Corporation) at the Effective Time.

(c)           In accordance with the terms and conditions of the Company Warrants, as amended, from and after the Effective Time, no Company Warrant shall be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports or the Disclosure Schedule delivered by the Company to Parent prior to or concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Effective Date as follows:

Section 4.1            Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be.  The Company and each Company Subsidiary has the requisite power and authority and all necessary governmental licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations to own, lease and operate its properties and to carry on its business as it is now being conducted and as it is currently contemplated to be conducted.  The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Schedule 4.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Company Subsidiaries, their respective jurisdictions of organization and the jurisdictions in which they are respectively qualified to do business.  Except as set forth on Schedule 4.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other Person.

Section 4.2            Certificate of Incorporation and By-laws; Corporate Books and Records.  The copies of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-laws (the “By-laws”) that are listed as exhibits to the Company’s Form 10-K for the year ended September 30, 2009 (the “Company Form 10-K”) are true, correct and complete copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Certificate of Incorporation or the By-laws.  True, correct and complete copies of all minute books of the Company and the Company Subsidiaries have been made available by the Company to Parent.

Section 4.3            Capitalization.  The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, of which 10,000 shares are designated as Series E Preferred Stock and 80,000 shares are designated as Series F Preferred Stock.  As of November 10, 2010, (a) 5,431,865 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (b) 1,125 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (c) 3,322,924 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date, (d) 7,774,553 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Warrants outstanding as of such date, (e) 16,769,561 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of the Parent Warrant as of such date, (f) 4,200 shares of Series E Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and (g) 60,000 shares of Series F Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights.  Except for issued but unexercised Company Options to purchase not more than 3,322,924 shares of Company Common Stock and Company Warrants to purchase not more than 7,774,553 shares of Company Common Stock, the Parent Warrant and arrangements and agreements set forth on Schedule 4.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Since January 1, 2010, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Schedule 4.3 of the Company Disclosure Schedule.  The Company has previously provided Parent with a true, correct and complete list, as of October 31, 2010, of the prices at which outstanding Company Options may be exercised under the applicable Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each director and officer of the Company.  None of the Company Options are “incentive stock options” within the meaning of Section 422 of the Code.  All shares of Company Common Stock subject to issuance under the Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Except as set forth on Schedule 4.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of or (e) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Except as set forth on Schedule 4.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

Section 4.4            Authority.

(a)           The Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by the requisite vote of the Company’s stockholders, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the requisite corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby other than, with respect to the Merger, as provided in Section 4.20.  The Board has (i) approved this Agreement, (ii) declared advisable the transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and (iv) resolved to recommend that the Company’s common and preferred stockholders approve the adoption of this Agreement (the “Board Recommendation”).  This Agreement has been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

(b)           The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Board.  True, correct and complete copies of all resolutions of the Board reflecting such actions have been previously provided to Parent.  No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.

Section 4.5            No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Certificate of Incorporation or By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) other than as required under the Securities Purchase and Sale Agreement, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except under the Exchange Act, Securities Act, any applicable Blue Sky Law, and the filing and recordation of the Certificate of Merger as required by the DGCL.

Section 4.6            Permits; Compliance With Law.  Except as set forth on Schedule 4.6 of the Company Disclosure Schedule, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as such businesses are being conducted as of the date hereof (the “Permits”), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (c) have a Company Material Adverse Effect.  None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (c) have a Company Material Adverse Effect.

Section 4.7            SEC Filings; Financial Statements.

(a)           Since October 1, 2008 the Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, through the date hereof (collectively, the “Company SEC Filings”).  Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).  The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

(c)           Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2010 included in the Company Form 10-Q, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2010 that would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) have a Company Material Adverse Effect.

Section 4.8            Disclosure Documents.

(a)           The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

(b)           (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (ii) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.8(b) will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 4.9            Absence of Certain Changes or Events.  Since June 30, 2010, except as specifically contemplated by, or as disclosed in, this Agreement or on Schedule 4.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (a) any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or (c) any action taken by the Company or any Company Subsidiary during the period from June 30, 2010 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1.

Section 4.10            Employee Benefit Plans.

(a)           Schedule 4.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate (as defined below)), which are now, or were within the past six (6) years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).  For purposes of this Section 4.10, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.  None of the Company or, to the Knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement.  With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c)           All costs of administering and contributions required to be made to each Company Benefit Plan under the terms of that Company Benefit Plan, ERISA, the Code, or any other applicable Law have been timely made by the Company and are fully deductible in the year for which they were paid.  All other amounts that should be accrued to date as liabilities of the Company under or with respect to each Company Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of each such plan have been recorded on the books of the Company.  There is and will be no material liability of the Company or any Company Subsidiary (i) with respect to any Company Benefit Plan that has previously been terminated by the Company or any Company Subsidiary or any predecessor Person or (ii) under any insurance policy or similar arrangement procured in connection with any Company Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability.

(d)           No circumstance exists and no event (including any action or any failure to take any action) has occurred with respect to any Company Benefit Plan currently or formerly maintained by the Company or any Company Subsidiary, or any predecessor Persons, or to which the Company or any Company Subsidiary or any predecessor Persons is or has been required to contribute, that could subject the Company or any Company Subsidiary to any liability (including any penalty for failure to timely file any required report with any governmental agency) or Lien under ERISA or the Code which would reasonably be expected to have a Company Material Adverse Effect, nor will the transactions contemplated by this Agreement give rise to any such liability or Lien.

Section 4.11            Labor and Other Employment Matters.

(a)           Each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours, except such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary.  There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company or any Company Subsidiary.  No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or any Company Subsidiary or has applied to represent such employees or is attempting to organize so as to represent such employees.  There are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long-term disability.  Except as set forth on Schedule 4.11 of the Company Disclosure Schedule, there are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.  To the Company’s Knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.  No employee of the Company or any Company Subsidiary has given notice, nor is the Company otherwise aware, that such employee intends to terminate his or her employment with the Company or such Company Subsidiary.

(b)           The Company has identified on Schedule 4.11(b) of the Company Disclosure Schedule and has made available to Parent true, correct and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (ii) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.  Except as set forth on Schedule 4.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.  No individual who is a party to an employment agreement listed on Schedule 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement.  Schedule 4.11(b) of the Company Disclosure Schedule sets forth the Company’s best estimates of the amounts payable to the executives listed therein as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated thereon.

Section 4.12            Material Contracts.

(a)           Schedule 4.12 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all contracts, commitments, licenses, agreements, obligations or arrangements, whether oral or written, formal or informal, to which the Company or any Company Subsidiary is a party (or intends to become a party) or to which any of their respective assets or properties is bound:

(i)           under which the Company or a Company Subsidiary leases personal property from or to third parties under operating leases which involve payments in excess of $25,000 per annum;

(ii)           for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves payments of more than $50,000 in the aggregate or (C) in which the Company or any Company Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person which involves payments in excess of $50,000, but excluding purchase orders or sales contracts which are revocable without penalty by the Company or any Company Subsidiary;

(iii)           (A) granting representation, marketing or distribution rights or (B) relating to Intellectual Property (including, without limitation, license, franchise or similar agreements);

(iv)           establishing or maintaining any partnership, joint venture or strategic alliance or pursuant to which the Company or any Company Subsidiary has purchased the assets, business or Equity Interests of any other Person during the last three (3) years;

(v)           under which there is or may be imposed a Lien on any of its assets, whether tangible or intangible (other than the Liens granted in favor of Parent);

(vi)           concerning any non-competition or non-solicitation obligations entered into outside the ordinary course of business;

(vii)           under which the Company or any Company Subsidiary is or would be restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(viii)           with officers, directors, employees or consultants of the Company or any Company Subsidiary;

(ix)           resulting in or providing for the creation of any Lien (including any lease notifications) other than any Liens granted in favor of Parent;

(x)           involving any Affiliates of the Company or any Company Subsidiary;

(xi)           under which the consequences of a default or termination could reasonably be likely to have a Company Material Adverse Effect; and

(xii)           not entered into in the ordinary course of business and not otherwise disclosed on Schedule 4.12 of the Company Disclosure Schedule in response to any of the foregoing clauses.

(b)           All of the contracts, commitments, licenses, agreements, obligations or arrangements described in clauses (i) through (xii) of Section 4.12(a), together with the real property leases, subleases, licenses and other interests described in Section 4.22, whether entered into prior to, on or after the Effective Time, are each referred to herein as a “Material Contract” and are collectively referred to herein as the “Material Contracts.”

(c)           Each Material Contract existing as of the date hereof is a legal, valid and binding obligation of each of the Company or any Company Subsidiary that is a party thereto, on the one hand, and to the Knowledge of the Company or any Company Subsidiary, the other parties thereto, on the other hand, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and is in full force and effect.  The parties to each Material Contract are in substantial compliance with the terms thereof, and no default or event of default by any of the Company or any Company Subsidiary or, to the Knowledge of the Company or any Company Subsidiary, any other party thereto exists thereunder.

(d)           None of the Company or any Company Subsidiary is a party to any contract, commitment, license, agreement, obligation or arrangement that restricts it from carrying on its business or any part thereof, or from competing in any line of business or with any other Person.

Section 4.13            Existing Indebtedness; Existing Liens; Investments.

(a)           Schedule 4.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable:

(i)           all Indebtedness of the Company and each Company Subsidiary showing, as to such Indebtedness, the payee thereof and the total amount outstanding (by principal, interest and other amounts, if applicable);

(ii)           all Liens in respect of any property or assets of the Company and each Company Subsidiary showing, as to each Lien, the name of the grantor and secured party, the Indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien;

(iii)           all Investments, if any, of the Company and each Company Subsidiary;

(iv)           all outstanding UCC financing statements naming the Company or any Company Subsidiary as a debtor, showing, as to each financing statement, the basis for the filing; and

(v)           a trade payables aging schedule for the Company and each Company Subsidiary as of September 30, 2010.

(b)           Except as set forth on Schedule 4.13(b) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has on the date hereof any material Contingent Obligations, liabilities for Taxes, liabilities for product defects or under warranties, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, (ii) neither the Company nor any Company Subsidiary is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person and (iii) neither the Company nor any Company Subsidiary is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness.

(c)           Immediately following the Effective Time, neither the Company nor any Company Subsidiary will have any Indebtedness, whether accrued, absolute, contingent or otherwise, except as set forth on Schedule 4.13(c) of the Company Disclosure Schedule.

Section 4.14            Litigation.  Except as and to the extent set forth in the Company SEC Filings filed prior to the date of this Agreement or on Schedule 4.14 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (i) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, challenges the validity or propriety of, or seeks to prevent or materially delay consummation of, the Merger or any other transaction contemplated by this Agreement and (b) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) result in a Company Material Adverse Effect.

Section 4.15            Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)           The Company and each Company Subsidiary (i) are in compliance with all, and are not subject to any liability with respect to, any applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits necessary to conduct their current operations and (iii) are in compliance with their respective Environmental Permits.

(b)           None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

(c)           None of the Company or any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d)           None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 4.16            Intellectual Property.  Schedule 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property significant to the businesses of the Company and each Company Subsidiary in substantially the same manner as such businesses are conducted on the date hereof (“Material Intellectual Property”).  The Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Material Intellectual Property.  Except as set forth on Schedule 4.16 of the Company Disclosure Schedule:  (i) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (ii) no person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, (iii) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any process, machine, manufacture or product related to any Material Intellectual Property does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party, (iv) there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Intellectual Property and (v) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Material Intellectual Property.  In addition, the matters disclosed on Schedule 4.16 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17            Taxes.

(a)           The Company and each Company Subsidiary has timely filed all Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, correct and complete, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  All Taxes that are shown as due on such filed Tax Returns have been paid and the Company and each Company Subsidiary has provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           There are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

(c)           There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           None of the Company or any Company Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract or otherwise which could reasonably be expected to give rise to a Company Material Adverse Effect.

(f)           None of the Company or any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it.

(g)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(h)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the interest payable by the Company or any Company Subsidiary under outstanding indebtedness is nondeductible under Section 163 of the Code or is treated as interest on corporate acquisition indebtedness under Section 279 of the Code.

(i)           None of the Company or any Company Subsidiary is a party to any contract, plan or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would not be deductible as a result of application of Section 280G of the Code.

Section 4.18            Insurance.  Schedule 4.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all liability and other insurance coverage (including, without limitation, product liability and product recall insurance) insuring each of the Company and any Company Subsidiary against losses arising out of or related to their respective businesses, which list accurately describes the coverage carried and the expiration dates of such policies.  Each of the Company and any Company Subsidiary is covered by insurance in scope and amount customary and reasonable for the business in which they are engaged and will be so covered after consummation of the transactions contemplated hereby and under the Agreement.  The insurance policies listed on Schedule 4.18 of the Company Disclosure Schedule constitute insurance protection against liability, claims and risks occurring in the ordinary course of business customarily included within comprehensive liability coverage and at amounts and levels customarily maintained for a business of this type.  All such policies are in full force and effect.

Section 4.19            Opinion of Financial Advisor.  Hempstead & Co., Inc.  (the “Financial Advisor”) has delivered to the Board its written opinion (the “Fairness Opinion”) that (a) the Common Stock Merger Consideration is fair from a financial point of view, to the holders of Company Common Stock, (b) the Series E Merger Consideration is fair, from a financial point of view, to the holders of Series E Preferred Stock and (c) the Series F Merger Consideration is fair, from a financial point of view, to the holders of Series F Preferred Stock.

Section 4.20            Vote Required.  The affirmative vote of the holders of a majority of the outstanding Company Common Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class on an as-converted basis, is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger and the Merger Agreement.

Section 4.21            Transactions With Affiliates.

(a)           Except as set forth on Schedule 4.21(a) of the Company Disclosure Schedule or as contemplated by this Agreement:

(i)           neither the Company nor any Company Subsidiary is indebted, directly or indirectly, to any of its own officers or directors, the officers or directors of its Affiliates, any Affiliate, or to any members of the Immediate Families of such officers or directors, except for, in the case of employees and officers, compensation payable in the ordinary course of business and reasonable expenses accrued in the ordinary course of business consistent with past practices;

(ii)           no Affiliate, employee, officer or director of the Company or any Company Subsidiary, and no member or members of their Immediate Families, is (A) indebted to the Company or any Company Subsidiary in any amount whatsoever or (B) has any direct or indirect ownership interests in any Person which competes, directly or indirectly, with the Company or any Company Subsidiary; and

(iii)           there are no stockholder, voting or similar agreements between or among the stockholders of the Company or any Company Subsidiary.

(b)           Except for interests in employee benefit plans and as set forth on Schedule 4.21(b) of the Company Disclosure Schedule, no officer, director, employee or Affiliate of the Company or any Company Subsidiary, and no member of the Immediate Families of any of the foregoing, has any direct or indirect interest in any contract, commitment, license, agreement, obligation or arrangement to which the Company or any Company Subsidiary is a party or by which it or its assets are bound.

Section 4.22            Real Property.

(a)           Neither the Company nor any Company Subsidiary owns any Real Property.

(b)           Schedule 4.22 of the Company Disclosure Schedule sets forth a true, correct and complete description of all leases, subleases or licenses of any real property to which the Company or any Company Subsidiary will be a party immediately after the Effective Time.  The Company and any Company Subsidiaries have delivered to the Parent true, correct and complete copies of the leases listed on Schedule 4.22 of the Company Disclosure Schedule.  None of the Company or any Company Subsidiary leases or otherwise holds or uses any other real property.  With respect to each such lease:

(i)           there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or license and, to the Knowledge of the Company and any Company Subsidiary, neither the Company nor any Company Subsidiary nor the landlord party to such lease, license or sublease is in material breach or default thereunder; and

(ii)           neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leases, subleases or licenses listed on Schedule 4.22 of the Company Disclosure Schedule.

(c)           No consent of any party to such lease is required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the consummation of the transactions contemplated herein, and no such event shall be prohibited by, or shall constitute a default under, such lease.

Section 4.23            Title to Property; Liens.  Except as set forth on Schedule 4.23 of the Company Disclosure Schedule, each of the Company and any Company Subsidiaries has valid and subsisting leasehold interests in all of their respective Real Property, and has good title to or right to use all of their respective other property, tangible and intangible, in each case, free and clear of all Liens.  Each of the Company and any Company Subsidiaries has paid or discharged all lawful claims (other than those being contested in good faith by appropriate proceedings) which, if unpaid, might become a Lien against any of their respective properties.  Each of the Company and the Company Subsidiaries enjoys quiet possession under all leases to which it is a party as lessee, and all of such leases are valid, subsisting and in full force and effect.  None of such leases contain any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision adversely affecting the current and proposed operations of the Company or any Company Subsidiary.  Each of the Company and any Company Subsidiary owns or has a valid right to use all assets, properties, rights and operating licenses necessary to conduct the business that is being conducted and as proposed to be conducted by the Company and any Company Subsidiary.

Section 4.24            Business Relationships.

(a)           After giving effect to the consummation of the transactions contemplated by this Agreement, there exists no actual or, to the Knowledge of the Company or any Company Subsidiary, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship proposed to be conducted by the Company or any Company Subsidiary with any of their respective material customers, and to the Knowledge of the Company and the Company Subsidiaries there exists no present condition or state of facts or circumstances which could materially and adversely affect the Company or the Company Subsidiaries or prevent them from conducting their respective business with their respective material suppliers and customers after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has been heretofore conducted.

(b)           To the Knowledge of the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary and no officer, agent, employee or other person acting on behalf of any the Company or any Company Subsidiary has, directly or indirectly, (i) used any corporate fund for unlawful contributions, unlawful gifts or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) established or maintained any unlawful or unrecorded records or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or other payment of a similar or comparable nature, to any person, public or private, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.  Neither the Company nor any Company Subsidiary has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential clients or customers.

Section 4.25            Brokers.  No broker, finder or investment banker (other than the Financial Advisor and KPMG CF) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  The Company has heretofore made available to Parent a true, correct and complete copy of all agreements between the Company and the Financial Advisor and KPMG CF, respectively, pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

Section 4.26            Depository and Other Accounts.  Schedule 4.26 of the Company Disclosure Schedule sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Company and any Company Subsidiaries maintain deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company or Company Subsidiaries are deposited from time to time.  Schedule 4.26 of the Company Disclosure Schedule correctly identifies the name and address of each such bank, financial institution and depository, the name in which each account is held, and the account number for each such account.  The Company will notify the Parent and supplement Schedule 4.26 of the Company Disclosure Schedule as new accounts are established within five (5) Business Days thereof.

Section 4.27            Equipment and Other Personal Property.  The Equipment and other personal property of the Company and any Company Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to so maintain the same could not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary will permit any Equipment or other personal property to become affixed to any Real Property leased to the Company or any Company Subsidiary so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such Real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to the Parent.

Section 4.28            Inventory.  After considering reserves, all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the business of the Company or any Company Subsidiary consistent with past practice (“Inventory”) (a) was acquired in the ordinary course of business, (b) is of good and merchantable quality and (c) consists substantially of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business.  Neither the Company nor any Company Subsidiary is under any liability or obligation with respect to the return of Inventory in the possession of distributors, wholesalers, retailers or other customers in excess of established reserves.  Except as set forth on Schedule 4.28 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary holds any Inventory on consignment, or holds title to or ownership of any Inventory in the possession of others.

Section 4.29            Accounts.  All Accounts of the Company and any Company Subsidiaries represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due.  No counterclaims or offsetting claims with respect to presently outstanding Accounts are pending or threatened and such Accounts are fully collectible in their stated amount, net of applicable reserves for bad debt.  No part of the Accounts is contingent upon performance by the Company or any Company Subsidiaries or any other party of any obligation, and no agreements for deductions or discounts have been made with respect to any part of the Accounts.  No portion of the Accounts represents amounts due for goods consigned by the Company or any Company Subsidiary and no agreements have been made allowing for the return of goods represented by the Accounts, or any portion thereof.

Section 4.30            Names; Business Locations.

(a)           Neither the Company nor any Company Subsidiary has been known as or has used any legal, fictitious or trade names, except those listed on Schedule 4.30 of the Company Disclosure Schedule.  Except as set forth on Schedule 4.30 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person.

(b)           Each of the Company’s and any Company Subsidiaries’ chief executive office and other places of business as of the date hereof are as listed on Schedule 4.30 of the Company Disclosure Schedule hereto.  During the preceding one-year period, neither the Company nor any Company Subsidiary has had an office or place of business other than as listed on Schedule 4.30 of the Company Disclosure Schedule, nor do they maintain collateral at any client site or other location other than those listed on Schedule 4.30 of the Company Disclosure Schedule.  Except as shown on Schedule 4.30 of the Company Disclosure Schedule, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

Section 4.31            No Other Representations or Warranties.

(a)           No representation, warranty or other statement of the Company or any Company Subsidiary contained in this Agreement and the Company Disclosure Schedule, taken as a whole, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.

(b)           There are no facts or circumstances existing which could reasonably be expected to have a Company Material Adverse Effect, either individually or in the aggregate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to or concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), which shall identify exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Effective Date as follows:

Section 5.1            Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2            Authority.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, and no other proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 5.3            No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement does not, and the performance thereof by Parent and Merger Sub will not, (i) conflict with or violate any provision of the governing documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation.

(b)           The execution and delivery of this Agreement does not, and the performance hereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except under the Exchange Act, Securities Act, any applicable Blue Sky Laws, filing and recordation of the Certificate of Merger as required by the DGCL.

Section 5.4            Litigation.  As of the date hereof, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub and (b) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger.

Section 5.5            Disclosure Documents.  The information with respect to Parent and Merger Sub that Parent or Merger Sub furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (b) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

Section 5.6            Ownership of Merger Sub; No Prior Activities.

(a)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)           Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.7            Brokers.  No broker, finder or investment banker (other than Capstone Advisory Group, LLC, the Parent’s financial advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.8            Financing.  At the Effective Time, Parent will have available all the funds necessary to pay all of the Exchange Consideration and to pay all fees, costs and expenses payable by Parent related to the transactions contemplated by this Agreement.

Section 5.9            Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Proxy Statement will (a) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (b) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10            Absence of Arrangements with Management.  Except for this Agreement, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or any of its Affiliates (other than the Company), on one hand, and or any member of the Company’s management or Board, relating to the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1            Conduct of Business by the Company Pending the Effective Time.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth on Schedule 6.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (a) conduct its operations only in the ordinary and usual course of business consistent with past practice and (b) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization.  Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 6.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a)           amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)           (i) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock upon the exercise of Company Options, the Company Warrants and the Parent Warrant outstanding as of the date hereof in accordance with their terms or (ii) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business;

(c)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(e)           (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (ii) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for Indebtedness to Parent or any Affiliate of Parent, (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract other than in the ordinary course of business consistent with past practice, (iv) make or authorize any capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(e);

(f)           except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed on Schedule 4.10 of the Company Disclosure Schedule:  (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(g)           (i) pre-pay any long-term debt to Parent or Parent’s Affiliates, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (iii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (iv) vary the Company’s inventory practices in any material respect from the Company’s past practices;

(h)           make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(i)           waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)           make any material tax election or settle or compromise any material liability for Taxes;

(k)           modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(l)           write up, write down or write off the book value of any assets, except for depreciation and amortization in accordance with GAAP consistently applied;

(m)           take any action to exempt or make not subject to (i) the provisions of Section 203 of the DGCL or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or entity (other than Parent and Merger Sub) or any action taken thereby, which Person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(n)           take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(o)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing; or

(p)           enter into a new material line of business.

Section 6.2            Cooperation.  The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Merger and (c) timely seeking to obtain any such actions, consents, approvals or waivers, to make any such filings and to furnish information required in connection therewith or with the Proxy Statement or any Other Filings.

Section 6.3            Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, the Company shall prepare, and as promptly as practicable after the No-Shop Period Start Date, the Company shall file, with the SEC a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  In addition, the Company shall prepare and file with the SEC, any Other Filings as and when required or requested by the SEC.  The Company, after consultation with Parent, will use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any Other Filings.  Parent shall furnish all information concerning it, its Affiliates and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings.  As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders.  The Proxy Statement shall (subject to Section 6.6(f) and Section 6.6(g) hereof) include the recommendation of the Board that adoption of the Merger Agreement by the Company’s stockholders is advisable and that the Board has determined that the Merger and the Exchange Consideration are fair and in the best interests of the Company’s stockholders.

(b)           Subject to Section 6.6(f) and Section 6.6(g) hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 6.8 of this Agreement) to the Proxy Statement or any Other Filings will be made by the Company without the approval of Parent (which approval shall not be unreasonably withheld or delayed).  The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

(c)           If at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company.

(d)           If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent.  All documents that the Company is responsible for filing in connection with the transactions contemplated herein shall comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the rules and regulations thereunder and other applicable Laws.

Section 6.4            Stockholders’ Meeting.  The Company shall call and hold a meeting of its stockholders (the “Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger and the Merger Agreement, and the Company shall use its best efforts to hold the Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC.  The Company shall use its reasonable best efforts to obtain the requisite stockholder vote for approval of the Merger and of this Agreement, subject to the Board’s fiduciary duties described in Section 6.6.

Section 6.5            Access to Information; Confidentiality.

(a)           Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such Person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its representatives may reasonably request.  No investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

(b)           With respect to the information disclosed pursuant to Section 6.5(a), the parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement by and between the Company and Parent (the “Confidentiality Agreement”).

Section 6.6            Solicitation; Change in Recommendation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 5:01 p.m. (New York time) on December 15, 2010 (the “No-Shop Period Start Date”), the Company, the Company Subsidiaries and the Company Representatives shall have the right to:  (i) initiate, solicit and encourage Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and, in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or the Parent Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b)           Except as permitted by this Section 6.6, the Company shall and shall cause each of the Company Subsidiaries and the Company Representatives to, on the No-Shop Period Start Date, (i) immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal, and (ii) request any such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.  Except as permitted by this Section 6.6, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of the Company Subsidiaries and the Company Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly facilitate, cooperate with or encourage (including by way of furnishing non-public information or data) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal, (C) enter into any letter of intent, agreement, contract or agreement in principle with respect to an Acquisition Proposal or (D) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger.  No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each party (including any Excluded Party) that submitted an Acquisition Proposal prior to the No-Shop Period Start Date and shall promptly provide to Parent a written summary of the material terms of any such Acquisition Proposal (including the identity of the Person making the Acquisition Proposal).  The parties agree that, notwithstanding the commencement of the obligations of the Company under this Section 6.6(b) on the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.6(a)(ii) with respect to an Acquisition Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date, but only for so long as such Person remains an Excluded Party and, in any event, any such activities shall terminate no later than the time that the Company Stockholder Approval has been obtained.

(c)           Notwithstanding anything to the contrary contained in Section 6.6(a) or Section 6.6(b), if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, (i) the Company or any of the Company Representatives is in receipt of a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal is made or renewed on or after the No-Shop Period Start Date and has not been subsequently withdrawn, (ii) the Company has not breached this Section 6.6, (iii) the Board determines in good faith, (a) after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (b) after consultation with outside legal counsel, that failure to take the action set forth in clauses (x) or (y) below would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, then the Company and the Company Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons that has made such Acquisition Proposal; provided, that the Company shall promptly provide to Parent (and in any event within forty-eight (48) hours) any nonpublic information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or the Parent Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided, further, that the Company shall promptly provide to Parent (and in any event within forty-eight (48) hours) (i) a copy of any Acquisition Proposal made in writing provided to the Company or any Company Subsidiary, and the identity of the Person making the Acquisition Proposal and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing.  From and after the date hereof, the Company shall not grant any amendment, release or waiver under any standstill agreement without the prior written consent of Parent.

(d)           Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the No-Shop Period Start Date) on a current basis (and in any event within forty-eight (48) hours) and shall notify Parent of the status of such Acquisition Proposal.  The Company agrees that neither it nor any of the Company Subsidiaries will enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.6.

(e)           On the No-Shop Period Start Date, in addition to the information required to be provided pursuant to this Section 6.6, the Company shall identify for Parent which Persons submitting Acquisition Proposals have been determined by the Board to be an Excluded Party and a summary of the reasons for such determination.  Notwithstanding anything contained in this Section 6.6 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as such Acquisition Proposal made by such Person is withdrawn, terminated, expires or no longer constitutes or would reasonably be expected to result in a Superior Proposal.

(f)           Except as expressly permitted by this Section 6.6(f) or Section 6.6(g), the Board shall not (i)(A) fail to provide the Board Recommendation or fail to include the Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an Acquisition Proposal or (E) enter into any contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with any Person that submits an Acquisition Proposal (other than an Acceptable Confidentiality Agreement).  Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, if the Company is in receipt of a bona fide written Acquisition Proposal that the Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent (including pursuant to clause (iii) below) and after consultation with outside legal counsel, the Board determines in good faith, that the failure to take the action set forth in clauses (x) or (y) below would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Board may (x) make a Company Adverse Recommendation Change or (y) terminate this Agreement and enter into an agreement with respect to such Superior Proposal, provided, however, that Board may not withdraw, modify or amend the Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 6.6 and (B):

(i)           such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)           the Company has given Parent at least two (2) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal)) and has contemporaneously provided a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal;

(iii)           prior to effecting such Company Adverse Recommendation Change or terminating this Agreement to enter into a Superior Proposal, the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; and

(iv)           in the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice (which notice shall specify the change in the material terms and conditions of any such Superior Proposal) and contemporaneously provide a copy of each of the relevant proposed transaction agreements to be entered into by the Company with the party making such Superior Proposal, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 6.6 with respect to such new written notice.

For the avoidance of doubt, nothing in this Section 6.6(f) shall prevent or preclude Parent from proposing to revise the terms of this Agreement or taking any actions relating thereto.

(g)           Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Board Recommendation (“Change of Recommendation”) in response to an Intervening Event if the Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (x) the Board has given Parent at least two (2) Business Days’ prior written notice of its intention to take such action, (y) the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (z) following the end of such notice period, the Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with outside legal counsel, that failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law.

(h)           Nothing in this Section 6.6 shall prohibit the Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law; provided, that the Board shall not recommend that the Company stockholders tender their shares of Company Common Stock in connection with a tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) unless such tender or exchange offer constitutes a Superior Proposal and the applicable requirements of this Section 6.6 shall have been satisfied.

(i)           For purposes of this Section 6.6, to the extent permitted by applicable Law, the Board may act through the Special Committee.

Section 6.7            Appropriate Action; Consents; Filings.

(a)           The Company and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws and (B) any other applicable Law, and the Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, that nothing in this Section 6.7(a) shall require Parent to agree to (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.  The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b)           The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (iv) otherwise referenced in Section 7.1(c) or Section 7.2(c).  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.7(b), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(c)           From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the Knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock, Series E Preferred Stock or Series F Preferred Stock into the Common Stock Merger Consideration, Series E Merger Consideration or Series F Merger Consideration, respectively, pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or Merger Sub to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

Section 6.8            Certain Notices.  From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.9            Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with any securities exchange.

Section 6.10            Exchange Act Matters.  Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or options to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 6.11            Directors’ and Officers’ Indemnification and Insurance.

(a)           All rights to indemnification, advancement of expenses or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents or in any indemnification agreements to which the Company is a party, in effect as of the date hereof, shall continue in full force and effect for a period of six (6) years after the Effective Time in accordance with the terms thereof.  During such period, the Surviving Corporation shall not amend, repeal or otherwise modify such provisions for indemnification or advances of expenses in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)           At or prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate premium cost for such insurance tail is not more than 225% of the current aggregate premium cost for such insurance tail.  In the event that 225% of the current aggregate premium cost is insufficient for such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c)           The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.11 applies and any such indemnitees’ heirs or representatives, shall be third party beneficiaries of this Section 6.11 and shall be entitled to enforce the covenants contained herein).

Section 6.12            Adoption of this Agreement by Sole Stockholder of Merger Sub.  Parent shall, in its capacity as the sole stockholder of Merger Sub, adopt this Agreement within one (1) Business Day of the execution of this Agreement.

Section 6.13            Exercise of Parent Warrant.  Prior to the record date of the Stockholders’ Meeting, and provided that this Agreement has not otherwise been terminated, Parent covenants and agrees not to exercise the Parent Warrant for a number of shares of Company Common Stock in excess of forty percent (40%) of (a) that number of shares of Company Common Stock issued and outstanding as of the record date of the Stockholders’ Meeting, plus (b) that number of shares of Company Common Stock into which the Series E Preferred Stock is convertible as of the record date of the Stockholders’ Meeting, plus (c) that number of shares of Company Common Stock into which the Series F Preferred Stock is convertible as of the record date of the Stockholders’ Meeting; provided, however, that the parties hereto acknowledge and agree that Parent shall be entitled to exercise the Parent Warrant in whole or in part pursuant to the terms thereof in its sole and absolute discretion for any purpose other than approval of the Merger and this Agreement at the Stockholders’ Meeting.

ARTICLE VII
CLOSING CONDITIONS

Section 7.1            Conditions to Obligations of Each Party Under this Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)           Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

(b)           No Order.  No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c)           Consents and Approvals.  All consents, approvals and authorizations of any Governmental Entity set forth in Section 4.5(b) or Section 5.3(b) shall have been obtained, in each case, without (i) the imposition of conditions, (ii) the requirement of divestiture of assets or property or (iii) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent.

Section 7.2            Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(c)           Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(d)           Court Proceedings.  No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (iii) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(e)           Company Options Termination.  All Company Options granted under the Stock Option Plans shall terminate upon consummation of the Merger in accordance with the provisions of Section 3.5.

(f)           Company Warrants Termination.  The Company shall have obtained the consent of the requisite holders of the Company Warrants to amend the Company Warrants such that the Company Warrants shall terminate upon consummation of the Merger in accordance with the provisions of Section 3.6.

Section 7.3            Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of each of Parent and Merger Sub contained in this Agreement that are qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and all representations and warranties which are not so qualified shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only remain true and correct in all material respects as of such date).  The Company shall have received a certificate of a responsible officer of Parent and Merger Sub to that effect.

(b)           Agreements and Covenants.  Parent and Merger Sub shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate of a responsible officer of Parent and Merger Sub to that effect.

(c)           Insurance Tail Policy.  The Company shall have received confirmation from its insurance agent or carrier that the directors and officers “insurance tail” policy referred to in Section 6.11 has been obtained and paid for.

Section 7.4            Frustration of Closing Conditions.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)           By mutual written consent of Parent and Merger Sub, on the one hand, and the Company, on the other hand;

(b)           By any party if the Merger shall not have been consummated prior to June 30, 2011; provided, however, that such date may, from time to time, be extended by Parent or Merger Sub (by written notice thereof to the Company) in the event all conditions to effect the Merger other than those set forth in Section 7.1(b) and Section 7.1(c) (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided, further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(c)           By either the Company, on the one hand, or Parent or Merger Sub, on the other hand, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable);

(d)           By either Parent or Merger Sub, on the one hand, or the Company, on the other hand, if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby or thereby shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof;

(e)           By Parent or Merger Sub if (i) the Board shall have failed upon Parent’s or Merger Sub’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) a Company Adverse Recommendation Change shall have been announced, (iii) a Change of Recommendation shall have been announced, (iv) the Company shall have entered into an agreement related to a Superior Proposal or the Board shall have determined to recommend to the stockholders of the Company that they approve a Superior Proposal, (v) a tender offer or exchange offer is commenced (other than by Parent or Merger Sub or an Affiliate of Parent or Merger Sub) that, if successful, would result in any Person or group becoming a beneficial owner of 15% or more of the outstanding shares of the Company Common Stock and the Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer, (vi) any Person (other than Parent or Merger Sub or an Affiliate of Parent or Merger Sub) or group becomes the beneficial owner of 15% or more of the outstanding shares of Company Common Stock, (vii) for any reason the Company fails to call or hold the Stockholders’ Meeting by the Outside Date or (viii) the Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with another Person in violation of Section 6.6;

(f)           By the Company in connection with the entry into an agreement with respect to a Superior Proposal as provided in Section 6.6(f);

(g)           By Parent or Merger Sub, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or if (i)(A) there shall be breached any material covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement, (B) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within five (5) Business Days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied (a “Terminating Company Breach”); or

(h)           By the Company, if (i)(A) Parent or Merger Sub has breached any material covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, (B) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Material Adverse Effect shall have become untrue or (C) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (ii) such breach or misrepresentation is not cured within five (5) Business Days after written notice thereof and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied (a “Terminating Parent Breach”).

Section 8.2            Effect of Termination.

(a)           Effect of Termination.  In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that, Section 6.5(b), Section 8.2 and Article IX, and all other obligations of the parties specifically intended to be performed after the termination of this Agreement, shall survive any termination of this Agreement.  The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance pursuant to Section 9.2(a); furthermore, to the extent that the Company prevails in any claim for specific performance pursuant to Section 9.2(a) in connection with a termination of this Agreement by Parent pursuant to this Section 8.1, Parent shall reimburse the Company for any fees, costs and expenses reasonably incurred by the Company in enforcing its rights under Section 9.2(a), up to a maximum of $50,000 in the aggregate.

(b)           Termination Fee.  In the event that (i) this Agreement is terminated pursuant to Section 8.1(e), Section 8.1(f) or Section 8.1(g), as a condition to such termination, the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Termination Fee, or (ii)(A) this Agreement is terminated pursuant to Section 8.1(d), (B) an Acquisition Proposal shall have been publicly announced and not expressly and publicly withdrawn prior to the Stockholders’ Meeting and (C) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is consummated (in each case whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (B)), then the Company shall pay the Termination Fee to Parent, no later than one (1) Business Day after the consummation of such Acquisition Proposal.

(c)           All Payments.  All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 8.3            Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4            Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.5            Fees and Expenses.  Each party shall be responsible for its own fees, costs and expenses associated with negotiating, documenting and closing the Merger; provided, however, that upon the earlier of (a) termination of this Agreement for any reason other than a Terminating Parent Breach and (b) consummation of the Merger, the Company shall reimburse Parent for up to $100,000 of Parent’s fees, costs and expenses associated with such negotiation, documentation and closing (the “Expense Reimbursement”).  Notwithstanding the foregoing, in no event shall Parent receive an aggregate amount that exceeds the greater of the Termination Fee and the Expense Reimbursement as a result of this provision and the applicable termination provisions.  To the extent that, pursuant to the terms of the Merger Agreement, Parent is entitled to both the Termination Fee and the Expense Reimbursement, the Company shall pay to Parent the greater thereof (if such Termination Fee and Expense Reimbursement become payable at the same time) and, if Parent becomes entitled to receive the Termination Fee following the time that the Expense Reimbursement is paid, then Parent shall only be entitled to receive such portion of the Termination Fee, if any, that exceeds the amount of the Expense Reimbursement already received by Parent.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2            Remedies.

(a)           The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof, and that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent material breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)           Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party under this Agreement shall be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by Law or equity upon such party, and the exercise by a party of any one remedy, including, without limitation, any remedy set forth in Section 9.2(a), shall not preclude the exercise of any other remedy.

Section 9.3            Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Vintage Capital Group, LLC
11611 San Vicente Boulevard, 10th Floor
Los Angeles, CA  90049
Attention:	Fred Sands
Telephone:	(310) 979-9090
Facsimile:	(310) 207-0035
E-Mail:	fsands@vintagecapitalgroup.com

with a copy (which shall not constitute notice) to:

Klee, Tuchin, Bogdanoff & Stern LLP
1999 Avenue of the Stars, 39th Floor
Los Angeles, CA  90067
Attention:	Ronn S. Davids
Telephone:	(310) 407-4095
Facsimile:	(310) 407-9090
E-Mail:	RDavids@ktbslaw.com

If to the Company, addressed to it at:

Caprius, Inc.
10 Forest Avenue, Suite 220
Paramus, NJ  07652
Attention:	Dwight Morgan
Telephone:	(201) 342-0900
Facsimile:	(866) 405-4918
E-Mail:	dmorgan@mcmetech.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY  10018
Attention:	Stephen M. Davis
Telephone:	(212) 813-8804
Facsimile:	(212) 355-3333
E-Mail:	sdavis@goodwinprocter.com

and

Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY  10005
Attention:	Bruce Rich
Telephone:	(212) 238-8895
Facsimile:	(212) 732-3232
E-Mail:	rich@clm.com

Section 9.4            Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.5            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.6            Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 9.7            Assignment.  This Agreement shall not be assigned by operation of Law or otherwise.

Section 9.8            Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than as specifically set forth in Section 6.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9            Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 9.10            Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 9.11            Materiality.  The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.12            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Any signatures delivered by a party by facsimile transmission or electronic mail shall be deemed an original signature hereto.

Section 9.13            No Liability.  The parties hereto acknowledge and agree that no Company Representative, Parent Representative or officer, director, employee, accountant, consultant, legal counsel, advisor, agent or other representative of Merger Sub who is such party’s respective authorized signatory of this Agreement shall be held personally liable for the breach of any representation, warranty or covenant set forth in this Agreement solely by virtue of such individual’s execution of this Agreement as authorized signatory.

[Signatures on following page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

VINTAGE CAPITAL GROUP, LLC

By:	/s/ Fred C. Sands
	Name:	Fred C. Sands
	Title:	Chairman

CAPAC CO.

By:	/s/ Mark A. Sampson
	Name:	Mark A. Sampson
	Title:	President

CAPRIUS, INC.

By:	/s/ Dwight Morgan
	Name:	Dwight Morgan
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

November 10, 2010

Board of Directors
Caprius, Inc.
10 Forest Avenue, Suite 220
Paramus, NJ 07652

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Caprius, Inc. ("Caprius" or "Parent"), of the Common Stock Merger Consideration to be received as a consequence of an Agreement and Plan of Merger (draft) dated as of November __, 2010 (this "Agreement"), made by and among Vintage Capital Group, LLC, a Delaware limited liability company ("Parent"), Capac Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Caprius, Inc., a Delaware corporation ("Caprius" or the "Company"). This opinion is rendered to the Board of Directors in compliance with Rule 13e-3 of the Securities and Exchange Act of 1934. Our files contain the written documentation necessary to justify this opinion as set forth in Item 9 of Schedule 13e-3.

Pursuant to §2.1 of the Agreement, Merger Sub and the Company will consummate the Merger pursuant to which Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation").

Pursuant to §3.1 of the Agreement, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, will be converted, subject to Section 3.2(d) of the Agreement, into the right to receive $.065 per share, in cash, payable to the holder thereof, without interest (the "Common Stock Merger Consideration").

The opinions expressed in this letter are subject to the assumptions and limiting conditions which are attached to this opinion as Exhibit I. In connection with this opinion, we reviewed various information and documentation including the Company’s public filings with the US Securities and Exchange Commission, projections prepared by the Company’s management, and other items.

In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of Caprius. We did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Caprius, nor were we furnished any such evaluations or appraisals. Our opinion is based upon the economic and financial conditions existing on the date of this opinion.

807 Haddon Avenue, Haddonfield, NJ 08033 856/795-6026 Fax 856/795-4911
Website: www.hempsteadco.com

It is understood that this opinion is provided for the information of the Board of Directors and stockholders of Caprius and may not be used for any other purpose without our prior written consent, provided however, that Caprius is entitled to publish, quote and summarize all or part of our opinion and related documents in any document that is filed with or submitted to the Securities and Exchange Commission or delivered to Caprius’s stockholders pursuant to applicable securities laws, rules and regulations.

Based upon the relevant facts and our interpretation of them, it is our opinion that the Common Stock Merger Consideration to be received by the common stockholders of Caprius, Inc. on an as-converted basis, as a consequence of the Merger is fair to the common stockholders of Caprius, Inc., from a financial point of view. Our opinion is based upon the assumption that the Series E and Series F Preferred Stock of the Company are converted to common stock, resulting in total common share equivalents of 14,056,865.

Sincerely,

/s/ Hempstead & Co. Inc.
Hempstead & Co. Inc.

EXHIBIT I

ASSUMPTIONS AND LIMITING CONDITIONS

1.	Hempstead & Co. Inc. has, not excluding the current engagement, provided financial advisory services to any of the parties to the transaction that is the subject of this opinion.

2.	The compensation of Hempstead & Co. Inc. is contingent upon the successful completion of this transaction.

3.	This fairness opinion was approved by a fairness committee which included members of the professional staff of Hempstead & Co. Inc.

4.
This fairness opinion does not express an opinion regarding the fairness of the amount or nature of the compensation paid to the officers, directors, or employees of Caprius relative to the compensation to public shareholders of Caprius.

5.	Information, estimates and opinions contained in this appraisal are obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser.

6.
We have relied upon the accuracy and completeness of information supplied by the client company without further verification thereof. We have assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise.

7.
Possession of this letter, or a copy thereof, does not carry with it the right of publication of all or part of it, provided however, that Caprius is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Caprius’s shareholders pursuant to applicable securities laws, rules and regulations.

8.
Representatives of Hempstead & Co Inc. are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company being appraised, unless previous arrangements have been made.

9.
This opinion is valid only for the date specified herein and only for the purpose specified herein. The opinion presented in this letter may not be used out of the context presented herein. It is also stipulated that this letter is not to be used for any purpose other than that stated.

10.
Neither the professionals who worked on this engagement nor the Managing Directors of Hempstead & Co. Inc. have any present or contemplated future interest in Caprius, any personal interest with respect to the parties involved, or any other interest that might prevent us from providing an unbiased opinion. The compensation of Hempstead & Co. Inc. is not contingent on an action or event resulting from the analyses, opinions or conclusions in, or the use of, this letter.

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.  Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Caprius, Inc.

Special Meeting of Stockholders - April 21, 2011

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned, being a stockholder as of March 11, 2011, hereby appoints Dwight Morgan and Raymond Jackshies as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock of Caprius, Inc. (the “Company”), which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Meeting”) to be held at Carter Ledyard & Milburn LLP, 2 Wall Street, New York, NY, on April 21, 2011 at 9:00 A.M., local time, and any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, upon the matters noted below:

1.
Adoption of the Agreement and Plan of Merger, dated as of November 10, 2010 (the “Merger Agreement”), by and among the Company, Vintage Capital Group, LLC (“Vintage”) and Capac Co., pursuant to which, among other things, Capac Co. will be merged with and into the Company, with the Company to be the surviving corporation as a wholly-owned subsidiary of Vintage, and the unaffiliated stockholders of the Company will receive cash for their shares.

☐ FOR                                 ☐ AGAINST                                            ☐ ABSTAIN

2.	Adjournment of the Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.

☐ FOR                                 ☐ AGAINST                                            ☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR the adoption of the Merger Agreement and FOR the adjournment of the Meeting, if necessary or appropriate.

(continued and to be signed and dated on the reverse side)

Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized officer.  If a partnership or limited liability company, please sign and indicate signer’s title.

Signature

Signature if held jointly

Dated: